SCHEDULE 14A
INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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Lennar Corporation
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LENNAR

2025 Notice of Annual Meeting & Proxy Statement

Wednesday, April 9, 2025

ANNUAL MEETING OF STOCKHOLDERS
YOUR VOTE IS IMPORTANT Even if you plan to attend the Annual Meeting, we encourage you to vote your shares in advance to ensure they are counted.	When: Wednesday, April 9, 2025 11:00 AM Eastern Time	Where: Virtual Meeting Site: www.virtualshareholdermeeting.com/LEN2025
HOW YOU CAN VOTE

Dear Stockholder:

You are invited to attend the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Lennar Corporation (the “Company”). The Annual Meeting will be held in a virtual format only. There will not be a physical meeting location. To attend, vote, and submit questions during the Annual Meeting, visit www.virtualshareholdermeeting.com/LEN2025 and enter the control number included in your Notice Regarding the Availability of Proxy Materials, voting instruction form, or proxy card. Online access to the webcast will open approximately 15 minutes prior to the start of the Annual Meeting.

At the Annual Meeting, you will be asked to consider the following proposals:

Proposal 1:

Elect 10 directors to serve until the 2026 Annual Meeting of Stockholders.

Proposal 2:

Approve, on an advisory basis, the compensation of our named executive officers.

Proposal 3:

Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending November 30, 2025.

Proposal 4:

Vote on a stockholder proposal on an Independent Board Chairman.

Proposal 5:

Vote on a stockholder proposal requesting disclosure on how the Company intends to reduce greenhouse gas emissions.

Proposal 6:

Vote on a stockholder proposal requesting a report disclosing the Company’s LGBTQIA+ equity and inclusion efforts in its human capital management strategy.

We will also transact any other business that may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Only stockholders of record as of the close of business on February 12, 2025, may vote at the Annual Meeting.

It is important that your shares be represented at the Annual Meeting, regardless of the number you hold. Even if you plan to attend the virtual Annual Meeting, please vote in advance. You can still vote your shares during the Annual Meeting if you participate electronically.

Sincerely,

Mark Sustana

Vice President, General Counsel and Secretary

February 28, 2025

Online Before the Meeting* www.proxyvote.com
Phone 1-800-690-6903
Mail Complete, sign and date your proxy/voting instruction card and mail it in the postage-paid return envelope.
Online at the Meeting* Attend the Annual Meeting virtually and follow the instructions on the website.

*  Detailed instructions for Internet voting are set forth on the Notice Regarding the Availability of Proxy Materials, which also contains instructions on how to access our proxy statement and annual report online.

We mailed a Notice Regarding the Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report on or about February 28, 2025.

Lennar’s proxy statement and annual report are available online at www.proxyvote.com.

This summary does not contain all the information stockholders should consider, and we encourage stockholders to read the entire proxy statement carefully.

Annual Meeting of Stockholders

When:

Wednesday, April 9, 2025

11:00 AM Eastern Time

Where:

Virtual Meeting Site:

www.virtualshareholdermeeting.com/LEN2025

The Annual Meeting will be held in a virtual format only. There will not be a physical meeting location. To attend, vote, and submit questions during the Annual Meeting visit www.virtualshareholdermeeting.com/LEN2025 and enter the control number included in your Notice Regarding the Availability of Proxy Materials, voting instruction form, or proxy card. Online access to the webcast will open approximately 15 minutes prior to the start of the Annual Meeting.

Voting Matters

		For more information	Board’s recommendation

Proposal 1	To elect 10 directors to serve until the 2026 Annual Meeting of Stockholders.	Page 8	FOR all nominees

Proposal 2	To approve, on an advisory basis, the compensation of our named executive officers, which we refer to as “say-on-pay.”	Page 29	FOR

Proposal 3	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending November 30, 2025.	Page 61	FOR

Proposal 4	To vote on a stockholder proposal on an Independent Board Chairman.	Page 64	AGAINST

Proposal 5	To vote on a stockholder proposal requesting disclosure on how the Company intends to reduce greenhouse gas emissions.	Page 68	AGAINST

Proposal 6	To vote on a stockholder proposal requesting a report disclosing the Company’s LGBTQIA+ equity and inclusion efforts in its human capital management strategy.	Page 72	AGAINST

We will also transact any other business that may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

LENNAR CORPORATION 2025 PROXY STATEMENT | 1

Proxy Summary

Directors

The following table introduces our Board of Directors (“Board” or “Board of Directors”).

				Current Committee Memberships

Director Nominee	Independent	Director Since	Audit	Compensation	Nominating & Corporate Governance	Executive	Independent Directors Transactions

Amy Banse		2021

Theron (Tig) Gilliam		2010

Sherrill W. Hudson		2008

Jonathan M. Jaffe		2018 (1)

Sidney Lapidus(2)		1997

Teri P. McClure		2013

Stuart Miller(3)		1990

Armando Olivera(4)		2015

Dacona Smith		2023

Jeffrey Sonnenfeld		2005

Serena Wolfe		2023

Meetings in fiscal 2024			11	4	4	0	0

 Chair

*	Audit committee financial expert

(1)	Mr. Jaffe also was a director from 1997-2004.

(2)

On January 13, 2025, Mr. Lapidus notified the Board of his decision not to stand for re-election to the Board. Mr. Lapidus’ current term on the Board will expire at the conclusion of the Annual Meeting. In connection with Mr. Lapidus’ decision, our Board has determined to reduce the size of the Board from eleven members to ten members, effective as of the expiration of Mr. Lapidus’ term.

(3)	Executive Chair since 2018.

(4)	Mr. Olivera replaced Mr. Lapidus as Lead Director, effective as of the conclusion of our 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”) on April 10, 2024.

2 | LENNAR CORPORATION 2025 PROXY STATEMENT

Proxy Summary

Experience and Expertise The following chart reflects the experience and expertise of our 10 director nominees. Amy Banse Tig Gilliam Sherrill W. Hudson Jonathan M. Jaffe Teri P. McClure Stuart Miller Armando Olivera Dacona Smith Jeffrey Sonnenfeld Serena Wolfe Leadership and Business Management Other Board Membership Real Estate or Housing Financial, Accounting and/or Investment Corporate Governance and Compliance Supply Chain Management Human Capital Strategic Risk Management Environmental Technological Innovation Cybersecurity

LENNAR CORPORATION 2025 PROXY STATEMENT | 3

Proxy Summary

Corporate Governance Practices

Independence

•	All non-management directors are independent

•	Independent directors meet regularly in executive session

•	All members of the Audit, Compensation, and Nominating and Corporate Governance Committees are independent

Accountability

•	Annual election of all directors and majority voting in uncontested elections

•	Annual stockholder advisory vote to approve named executive officer (“NEO”) compensation

•	Compensation clawback policy

•	Annual Board and committee evaluations

Board Practices

•	Corporate Governance Guidelines that are publicly available and reviewed annually

•	Balanced and diverse Board composition

•	Regular review of cybersecurity, safety and other significant risks

Ethical Practices

•	Code of Business Ethics and Conduct that is applicable to all our directors, officers, and associates

•	Ethics hotline available to all associates as well as third parties

•	Audit Committee responsible for reviewing complaints regarding financial, accounting, auditing, code of conduct, or related matters

Alignment with Stockholder Interests

•	Pay-for-performance executive compensation program

•	Robust stock ownership guidelines for directors and executive officers

•	Prohibition against director and executive officer hedging of Lennar stock

•	Prohibition against director and executive officer pledging of Lennar stock used to satisfy stock ownership guidelines

Stockholder Engagement

We regularly engage with our stockholders about our business and operations. During fiscal 2024, we spoke with stockholders representing approximately 75% of our non-affiliated outstanding shares about issues of importance to them, including our executive compensation practices and our corporate governance policies.

Performance Highlights

During fiscal 2024, Lennar achieved strong financial and operational performance, including:

REVENUE	NET INCOME	HOME DELIVERIES	NEW HOME ORDERS

$35.4B	$3.9B	80,210	76,951

4 | LENNAR CORPORATION 2025 PROXY STATEMENT

Proxy Summary

Sustainability and Human Capital Management Highlights

Sustainability. During fiscal 2024, Lennar realized some key achievements against our larger Environmental, Social and Governance (“ESG”) strategy. Some of these achievements include:

•

Launched the Adoption Assistance Plan (“AAP”), an adoption assistance plan to support full-time associates who choose to grow their family through adoption. This plan allows the Company to reimburse up to $30,000 in eligible expenses per child, with no limit on the number of children, to help make adoption a more accessible option for our associates and their families;

•

Contributed $1,000 per home delivered in fiscal 2024, for a total of $80.2 million, to the Lennar Foundation, a foundation created in 1989 that is focused on helping people through medical research, education, jobs training, and support for vulnerable groups; and

•	Recognized again as a Great Place to Work® by the U.S. National Employee Engagement Study.

For a more detailed discussion regarding ESG highlights, see “Corporate Governance—Sustainability at Lennar—Building a Sustainable Lennar” in this proxy statement.

Human Capital Management. At Lennar, our people are at the heart of what we do. Every day, they collaborate with innovation and passion to move our strategy forward, directly contributing to our goal to become the nation’s best homebuilder. Our people are a reflection of our core pillars: integrity, quality and value—the “why” behind what we do and our commitment to our homebuyers.

Our success starts and ends with having the best talent, and, as a result, we are not only focused on attracting strong, skilled and diverse associates, but also equally committed to developing, training and retaining them once they have joined us.

We are committed to worker safety and regulatory compliance and, among other things, require that office associates with oversight of construction and associates who work in the field take additional safety courses.

For a more detailed discussion regarding human capital management highlights, see ”Corporate Governance—Sustainability at Lennar—Building a Sustainable Lennar—Our Key ESG Priorities—Human Capital Management” in this proxy statement.

Compensation Practices

We employ a number of practices that reflect our pay-for-performance compensation philosophy and related approach to executive compensation.

What we do	What we don’t do

•  Directly link pay of senior management to performance and stockholder returns

•  Maintain a compensation clawback policy

•  Maintain robust stock ownership guidelines for executive officers and our directors

•  Require a “double-trigger” for change in control severance benefits

•  Retain an independent compensation consultant

•  No hedging by executive officers

•  No excise tax “gross-up” payments, except with respect to required filings under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 in connection with our equity grants and related expenses

•  No supplemental company-paid retirement benefits not available to all employees

•  No employment contracts with our NEOs

•  No excessive severance or change in control benefits

LENNAR CORPORATION 2025 PROXY STATEMENT | 5

Proxy Summary

Compensation Highlights

In a continued effort to be responsive to the feedback we received from extensive outreach to our stockholders in fiscal 2023, the Compensation Committee in fiscal 2024 consulted with an independent compensation advisor to obtain additional input on how we could continue to improve on the progress we made in fiscal 2023 in aligning our executive compensation programs with stockholder interests. The Compensation Committee reports that approximately 79% of the votes cast at our 2024 Annual Meeting were voted in favor of our executive compensation. This strong rate of stockholder approval of our executive compensation nonetheless represents a slight decrease in support relative to fiscal 2023. Therefore, the Compensation Committee continues to put forth consistent efforts to engage and align with, and be responsive to, our stockholders to bolster future stockholder voting results. Highlights of our compensation program, which incorporates changes made in response to stockholder feedback from fiscal 2024 and prior years, include:

•

With respect to annual cash incentive compensation, a Pretax Income (as defined in the “Compensation Discussion and Analysis—2024 Compensation Decisions—Annual Cash Incentive Compensation” section of this proxy statement) profit-sharing percentage of 0.20% for Mr. Miller and 0.15% for Mr. Jaffe, which incentivizes growth in Pretax Income to strengthen the link between short-term incentive payouts and the Company’s performance.

•	An equity pay mix of 70% performance-based and 30% time-based awards for each of Messrs. Miller and Jaffe to ensure alignment with long-term value creation for our stockholders.

•

Performance share awards target payouts for Messrs. Miller and Jaffe in the 65th percentile to require greater outperformance to earn target payouts relative to our peers, which further strengthens the alignment between executive compensation and the Company’s performance.

•

Performance share award threshold payouts for Messrs. Miller and Jaffe at 30% of target, which maintains a reduced level of compensation for underperformance and strengthens the alignment between executive compensation and Company’s performance.

Our executive compensation policies and practices reinforce our pay-for-performance philosophy. As shown below, the vast majority of fiscal 2024 compensation for our executives was performance-based or equity-based. A greater discussion on our commitment to pay for performance is included separately in “Compensation Discussion and Analysis—Our Compensation Practices—We Tie Executive Compensation to Performance” in this proxy statement.

6 | LENNAR CORPORATION 2025 PROXY STATEMENT

Proxy Summary

(1)

Includes Mr. McCall who transitioned to a non-executive role effective as of June 20, 2024. Information for Mr. McCall is based solely on his compensation earned for fiscal year 2024. For more information on Mr. McCall’s transition, see “Compensation Discussion and Analysis—Executive Transitions—Transition of Jeff McCall” in this proxy statement.

Consistent with our compensation objectives, our named executive officers received the following total direct compensation (base salary, annual cash incentive awards, and equity awards) for fiscal 2024:

2024 NEO COMPENSATION SUMMARY

Name	Salary ($)	Stock Awards ($)	Annual Cash Incentive Awards ($)	Total ($)

Stuart Miller	1,000,000	26,699,567	1,828,992	29,528,559
Executive Chairman and Co-Chief Executive Officer

Jonathan M. Jaffe	800,000	23,374,974	872,946	25,047,920
Co-Chief Executive Officer and President

Diane Bessette	750,000	3,267,906	3,000,000	7,017,906
Vice President and Chief Financial Officer

Mark Sustana	500,000	1,550,259	1,400,000	3,450,259
Vice President, General Counsel and Secretary

David Collins	325,000	950,471	950,000	2,225,471
Vice President and Controller

Jeff McCall	750,000	1,760,389	0	2,510,389
Former Executive Vice President

LENNAR CORPORATION 2025 PROXY STATEMENT | 7

Directors are elected at each annual meeting of stockholders for a term expiring at the next annual meeting. Upon the recommendation of the Nominating and Corporate Governance Committee (the “NCG Committee”), our Board has nominated Amy Banse, Theron I. (“Tig”) Gilliam, Sherrill W. Hudson, Jonathan M. Jaffe, Teri P. McClure, Stuart Miller, Armando Olivera, Dacona Smith, Jeffrey Sonnenfeld and Serena Wolfe for re-election, each for a term that will expire at the next annual meeting of stockholders. Each nominee has consented to serve if elected. On January 13, 2025, Mr. Lapidus notified the Board of his decision not to stand for re-election to the Board. Mr. Lapidus’ current term on the Board will expire at the conclusion of the Annual Meeting. In connection with Mr. Lapidus’ decision, our Board has determined to reduce the size of the Board from eleven members to ten members, effective as of the expiration of Mr. Lapidus’ term. There are no arrangements between any director nominee and any other person pursuant to which such director nominee was selected as a director nominee.

Our Board is responsible for overseeing the management of our business. We believe that each of our director nominees possesses the necessary experience, skills, and qualities to fully perform the duties of a director and to contribute to Lennar’s success. In addition, we believe each of our director nominees possesses outstanding personal integrity and interpersonal and communication skills, is highly accomplished professionally, has an understanding of the interests and issues that are important to our stockholders, and is able to dedicate sufficient time to fulfilling the obligations of a director. Each director nominee’s principal occupation and other pertinent information about each director nominee’s experience, qualifications, attributes and skills that led the Board to conclude that these individuals should serve as directors follows below.

We keep our non-management directors informed of our business at meetings and through reports and analyses presented to the Board or to committees of the Board. Regular communications between the directors and management also occur apart from meetings of the Board of Directors and committees of the Board. Among other things, from time to time, the Board schedules calls with senior management to discuss the Company’s business strategies.

8 | LENNAR CORPORATION 2025 PROXY STATEMENT

Proposal 1: Election of Directors Nominees for Election

Nominees for Election

Amy Banse Age: 65 Director Since: 2021 Independent	Committees • Compensation • Nominating and Corporate Governance Other Boards • Adobe, Inc. • On Holding AG • previously, The Clorox Company

Professional Experience

Ms. Banse is a Venture Partner with Mosaic, an early-stage venture capital fund. Ms. Banse previously served as Executive Vice President, Comcast Corporation, a global media and technology company, and as Managing Director and Head of Funds at Comcast Ventures LLC from August 2011 to September 2020. Under her leadership, Comcast Ventures grew the size and diversity of its portfolio, making it one of the country’s most active corporate venture arms, investing in early and later-stage companies across a wide spectrum of industries, including commerce, digital media, cybersecurity, SaaS, enterprise, and autonomous vehicles. From 2005 to 2011, Ms. Banse was Senior Vice President, Comcast Corporation and President, Comcast Interactive Media, a division of Comcast responsible for developing online strategy and operating the company’s digital properties. In this role, she drove the acquisition of a number of digital properties, including Fandango, and, together with her team, oversaw the development of Xfinity TV. During her tenure at Comcast beginning in 1991, Ms. Banse held various positions at the company, including content development, programming investments and overseeing the development and acquisition of Comcast’s cable network portfolio. Earlier in her career, Ms. Banse was an associate at Drinker, Biddle & Reath LLP.

Qualifications

The Board nominated Ms. Banse to serve as a director because of her experience with digital media and technology, her strategic and financial expertise, and her executive leadership experience.

Tig Gilliam Age: 60 Director Since: 2010 Independent	Committees • Audit (financial expert) • Compensation • Independent Directors Transactions Other Boards • GMS, Inc.

Professional Experience

Mr. Gilliam has served as Chief Executive Officer of NES Fircroft (formerly known as NES Global Talent), a global talent solutions company, since November 2014. Mr. Gilliam was previously a Managing Director and Operating Partner of AEA Investors LP, a private equity firm, from November 2013 to November 2014, and the Regional Head of North America and member of the Executive Committee at Addeco Group SA, a human resources, temporary staffing, and recruiting firm, from March 2007 until July 2012. From 2002 until he joined Addeco, Mr. Gilliam was with International Business Machines (“IBM”), serving, among other things, as the Global Supply Chain Management Leader for IBM Global Business Services. Mr. Gilliam was a partner with PricewaterhouseCoopers Consulting until it was acquired by IBM in October 2002.

Qualifications

The Board nominated Mr. Gilliam to serve as a director because of his expertise in matters related to supply chain management and human resources.

LENNAR CORPORATION 2025 PROXY STATEMENT | 9

Proposal 1: Election of Directors Nominees for Election

Sherrill W. Hudson Age: 82 Director Since: 2008 Independent	Committees • Audit (chair, financial expert) • Compensation Other Boards • American Coastal Insurance Corporation

Professional Experience

Mr. Hudson served on the Board of TECO Energy, Inc., an energy-related holding company, from January 2003 until July 2016. Previously, Mr. Hudson was Executive Chairman of TECO Energy from August 2010 to December 2012, and Chairman and Chief Executive Officer of TECO Energy from 2004 until August 2010. Prior to joining TECO Energy in July 2004, Mr. Hudson spent 37 years with Deloitte & Touche LLP until he retired in 2002. Mr. Hudson is a member of the Florida Institute of Certified Public Accountants.

Qualifications

The Board nominated Mr. Hudson to serve as a director because of his extensive knowledge of accounting and his management experience.

Jonathan M. Jaffe Age: 65 Director Since: 2018 (also a director from 1997 to 2004) Co-Chief Executive Officer Since: November 2020 President Since: September 2023 (also President from 2018 to 2020)	Committees • None Other Boards • previously, Five Point Holdings, LLC • previously, Opendoor Technologies Inc.

Professional Experience

Mr. Jaffe has served as our Co-Chief Executive Officer and President since September 2023. Prior to that, Mr. Jaffe served as our Co-Chief Executive Officer and Co-President from November 2020 to September 2023. Mr. Jaffe previously served as our President from April 2018 to November 2020. Mr. Jaffe served as our Chief Operating Officer from December 2004 to January 2019, and he continues to have responsibility for the Company’s operations nationally. Previously, Mr. Jaffe served as Vice President of Lennar from 1994 to April 2018, and prior to that, he served as a Regional President in our Homebuilding operations.

Qualifications

The Board nominated Mr. Jaffe to serve as a director because he has extensive knowledge of the homebuilding industry and our Company’s operations and strategic plans.

10 | LENNAR CORPORATION 2025 PROXY STATEMENT

Proposal 1: Election of Directors Nominees for Election

Teri P. McClure Age: 61 Director Since: 2013 Independent	Committees • Compensation (chair) • Nominating and Corporate Governance Other Boards • Fluor Corporation • GMS Inc. • JetBlue Airways Corporation

Professional Experience

From 1995 until her retirement in 2019, Ms. McClure worked at United Parcel Service (“UPS”), serving most recently as Chief Human Resources Officer and Senior Vice President, Labor. Ms. McClure has served in various positions at UPS, including Chief Legal, Communications and Compliance Officer, and, prior to that, Senior Vice President of Legal, Compliance and Public Affairs, General Counsel and Corporate Secretary. Before joining UPS, Ms. McClure practiced with the Troutman Sanders law firm in Atlanta.

Qualifications

The Board nominated Ms. McClure to serve as a director because of her long tenure as a senior executive of a Fortune 100 company, strong operational capabilities and broad business experience.

Stuart Miller Age: 67 Director Since: 1990 Executive Chairman Since: 2018 Co-Chief Executive Officer	Committees • Executive Other Boards • Five Point Holdings, LLC • previously, Doma Holdings, Inc.

Professional Experience

Mr. Miller has served as our Executive Chairman since April 2018 and as our Executive Chairman and Co-Chief Executive Officer since September 2023. Previously, Mr. Miller served as our Chief Executive Officer from 1997 to April 2018 and as our President from 1997 to April 2011. Before 1997, Mr. Miller held various executive positions with us.

Qualifications

The Board nominated Mr. Miller to serve as a director because he has extensive knowledge of the homebuilding industry, he has been in executive leadership positions at the Company for decades and he is able to define the Company’s strategy and future priorities.

LENNAR CORPORATION 2025 PROXY STATEMENT | 11

Proposal 1: Election of Directors Nominees for Election

Armando Olivera Age: 75 Director Since: 2015 Independent	Committees • Audit (financial expert) • Nominating and Corporate Governance • Executive Other Boards • Consolidated Edison, Inc. • Fluor Corporation

Professional Experience

Mr. Olivera is the retired President and Chief Executive Officer of Florida Power & Light Company (“FPL”), one of the largest investor- owned electric utilities in the United States. Mr. Olivera also served as Chairman of the Boards of two non-profits: Florida Reliability Coordinating Council, which focuses on the reliability and adequacy of bulk electricity in Florida, and Southeastern Electric Exchange, which focuses on coordinating storm restoration services and enhancing operational and technical resources. After his retirement from FPL in May 2012, Mr. Olivera served as senior advisor at Britton Hill Partners, a private equity firm. From 2017 until 2021, Mr. Olivera was a venture partner in the sustainability practice of Ridge-Lane LP, a venture development firm. Mr. Olivera is a Director of Consolidated Edison, Inc. where he serves as the Chair of the Safety Environmental Operations and Sustainability Committee and a member of the Audit, Finance and Executive Committees. Mr. Olivera also serves as a Director of Fluor Corporation where he is the Chair of the Commercial Strategies and Operational Risk Committee and a member of the Executive and Governance Committees, and where he previously served on the Audit Committee. Mr. Olivera served as a Director of AGL Resources Inc. from December 2011 until July 2016. Mr. Olivera was a Trustee and Vice Chair of Miami Dade College until 2018. Mr. Olivera is Trustee Emeritus of Cornell University, Co-Chair of Cornell Engineering College Fund Raising Campaign, and member of the Cornell University Fund Raising Campaign, as well as a member of the Advisory Council at the Cornell Atkinson Center for Sustainability.

Qualifications

The Board nominated Mr. Olivera to serve as a director because of his leadership, engineering, and operations experience. Mr. Olivera’s experience from his leadership positions at FPL, and his service on other boards, supports the Board in its oversight of the Company’s management, financial, operations, and strategic planning activities.

Dacona Smith Age: 52 Director Since: 2023 Independent	Committees • Compensation

Professional Experience

Mr. Smith retired from Walmart Inc. (“Walmart”) in 2023 after a career there spanning over 30 years. Mr. Smith began as an hourly associate at a Walmart store and eventually held several executive positions, including roles in store management, regional management, and corporate operations. Most recently, he served as Executive Vice President and Chief Operations Officer, Walmart U.S. Stores.

Qualifications

The Board nominated Mr. Smith to serve as a director because of his expertise in matters relating to the retail industry, as well as his strong operational capabilities and executive leadership experience.

12 | LENNAR CORPORATION 2025 PROXY STATEMENT

Proposal 1: Election of Directors Nominees for Election

Jeffrey Sonnenfeld Age: 70 Director Since: 2005 Independent	Committees • Audit • Nominating and Corporate Governance (chair) Other Boards • IEX Group Investors Exchange • Atlas Merchant Capital

Professional Experience

Mr. Sonnenfeld has served as the Senior Associate Dean for Executive Programs and the Lester Crown Professor-in-the-Practice of Management at the Yale School of Management since 2001. In 1989, Mr. Sonnenfeld founded the Chief Executive Leadership Institute of Yale University, the world’s first “CEO College,” and he has served as its President since that time. Previously, Mr. Sonnenfeld spent ten years as a professor at the Harvard Business School. Recently, Mr. Sonnenfeld was named by Business Week as one of the world’s “ten most influential business school professors.” He has chaired several blue-ribbon commissions for the National Association of Corporate Directors, and the NACD’s Directorship magazine recently named him one of the “100 most influential figures in governance.” Mr. Sonnenfeld was recognized by Poets & Quants Magazine as the 2022 Professor of the Year in recognition of his high-profile efforts to catalyze the historic exits from Russia of over 1,000+ global businesses after the invasion of Ukraine and was named to Worth Magazine’s “Worthy 100 Leaders,” an annual global listing of the most influential leaders across society. Mr. Sonnenfeld was also presented the 2023 Greatest Impact on Corporate Boards award by Corporate Board Member magazine and is the recipient of the Academy of Management’s 2023 Award for Distinguished Scholar-Practitioner. Corporate Board Member magazine has also awarded Mr. Sonnenfeld its “Most Influential Voice” award. He was awarded the Ellis Island Medal in 2018 by the US Ellis Island Foundation and awarded many scholarly honors for the impact of his many research articles on leadership and governance matters. In addition to his post as a regular commentator for CNBC, he is a columnist for Fortune, a regular commentator on PBS’s “Nightly Business Report,” and a frequently cited management expert in the global media. Mr. Sonnenfeld’s columns also regularly appear in The Wall Street Journal, Forbes, The Washington Post, Politico, and the New York Times.

Qualifications

The Board nominated Mr. Sonnenfeld to serve as a director because of his business acumen and experience, as well as his exceptional work in the areas of corporate governance and leadership development as President of the Chief Executive Leadership Institute of Yale University.

LENNAR CORPORATION 2025 PROXY STATEMENT | 13

Proposal 1: Election of Directors Nominees for Election

Serena Wolfe Age: 45 Director Since: 2023 Independent	Committees • Audit (financial expert) Other Boards • previously, Berkshire Grey, Inc. • previously, Doma Holdings, Inc.

Professional Experience

Ms. Wolfe is Chief Financial Officer of Annaly Capital Management, Inc. (“Annaly”). Ms. Wolfe has over 20 years of experience in accounting, of which 13 years were focused solely on real estate practice. Prior to joining Annaly in December 2019, Ms. Wolfe served as a Partner at Ernst & Young LLP (“EY”) since 2011. Ms. Wolfe held a variety of roles across industries since beginning her career at EY in 1998, including most recently as EY’s Central Region Real Estate Hospitality & Construction leader since 2017. Ms. Wolfe also served on the board of Doma Holdings, Inc. from July 2021 until its merger with Title Resources Group in September 2024. Ms. Wolfe is a Certified Public Accountant in the states of New York and California.

Qualifications

The Board nominated Ms. Wolfe to serve as a director because of her extensive experience in the real estate sector as both a public company audit partner and her financial expertise as a Chief Financial Officer of a public company, as well as her experience in cybersecurity matters.

14 | LENNAR CORPORATION 2025 PROXY STATEMENT

Board Independence

Each year, the Board undertakes a review of director independence, which includes a review of each director’s responses to questionnaires asking about any relationships with us.

The Board reviewed director independence in January 2025 and determined that each of Ms. Banse, Mr. Gilliam, Mr. Hudson, Mr. Lapidus, Ms. McClure, Mr. Olivera, Mr. Smith, Mr. Sonnenfeld and Ms. Wolfe is “independent” under the New York Stock Exchange (“NYSE”) corporate governance listing standards and the director independence standards set forth in our Corporate Governance Guidelines, which are consistent with the NYSE standards. After considering any relevant transactions or relationships between each director or any of his or her family members on one side, and the Company, our senior management or our independent registered public accounting firm on the other side, the Board of Directors has affirmatively determined that none of the independent directors has a material relationship with us (either directly, or as a partner, significant stockholder, officer or affiliate of an organization that has a material relationship with us), other than as a member of our Board. In determining whether Mr. Gilliam is independent, the Board viewed Mr. Gilliam’s position as a director of GMS, Inc. (“GMS”), a company that supplies drywall to Lennar, as not impairing his independence. The Board also considered that NES Fircroft, where Mr. Gilliam is Chief Executive Officer, and Visual Comfort & Co., from which Lennar purchases lighting products, are both subsidiaries of AEA Investors LP, of which Mr. Gilliam was a Managing Director and Operating Partner from November 2013 to November 2014, but did not view these relationships as impairing Mr. Gilliam’s independence. In determining whether Ms. McClure is independent, the Board viewed Ms. McClure’s position as a director of GMS as not impairing her independence. In determining whether Ms. Banse is independent, the Board viewed Ms. Banse’s position as an outside advisor to, and limited partner in, Mosaic, a third-party fund in which a Lennar subsidiary has an investment, as not impairing her independence.

Leadership Structure

Board of Directors

Mr. Olivera replaced Mr. Lapidus as our Lead Director, effective as of the conclusion of the 2024 Annual Meeting on April 10, 2024. The Lead Director presides over Board meetings and presides at all meetings of our independent directors. The Lead Director’s additional duties, which are listed in our By-Laws, include:

•	at the request of the Board of Directors, presiding over meetings of stockholders;

•	conveying recommendations of the independent directors to the full Board; and

•	serving as a liaison between the Board and management.

Our Board believes that having an Executive Chairman and an independent Lead Director, each with distinct responsibilities, works well for us because all but two of our directors (our Executive Chairman and Co-Chief Executive Officer and our Co-Chief Executive Officer and President) are independent, and our Lead Director can cause the independent directors to meet in executive sessions at any time. Therefore, the Lead Director can at any time bring to the attention of a majority of the directors any matters he thinks should be addressed by the Board.

Management

Our Co-Chief Executive Officer management structure allows us to benefit from the expertise, leadership and collaborative working relationship of two homebuilding veterans, each of whom has been with the Company working side by side for over 40 years. In building and expanding the Company’s operations in a number of homebuilding markets, including California, Florida and Texas, through both organic growth and acquisitions, Messrs. Miller and Jaffe have developed deep institutional knowledge regarding all aspects of our Company, our markets, the challenges and expectations of our homebuyers, land sellers, trade partners and other parties, and strategies for how to meet them. The Co-CEO strategy allows full attention to the Company’s expanded geography and allows us to take full advantage of all opportunities in both established and newer markets. Messrs. Miller and Jaffe are in a unique position to use this institutional knowledge to support our continued future growth in both current markets and new markets. Moreover, having two

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Corporate Governance  Filling Seats on the Board

co-Chief Executive Officers, each of whom shares responsibility for operations, allows for more significant impact across the Company overall. In addition to his operations role, Mr. Miller focuses on continuous process improvement, technology initiatives and innovation. He also leads the Company’s efforts to become a pure play homebuilder and the development of the Lennar Machine, a technology platform that optimizes our sales, marketing and dynamic pricing. Mr. Miller is also the chief engineer of the Company’s land-light strategy. Our two Co-Chief Executive Officers’ shared operational focus and complementary skill sets have been instrumental in our success as a business, including with respect to our growth, and we believe that this structure provides leadership for the entire organization, promotes consistency and accountability and supports a more coordinated and cohesive long-term strategy, which will continue to drive even higher returns to our stockholders.

Filling Seats on the Board

The NCG Committee endeavors to create a Board with a diversity of backgrounds and a variety of life experiences, made up of individuals with a history of conducting their personal and professional affairs with the utmost integrity and consistent with the highest standards of values, character and ethics. Beyond those threshold requirements, the NCG Committee and the Board of Directors have determined that a Lennar director should have the following characteristics, as set forth in our Corporate Governance Guidelines:

•	ability to comprehend Lennar’s strategic goals and to help guide management to accomplish those goals;

•	time available to participate in person in Board and committee meetings and to be present at annual meetings of stockholders;

•

willingness to demand that officers and associates conduct themselves, and require all individuals they supervise to conduct themselves, at all times in an honest and ethical manner in all their dealings on behalf of the Company; and

•

knowledge of, and experience with regard to, at least some of the following: (i) real estate properties and real estate-related loans and securities, including any related lending and financing activities; (ii) public company regulations imposed by the SEC and the NYSE, among others; (iii) portfolio and risk management; (iv) the major geographic locations within which the Company operates; (v) sound business practices; and (vi) accounting and financial reporting.

The NCG Committee will consider possible candidates for nomination as directors suggested by management, by directors, and by stockholders. If a stockholder wishes to recommend a potential nominee for director, the stockholder should submit a recommendation in writing to the NCG Committee at the address set forth under “Corporate Governance—Communication with the Board of Directors” containing: the recommending stockholder’s name and contact information; the candidate’s name, age and contact information; a description of the candidate’s background and qualifications at present and for the past five years; the reasons why the recommending stockholder believes the candidate would be well suited for the Board; a written statement by the candidate that the candidate is willing and able to serve on the Board; a written statement by the recommending stockholder that the candidate meets the criteria established by the Board; any information relevant to a determination of whether the candidate can be considered an independent director; any business or personal relationship of the candidate with the recommending stockholder; any arrangements between the candidate and anyone other than the Company to compensate the candidate for seeking election to the Board or serving on the Board; a brief description of the recommending stockholder’s ownership of our common stock and the period during which such shares have been held and a completed and signed questionnaire, representation and agreement and any and all other information required by our By-Laws.

The NCG Committee will evaluate the suitability of potential candidates recommended by stockholders in the same manner as it evaluates all other candidates. When deciding whether to recommend that the Board of Directors nominate a candidate who has been presented by a stockholder, the NCG Committee will consider, among other things, the candidate’s background and qualifications and whether it is appropriate to add another director to the Board. The NCG Committee may conduct an independent investigation of the background and qualifications of a candidate recommended by a stockholder and may request an interview with the candidate.

Board Committees

The Board has five standing committees: the Audit, Compensation, NCG, Executive, and Independent Directors Transactions Committees. The charters of each of the Audit Committee, the Compensation Committee, and the NCG Committee setting forth the committees’ respective responsibilities can be found in the Investor Relations—Governance section of our website at www.lennar.com. Those charters also are available in print to any stockholder who requests them through our Investor Relations department. We periodically review and revise the committee charters. The Audit Committee charter was most recently revised on June 20, 2024, the Compensation Committee charter was most recently revised on June 22, 2023, and the NCG Committee charter was most recently revised on June 22, 2022. Only independent directors may serve on any of our committees, except the Executive Committee.

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Corporate Governance Board Committees

Chair: Sherrill Hudson Members: Tig Gilliam Armando Olivera Jeffrey Sonnenfeld Serena Wolfe	Audit Committee

THE AUDIT COMMITTEE IS RESPONSIBLE FOR:

•  selecting and overseeing the engagement and performance of our independent auditors;

•  pre-approving all audit and non-audit services provided by our independent auditors;

•  reviewing reports regarding our internal control environment, systems, and performance;

•  overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements;

•  discussing and reviewing our policies with respect to risk assessment and risk management, including guidelines and policies governing our risk assessment and risk management processes;

•  discussing and reviewing our policies, management reports and third-party reports with respect to cybersecurity risk assessment and cybersecurity risk management; and

•  assisting the Board on corporate responsibility and ESG matters, as well as oversight of associated risks.

The Board of Directors has determined that each member of the Audit Committee meets the independence requirements under the NYSE’s corporate governance listing standards and the independence standards for audit committee members required by the SEC, and that each member is financially literate, knowledgeable, and qualified to review financial statements. In addition, the Board of Directors has determined that each of Mr. Gilliam, Mr. Hudson, Mr. Olivera and Ms. Wolfe meets the requirements of an audit committee financial expert under SEC rules.

Chair: Teri P. McClure Members: Amy Banse Tig Gilliam Sherrill Hudson Dacona Smith	Compensation Committee

THE COMPENSATION COMMITTEE IS RESPONSIBLE FOR:

•  designing our executive compensation philosophy, policies, and plans;

•  establishing CEO and other executive salaries, targets, and performance goals for annual incentive awards and certifying that the goals have been attained;

•  establishing terms of equity awards and other forms of compensation for our senior executives and our directors;

•  administering the Company’s equity-based plans, including our 2016 Equity Incentive Plan, as amended and restated (the “2016 Equity Plan”), and making or approving the grant of stock options, restricted stock and other equity-based awards under such plans;

•  reviewing the results of the annual advisory stockholder vote on executive compensation and considering whether to recommend adjustments to Lennar’s executive compensation policies and plans as a result of such votes;

•  providing guidance on general compensation programs and practices for all associates; and

•  overseeing the Company’s human capital management.

The Compensation Committee has the authority to engage the services of outside legal or other experts and advisors as it deems necessary and appropriate to assist the committee in fulfilling its duties and responsibilities. For more information on outside advisors, see the Compensation Discussion and Analysis section of this proxy statement, which begins on page 30.

The Board of Directors has determined that each member of the Compensation Committee meets the independence requirements under the NYSE’s corporate governance listing standards and meets the independence standards for compensation committee members required by the SEC.

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Corporate Governance Board Committees

Compensation Committee Interlocks and Insider Participation

None of the directors who served on the Compensation Committee during fiscal 2024 was, or ever has been, an officer or employee of the Company. There were no transactions between Lennar and any of the directors who served as members of the Compensation Committee for any part of fiscal year 2024 that would require disclosure by Lennar under the SEC’s rules requiring disclosure of certain relationships and related-party transactions.

Chair: Jeffrey Sonnenfeld Members: Amy Banse Teri P. McClure Armando Olivera	Nominating and Corporate Governance Committee

THE NCG COMMITTEE IS RESPONSIBLE FOR:

•  soliciting, considering, recommending, and nominating candidates to serve on the Board under criteria adopted by it from time to time;

•  advising the Board with respect to Board and Committee composition;

•  reviewing and recommending changes to our Corporate Governance Guidelines;

•  overseeing orientation for new directors and periodic evaluations of the Board and the committees;

•  overseeing the Company’s ESG efforts and progress; and

•  reviewing and reporting to the Board on a periodic basis with regard to matters of corporate governance.

The Board of Directors has determined that each member of the NCG Committee meets the independence requirements under the NYSE’s corporate governance standards.

Chair: Sidney Lapidus Member: Tig Gilliam	Independent Directors Transactions Committee

As permitted by our By-Laws, our Board of Directors has established this committee with the authority to approve certain transactions between Lennar and Five Point Holdings, LLC (in which we own a substantial minority interest), and to review and make recommendations to the Board with respect to other matters referred to it by the Board.

Members: Armando Olivera Stuart Miller	Executive Committee

As permitted by our By-Laws, our Board has established this committee with the authority to act on behalf of the Board, except as that power is limited by the corporate laws of the State of Delaware or by our Board.

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Corporate Governance
Risk Management

Risk Management
Board Role in Management of Risk
Our Board is actively involved in the oversight and management of risks that could affect Lennar. Management, in consultation with the Board, identifies areas of risk that particularly affect us. Senior members of our management team report to the Board on each of those areas of risk on a rotating basis at the regularly scheduled quarterly Board meetings. The areas of risk reported to the Board change from time to time based on business conditions, the advice of outside advisors, and a review of risks identified by our competitors in their public filings. Currently, the risk areas reported on to our Board on a regular basis relate to housing inventory and land supply, construction costs and homebuilding overhead, construction quality and warranty, our Multifamily business, our financial services business, associate retention and human resources, legal (including regulatory and compliance issues), information technology (including cybersecurity), taxation and strategic investments.
Our Board of Directors also asks for and receives reports on other risks that affect the Company after review of business presentations made during regular Board meetings. In addition, one of the responsibilities of our Audit Committee is to discuss and review policies with respect to risk assessment and risk management, including guidelines and policies governing our risk assessment and risk management processes. The Audit Committee is also charged with overseeing certain areas of material risks to the Company, including cybersecurity and safety risks (discussed further below).
Compensation-Related Risks
In 2024, as part of our risk management process and after conducting such a review and evaluation in 2023, we conducted a comprehensive review and evaluation of our compensation programs and policies. The assessment covered each material component of executive and non-executive
compensation. In evaluating our compensation components, we identified risk-limiting characteristics including the following:

•
We conduct an annual comprehensive analysis of peer group compensation and refer to broader market-based benchmarking studies to evaluate how our compensation program compares. This year, in response to feedback from Frederic W. Cook & Company, Inc. (“FW Cook”), an independent management compensation consulting firm engaged by the Compensation Committee in fiscal 2024 to assist with executive compensation matters, on the makeup of the peer group, we removed two companies (Beazer Homes USA and M.D.C. Holdings) from our peer group. Beazer Homes USA, Inc. was removed as it was the smallest peer across all key financial metrics, and M.D.C. Holdings, Inc. was removed as it was acquired in April 2024 and is no longer publicly traded. Relative to our peers, we continue to require above-median performance targets to earn target payouts. This mitigates the risk of excessive compensation relative to our peers and strengthens the
Pay-for-Performance
link between executive compensation and Company performance.

•
A high percentage of our overall pay mix to senior management and key associates is equity-based, and such equity-based awards are more heavily weighted toward performance share awards vesting over three years versus time-based shares. Our cash bonuses are capped at a certain dollar amount for Messrs. Miller and Jaffe. This mitigates the risk of excessive focus on short-term returns and encourages long-term value creation.

•
The Compensation Committee may use negative discretion to adjust annual incentive compensation downward when warranted. This allows us the flexibility to change the annual incentive compensation in order to remain competitive in the market, address economic conditions and ensure a proper link between pay and performance.

•
We have a compensation clawback policy that may be triggered in the event of a restatement of financial results, consistent with the requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any applicable rules or standards adopted by the SEC (including Rule
10D-1
under the Exchange Act) (“Rule
10D-1”)
and the NYSE.

•
Our stock ownership guidelines require executive officers to hold a meaningful amount of Lennar stock, which mitigates the risk of excessive focus on short-term returns and aligns the interests of those executives with the interests of stockholders.

Cybersecurity Risks
Cybersecurity is an integral part of risk management at our Company. We have installed and continually upgrade an array of protections against cyber-intrusions. Our cybersecurity risk management processes are based upon the National Institute of Standards and Technology (NIST) Cybersecurity Framework, as well as various other regulatory requirements and industry-specific standards. We implement risk-based controls to protect our information, the information of our customers, suppliers, and other third parties, our information systems, our business operations, and our products and related services. These controls include multifactor authentication on all critical systems, firewalls, encryption, anti-virus protections, intrusion detection and prevention systems and identity management systems. We provide mandatory cybersecurity awareness training of threats to associates at least annually and routinely deploy simulated phishing tests to increase security awareness. Our cybersecurity risk management processes also extend to the oversight and identification of threats associated with our use of third-party service providers, including through due diligence of such providers’ cybersecurity practices, contractual obligations to operate their information technology systems in accordance with certain cybersecurity standards and ongoing monitoring.

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Corporate Governance
Corporate Governance Documents

Our Chief Technology Officer (“CTO”) is responsible for assessing and managing our material risks from cybersecurity threats. We have also established a cross-functional Cyber Steering Committee, which includes our CTO, Chief Information Security Officer (“CISO”), General Counsel, certain business leaders on a rotating basis and representatives of human resources and communications. The CISO, supported by inputs from the CTO team leads, delivers quarterly updates to our Audit Committee on key risks and overall security program posture, as well as monthly strategic updates to the CTO on high-visibility and key action items. Our Audit Committee is responsible for the oversight of cybersecurity risks and receives a cybersecurity report from our CTO at least quarterly, and more often as needed, including in the event of a significant cybersecurity incident. The report includes information regarding the nature of threats, defense and detection capabilities, incident response plans and associate training activities. Additionally, our Board is briefed by our Chief Technology Officer on cybersecurity risks on a quarterly basis. In the last three years, we have not had a significant cybersecurity breach or attack that had a material impact on our business or results of operations.
Additionally, in connection with our cybersecurity risk management processes, from time to time, we engage independent third parties to assess our cybersecurity program and to assist us with defining our cybersecurity strategy, uplifting our processes and aligning our objectives. Outside counsel has also advised the Board about legal obligations in managing cybersecurity issues and risks. We provide mandatory cybersecurity awareness training of threats to associates at least annually and routinely deploy simulated phishing tests to increase security awareness.
Corporate Governance Documents
Our Corporate Governance Guidelines describe our practices and policies and provide a framework for our Board governance. The topics addressed in our Corporate Governance Guidelines include director qualifications, director responsibilities, management succession, director compensation, and independence standards.
Our Code of Business Ethics and Conduct (the “Code”), which is applicable to all our directors, officers, and associates, promotes our commitment to high standards for ethical business practices. The Code addresses a number of issues, including conflicts of interest, corporate opportunities, fair dealing, and confidential information, and confirms our intention to conduct our business with the highest level of integrity. It states that our reputation for integrity is one of our most valuable assets, and that each director, officer, and associate is expected to contribute to the care and preservation of that asset.
Our Corporate Governance Guidelines and our Code of Business Ethics and Conduct are both available on our website, www.lennar.com, in the Investor Relations—Governance section.
Insider Trading Policy
We have adopted an insider trading policy governing the purchase, sale, and/or other dispositions of our securities by our directors, officers, and employees that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to us. A copy of our insider trading policy was filed as Exhibit 19 to our Annual Report on Form
10-K
for the fiscal year ended November 30, 2024.
Meetings
Our Board normally meets quarterly, but holds additional meetings as required. In connection with regularly scheduled Board meetings, our independent directors periodically meet in executive session without our non-independent
directors and management.
Our Corporate Governance Guidelines require every director to attend substantially all meetings of the Board and of the committees on which they serve. During fiscal 2024, the Board met seven times. Each director attended at least 75% of the total number of Board meetings and applicable committee meetings held while that director was serving on our Board. We encourage directors and nominees for election as directors to attend the annual meeting of stockholders. All members of our Board who were serving at the time of the 2024 annual meeting of stockholders attended the virtual meeting.
Communication with the Board of Directors
Stockholders and other interested parties may communicate with our Board, a committee of the Board, the independent directors as a group, or any individual director by sending an
e-mail
to feedback@lennar.com. The General Counsel will compile and submit on a periodic basis all such communications (other than the types of communications set forth below) to our Board.

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 2025 PROXY STATEMENT

Corporate Governance
Certain Relationships and Related Transactions

In addition, anyone who wishes to communicate with our Board, a committee of the Board, the independent directors as a group, or any individual director, may send correspondence to the Office of the General Counsel at Lennar Corporation, 5505 Waterford District Drive, Miami, Florida 33126. The General Counsel will compile and submit on a periodic basis all stockholder correspondence as addressed.
In all cases, items that are unrelated to the duties and responsibilities of the Board, such as communications relating to ordinary business, business solicitation or advertisements, junk mail or mass mailings, resumes or other job-related
inquiries, spam, or items related to legal or administrative matters will not be compiled and submitted.
Certain Relationships and Related Transactions
All “related person transactions” (as defined by SEC rules) must be approved
by our Audit Committee. Directors and executive officers are specifically asked to disclose such transactions annually. Directors must recuse themselves from any discussion or decision affecting their personal, business, or professional interests.
Current SEC rules require disclosure of any transaction, arrangement, or relationship in which (i) Lennar or one of its subsidiaries is a participant, (ii) the amount involved exceeds $120,000, and (iii) any executive officer, director, director nominee, beneficial owner of more than 5% of Lennar’s common stock, or any immediate family member of any such person, has or will have a direct or indirect material interest. Except as described below, since December 1, 2023, we have not had any such transactions, arrangements, or relationships.
On February 7, 2025, we successfully completed the previously announced taxable spin-off transaction (the “Millrose Spin-Off”) of a wholly owned subsidiary of Lennar, Millrose Properties Inc. (“Millrose”). Immediately following the Millrose Spin-Off, we entered into certain contractual arrangements with Millrose, pursuant to which Millrose provides ongoing financing of land acquisition and homesite development and will deliver fully developed homesites on a just in time basis for Lennar, in consideration of option deposit and monthly option payments to maintain the purchase options on such acquired land and homesites (such arrangement, the “Millrose HOPP’R Arrangement”). In connection with the Millrose Spin-Off, we contributed to Millrose, in exchange for all outstanding shares of its common stock, $5.5 billion of our land assets (the “Transferred Assets”) and $1.0 billion in cash. The Transferred Assets are subject to purchase options under the Millrose HOPP’R Arrangement. Pursuant to the terms of the Millrose HOPP’R Arrangement, we will continue to pay monthly option payments to maintain our purchase options on the Transferred Assets, until we exercise or forfeit the purchase options. We also expect to engage Millrose for additional land purchases, horizontal development and homesite option purchase transactions under the Millrose HOPP’R Arrangement going forward.
In connection with the Millrose Spin-Off, we distributed approximately 80% of Millrose’s total outstanding stock (Class A common stock and Class B common stock) to all Lennar stockholders as of the record date of the Millrose Spin-Off. Although no Lennar employees or directors serve in any officer or director position at Millrose, Mr. Miller, our Executive Chairman and Co-Chief Executive Officer, holds a significant amount (but less than a majority) of the aggregate voting power of total outstanding Millrose Class A common stock and Class B common stock, voting together without regard to class. Following the Millrose Spin-Off, we still temporarily retain approximately 20% of the total outstanding shares of Millrose common stock, in the form of Class A common stock. We will not vote such shares while we hold them, and we expect to dispose of such shares through a subsequent spin-off, split-off, public offering, private sale or any combination of these potential transactions. We have entered into a registration rights agreement with Millrose to facilitate such future disposition(s) of this stock.
To the extent any future agreements between Lennar and Millrose constitute related party transactions, these will be approved according to our standard procedures.
In February 2015, Mr. Miller entered into a Time-Sharing Agreement with one of our subsidiaries that provides that Mr. Miller can sub-lease
aircraft leased by that subsidiary for
non-business
or personal business purposes. Under the Time-Sharing Agreement, Mr. Miller pays the subsidiary, out of a prepayment fund established under the terms of the agreement, the aggregate incremental cost of each flight based on a list of expenses authorized by federal regulations. The subsidiary retains sole discretion to determine what flights Mr. Miller may schedule, and the Time-Sharing Agreement specifically provides that Lennar’s prior planned use of the aircraft takes precedence over Mr. Miller’s use. Mr. Miller paid our subsidiary $825,000 (calculated in accordance with Federal Aviation Administration regulations) for his personal use of the aircraft during fiscal 2024.
In October 2017, Mr. Jaffe, our
Co-Chief
Executive Officer and President, also entered into a Time-Sharing Agreement with our subsidiary that has essentially the same terms as Mr. Miller’s agreement, including the establishment of a prepayment fund for the cost of each flight. Mr. Jaffe paid our subsidiary $330,000 for his personal use of the aircraft during fiscal 2024.
In December 2023, Mr. Miller and Mr. Jaffe each entered into additional Time-Sharing Agreements with our subsidiary relating to the use of an additional Company aircraft for non-business
or personal business purposes that generally have the same terms as the February 2015 and October 2017 agreements, respectively, including (for each executive) the establishment of a prepayment fund for the cost of each flight. These Time-Sharing Agreements are in addition to the existing Time-Sharing Agreements that Mr. Miller and Mr. Jaffe entered into with our subsidiary in February 2015 and October 2017, respectively, which agreements continue in full force and effect.

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Corporate Governance
Sustainability at Lennar

In April 2019, Jeffrey Miller, Stuart Miller’s brother, entered into an agreement with one of our subsidiaries that provides that Jeffrey Miller can sub-lease
an aircraft leased by that subsidiary for personal purposes. The arrangement helps to offset the cost of the aircraft when it is not being used by Lennar. Lennar retains sole discretion to determine what flights may be scheduled. Jeffrey Miller pays for use of the aircraft based on a fee structure similar to that used by third-party charter companies. Jeffrey Miller did not use the aircraft in fiscal 2024, and therefore, did not make any payments for his use of the aircraft during fiscal 2024.
Brad Miller, Mr. Miller’s son, is employed by Lennar as a Director of Land Acquisitions. For fiscal 2024, Brad Miller received a salary of $181,400, a cash bonus of
$
20
0,000, a grant of restricted Class A common stock with a value of
$
65,696 and other benefits totaling approximately
$
16,628 (including matching contributions to his 401(k) plan and a car allowance).
Sustainability at Lennar
Building a Sustainable Lennar
At Lennar, sustainability is about configuring our business to remain financially strong, while employing new technologies to modernize our business practices, and adopting evermore social and environmental practices to fulfill the highest aspirations of our stakeholders. With a foundation of solid governance principles, including our continuing commitment to our core values of quality, value and integrity, we have created an environmentally conscious homebuilding strategy that engages and supports the communities where we do business.
We are one of the largest homebuilders in the United States by deliveries, revenues and net earnings, and we build homes to last, meeting the lifestyle preferences of our customers. We include as standard in our new homes sustainable and energy-efficient features, making them healthier and easier to live in than prior generations of homes. We are constantly focused on improving the future of home ownership and rental, whether through our commitment to solar energy, our strides to improve water and air quality, or our strategic investments in companies that develop energy and resource saving products. We incorporate these innovative products in new homes and help our partners bring them to market faster. By focusing broadly, we can create healthy homes and family experiences, alongside a strong bottom line, while appealing to both customers and investors who expect and demand a broader social responsibility. We are truly driving the greatest stockholder value and building a “sustainable” Lennar.
ESG Governance Structure
Comprehensive Board oversight of ESG activities rests with the Audit Committee and the NCG Committee and is reflected in the respective charters of each committee. These committees take an active role in the oversight of the Company’s ESG strategy and public reporting, as well as related risks to the Company’s business, operations and overall strategy. To ensure that ESG is appropriately managed throughout the organization, we have designed the following governance structures:

•
Board of Directors:
Receives regular reports from the Audit Committee and the NCG Committee on key ESG activities and initiatives, as well as any ESG risks that are deemed appropriate for escalation to the full Board;

•	Audit Committee and NCG Committee: Oversee ESG activities, including ESG strategy, reporting and risk oversight.

•	Executive Chairman and Co-Chief Executive Officer and Co-Chief Executive Officer and President: Provide executive direction on ESG strategy; and

•	ESG Working Groups: We routinely form working groups, composed of functional and business unit leaders, to inform our ongoing development of a refreshed, forward-looking ESG strategy.
Further, our robust company-wide environmental compliance program, the Lennar Environmental Management System, sets consistent standards and procedures to promote and improve the evaluation of environmental conditions and compliance with environmental laws to which we are subject.
Our Key ESG Priorities
STOCKHOLDERS
We are focused on creating long-term value for our stockholders through a commitment to corporate ethics, risk management, careful execution of our strategies, and investments in initiatives that we believe are redefining the future of both Lennar and our industry. While we are intensely focused on our core homebuilding business, we believe our technology initiatives represent a significant opportunity to create efficiencies in our internal operations and to reduce our costs, which drive overall value for our stockholders.
HOMEBUYERS
We are bringing the dream of homeownership to our homebuyers. We use our size to maximize our purchasing power so we can provide our homeowners with luxury features as standard items through our Everything’s Included
®
approach. We also provide connected homes that are
Wi-Fi-guaranteed
with no dead spots and green building features that reduce energy consumption and costs. Our investments in technology provide our homeowners with enhanced experiences, including our digitized financing process that allows homeowners to finance their homes with less paper, in less time, and with more transparency.

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Corporate Governance
Sustainability at Lennar

MULTIFAMILY
Additionally, our Multifamily business has been engaged in the development of multifamily communities since 2011. From inception through the end of fiscal 2024, the Multifamily business has capitalized and developed 123 multifamily residential communities with approximately 36,800 rental units across 20 states throughout the United States. The communities developed by the Multifamily business include a diversified mix of conventional garden, mid-rise
and high-rise multifamily properties in urban and suburban locations near major employment centers. Most communities offer residents a mix of studio, one, two, and three-bedroom homes.
SINGLE-FAMILY RENTERS
Through our Upward America Venture, our single-family rental housing program, we aim to make single family living accessible to broader and more diverse array of the population. Upward America offers brand-new
Lennar homes for rent by purchasing newly completed homes and making them available to those with the desire to experience a single-family lifestyle but are not yet able to own. Upward America’s social focus provides a unique opportunity for families and individuals across the country to live in brand-new
Lennar homes, at an attainable price point. Rooted in ESG principles, Upward America rents homes that are sustainability-focused, technology- driven, and built with environmentally sensitive materials designed to minimize ongoing environmental impact.
ENVIRONMENT
Our purchasing power enables us to include green features in our homes. Each new home we build is healthier and more energy-efficient, and has less impact on the environment than prior generations of homes as a result of features like:

•	Solar power that generates clean energy:
–	nearly 13,000 solar power Lennar home deliveries in fiscal 2024

–	over 87,000 solar power Lennar home deliveries since 2013

•	100% of our homes use low-VOC paint that reduces pollution, have programmable thermostats to help reduce energy consumption and energy-saving LED lights

•	WaterSense ® faucets that reduce water flow without sacrificing performance

•	Low-E windows that reduce infrared and ultraviolet light coming into the home

•	Energy Star ® appliances that reduce energy consumption, with at least 90% of our homes having one or more Energy Star ® appliances installed
Due to our comprehensive sustainability efforts, 21% of the homes we built in 2023 were ENERGY STAR
®
certified, an increase of 3% from 2022. These homes are at least 10% more energy-efficient than homes built to code, reducing both environmental impact and homeowners’ costs.
We have utilized the Home Energy Rating System (“HERS”) of the Residential Energy Services Network (“RESNET”) to track the energy performance of our built homes since 2012. Each home reviewed by RESNET is inspected and rated on its energy efficiency. The outcome of this rating is a final HERS score, from 0 to 150. A lower score means a more affordable, comfortable and energy-efficient home. The overall energy efficiency of our built homes has significantly improved over the past decade. This improvement is driven by advances in building codes and energy efficiency standards, as well as by our ongoing commitment to sustainable design.
In addition, we continue to evaluate, test and pilot new products and technologies in this area o
n
an ongoing basis. Furthermore, our home design and engineering work optimizes building materials and reduces construction waste. We are embracing green practices as we move toward a more environmentally and economically sustainable future. For example, in 2023, we introduced solar-plus battery storage (the pairing of solar photovoltaic and energy-storing technologies) in 69 communities. This solution is expected to increase energy independence by producing solar energy and storing excess energy for later use. During a power outage, the backup power can run essential appliances for the whole home.
After publishing our first comprehensive inventory of GHG emissions for fiscal 2022 in our 2023 Social Responsibility report in 2023, we once again engaged a third-party sustainability consultant to evaluate and measure our greenhouse gas (“GHG”) emissions across Scopes 1, 2 and 3 substantially in accordance with the GHG Protocol Accounting and Reporting Standard—and we have now completed our Company’s comprehensive GHG inventory for fiscal 2023. We believe that calculating our carbon footprint allows us to provide greater transparency regarding our current GHG emissions and constitutes an important step in our efforts to better understand the impact of our business operations on the environment.

LENNAR CORPORATION
 2025 PROXY STATEMENT | 23

Corporate Governance
Sustainability at Lennar

COMMUNITY
Giving back to the communities in which we operate, with both our time and financial support, is one of our core values.
The Lennar Foundation.
The Lennar Foundation, created in 1989, is focused on helping people through medical research, education, jobs training, and support for vulnerable groups. Lennar contributed $1,000 per home delivered in fiscal 2024, for a total of
$
80.2 million, to the Lennar Foundation. Below are recent examples of The Lennar Foundation’s giving and support:

•	Helped build state-of-the-art outpatient hospital, The Lennar Foundation Medical Center, at the University of Miami;

•	Supported cancer research at the Sylvester Comprehensive Cancer Center in Miami;

•	Established the Lennar Foundation Cancer Center at City of Hope Orange County in Irvine, California;

•	Donated $1 million to create the Pete Andersen FUSION Family Center in Federal Way, Washington, which provides temporary housing and support services to homeless families;

•
Established a college scholarship program for underserved students where each student’s full college costs, including dorm, books and meals, are paid for. To date, the program has graduated approximately 4,000 students, placing approximately 80% of those students in jobs with our trade partners, as well as those of other builders;

•	Created a residential construction job skills training program in Miami and expanded the program to multiple additional locations;

•
Initiated a computer skills training program, similar to our residential construction job skills program, that provides certifications for participants to help them establish a career in computer science; and

•	Sponsored training programs that provide certifications in the information technology, nursing and emergency medical technician fields.
Focused Acts of Caring.
Annually, each of Lennar’s divisions chooses one or more charitable organizations to help by donating time and financial support.
Dolphins Cancer Challenge.
Lennar associates from across the country participate in a bike, run, and walk event. Funds raised from these efforts support the Sylvester Comprehensive Cancer Center in Miami. The Lennar Foundation proudly supports these efforts and its active role in the fight against cancer, raising, collectively with the community, over $75 million for cancer research, diagnosis and treatment.
HUMAN CAPITAL MANAGEMENT
At Lennar, our people are at the heart of what we do. Every day, they collaborate with innovation and passion to move our strategy forward, directly contributing to our goal to become the nation’s best homebuilder. Our people are a reflection of our core pillars: integrity, quality and value—the “why” behind what we do and our commitment to our homebuyers.
Talent; Health and Wellness.
Our success starts and ends with having the best talent. We are not only focused on attracting strong, skilled and diverse associates, but also equally committed to developing, training and retaining them once they have joined us. We do so through, among other programs, an early career development program, leadership development programs and our Lennar Success University program (which is focused on ensuring that our associates are set up for success from their first day at the Company). We also understand the importance of life balance and offer associates a competitive and comprehensive benefits package, including paid parental leave and resources for whole-self well-being (physical, social, and financial). This package includes medical, dental, and vision coverage, mental health resources through our Associate Assistance Program, as well as wellness programs which actively reward healthy lifestyles.
In addition, as discussed below, we have a Chief Medical Officer who brings deep knowledge, experience and understanding of occupational health, preventive care and wellness programs to the Company. Under his guidance, we have implemented cutting-edge health protocols and wellness programs, so that our workforce may be supported by robust health resources and services.
Financial Well-Being.
We believe in supporting our associates’ financial goals. One of the ways in which we do so is through our student loan repayment program. This initiative enables eligible associates to receive up to $2,000 in their first year and up to
$
5,250 annually towards reducing their student loan balances, directly contributing to their financial security and empowering them to achieve their educational and professional goals. In addition, we provide enhanced 401(k) plan benefits supported by our nationwide financial fairs to help our associates make informed choices to invest and prepare for their future financial well-being and life events. In addition, in fiscal 2024, we implemented the AAP to support full-time associates who choose to grow their family through adoption. This plan allows the Company to reimburse up to
$
30,000 in eligible expenses per child, with no limit on the number of children, to help make adoption a more accessible option for our associates and their families.
Safety.
As discussed in more detail below, safe work environments, through worker safety and regulatory compliance, are a priority for us. We maintain a robust safety training program, and our worker safety metrics are reviewed by our Audit Committee and Board of Directors so we can ensure that we are successfully managing and improving our safety program.
Code of Business Ethics and Conduct.
Training on Lennar’s Code of Business Ethics and Conduct is conducted for all associates at the time of hire and reinforced on a regular basis. Topics covered include, among others, business ethics, conflicts of interest, Foreign Corrupt Practices Act matters, and appropriate standards of workplace conduct.

24 |
LENNAR CORPORATION
 2025 PROXY STATEMENT

Corporate Governance
Sustainability at Lennar

HEALTH AND SAFETY
We are committed to the health and safety of our associates and trade partners, and we hired a full-time Chief Medical Officer in early 2020 at the beginning of the
COVID-19
pandemic. We are committed to worker safety and regulatory compliance, and among other things, require that office associates with oversight of construction and associates who work in the field take additional safety courses. Our Board of Directors and its Audit Committee regularly review the results of OSHA visits and other safety-related information to ensure that we are successfully managing and improving our safety program.
TRADE PARTNERS
We are focused on being the builder of choice for our trade partners. Our size, sc
ale and pace, combined with our even-flow production and Everything’s Included
®
platform, allow us to provide predictable, consistent work for our trade partners.
CORPORATE GOVERNANCE
Our Board is built on a foundation of strong governance practices that promote integrity and accountability, and this guides our conduct and commitment to doing the right thing for the right reason. Our governance practices include:

•	Majority independent directors

•	Strong independent Lead Director

•	Annual election of all directors

•	Stock ownership guidelines for directors and executive officers

•	Active stockholder engagement

•	Board oversight of risk management and cybersecurity protection

•	Executive compensation that is aligned with stockholder interests and company performance

•	Strong corporate controls and internal audit systems
Our Key ESG Achievements
Over the past three years, we have realized some key achievements against our larger ESG strategy. Some of these achievements include:

•	2021: Increased Lennar’s pledge to the Lennar Foundation from 1% of Lennar’s after-tax income each year to $ 1,000 per home delivered.

•
2022:
Launched Microgrid pilot in the Southshore Bay community near Tampa, Florida which includes solar technology in Lennar homes with a view toward developing next-generation energy solutions for new homes and communities to solve the problem of power outages and electric grid deficiencies.

•
2022:
Broke ground on Lennar’s first 3D printed community. This innovative project aims to increase the supply and sustainability of homes by utilizing
3D-printing
technology which can deliver homes with less waste than traditional construction methods, while at the same time, being stronger and longer-lasting than traditional building materials. This results in resilient homes designed to withstand extreme weather and reduce the impact of natural disasters.

•	2023: Completed Lennar’s first inventory of GHG emissions across Scopes 1, 2 and 3 (for fiscal 2022).

•
2023:
Launched the Lennar Educational Assistance Program (“LEAP”) to provide our associates with student debt repayment. LEAP will give eligible associates up to
$
2,000 toward student debt repayment for the first qualifying year and up to
$
5,250 for each year thereafter.

•	2024: Lennar recognized again as a Great Place to Work ® by the U.S. National Employee Engagement Study.

•
2024:
Launched the AAP to support full-time associates who choose to grow their family through adoption. The AAP allows the Company to reimburse up to
$
30,000 in eligible expenses per child, with no limit on the number of children.

•
2024:
Built our 19th home in partnership with Operation Finally Home, a national non-profit
dedicated to building homes for wounded, ill, or injured military veterans and their families, since the inception of our partnership.

Learn More About Sustainability at Lennar
We invite you to view our most recent Social Responsibility Report on our investor relations website at
www.investors.lennar.com.
The information on our website, including in our most recent Social Responsibility Report and any other uploaded documents or content hyperlinked on our website, is not, and will not be deemed to be, a part of this proxy statement or incorporated by reference into any of our other filings with the SEC.

LENNAR CORPORATION
 2025 PROXY STATEMENT | 25

Corporate Governance
Director Compensation

Director Compensation
We maintain a compensation program for the
non-management
directors of the Board. Directors who are associates do not receive any additional compensation for their services as directors of the Company. In fiscal 2024, our compensation program for the non- management directors consisted of the following types and levels of compensation:

Type of pay	Amount ($)	Form

Annual Equity Grant (1)	$135,000	Shares of Class A common stock

Annual Retainer	$140,000	50% in cash, and 50% in shares of Class A common stock

Audit Committee Chair	$30,000	Cash

Audit Committee Members	$25,000	Cash

Compensation Committee Chair	$20,000	Cash

Compensation Committee Members	$15,000	Cash

NCG Committee Chair	$20,000	Cash

NCG Committee Members	$10,000	Cash

Lead Director	$75,000	Cash

(1)	Share value of $135,000 is based on the closing price of the stock on the date of grant, April 10, 2024 ( $ 156.43).
Annual Equity Grant
At the time of each annual meeting, each
non-management
director receives a grant of shares of our Class A common stock. Directors are permitted to sell 50% of that stock at any time but must hold the remaining stock until the second anniversary of the grant date.
Retainer and Committee Fees Paid in Cash
Fifty percent of the annual retainer, and the committee fees and lead director fee, are paid in quarterly cash installments. Non- management directors are also reimbursed for incidental expenses arising from their attendance at Board meetings and committee meetings.
Compensation Deferral
A director may elect to defer payment of both the cash and stock portion of the annual retainer and committee and lead director fees until the year the director ceases to serve on our Board or the director’s death. If a director makes this election, a number of phantom shares of Class A common stock with a value equal to the amount of the deferred retainer and fees is credited to the director’s deferred compensation account each quarter. These phantom shares accrue dividend-equivalents, which are credited to the director’s account and treated as though they were used to purchase additional shares of Class A common stock.
When a director’s deferred compensation account terminates, the director will receive cash equal to the value of the number of phantom shares of Class A common stock and, if applicable, any phantom shares of Class B common stock credited to the director’s account. That value is determined by multiplying the number of phantom shares by the closing price of the applicable common stock on either the date of the director’s death or a specified date during the year of the director’s separation from service.
For fiscal 2024, each of Messrs. Hudson, Lapidus, Olivera and Sonnenfeld elected to defer payment of both the cash and stock portions of their fees. Ms. McClure participated in the deferred compensation program until her termination in the program became effective in the second quarter of fiscal 2021. Mr. Gilliam participated in the deferred compensation program until he terminated his participation in September 2021 with respect to the cash portion of his Board and Committee fees, which termination was effective in the second quarter of fiscal 2022. Mr. Gilliam continues to defer the stock portion of his Board and Committee fees.

26 |
LENNAR CORPORATION
 2025 PROXY STATEMENT

Corporate Governance
Director Compensation

The table below sets forth the aggregate number of phantom shares of Class A common stock held by such directors in their respective deferred compensation accounts at November 30, 2024.

Name	Aggregate Number of Class A Shares of Phantom Stock Held in Deferred Compensation Account at November 30, 2024

Tig Gilliam (1)	41,171

Sherrill W. Hudson	66,461

Sidney Lapidus	64,944

Teri P. McClure (2)	21,801

Armando Olivera	25,368

Jeffrey Sonnenfeld	57,616

(1)	A portion of the shares of phantom stock are shares that Mr. Gilliam received prior to terminating his deferral election with respect to the cash portion of his Board and Committee fees.

(2)	The shares of phantom stock are shares that Ms. McClure received prior to terminating the deferral election.
The following table sets forth information regarding the compensation of our non-management
directors for fiscal 2024. Messrs. Miller and Jaffe are omitted from the table as Messrs. Miller and Jaffe do not receive any additional compensation for their service as directors. Compensation for these two executives is described in the Compensation Discussion and Analysis section of this proxy statement, which begins on page 30.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (1)(2)	All Other Compensation ($) (3)	Total ($)
Amy Banse	95,000	204,830	169	299,999
Tig Gilliam	110,000	204,999	76,703	391,072
Sherrill W. Hudson	115,000	204,999	120,730	440,729
Sidney Lapidus (4)	107,500	204,999	118,934	431,433
Teri P. McClure	100,000	204,830	40,688	345,518
Armando Olivera (5)	161,250	204,999	46,185	412,434
Dacona Smith	85,000	204,830	169	289,999
Jeffrey Sonnenfeld	115,000	204,999	104,011	424,010
Serena Wolfe	95,000	204,830	169	299,999

(1)
Each of Messrs. Hudson, Lapidus, Olivera and Sonnenfeld decided to defer 100% of both the cash and stock portions of their annual retainer and committee fees. These amounts were credited in the form of phantom shares of Class A common stock to the directors’ respective deferred compensation accounts. Mr. Gilliam elected to terminate his participation in the deferred compensation program with respect to the cash portion of his Board and Committee fees, which termination became effective during the second quarter of fiscal 2022. However, as noted above, Mr. Gilliam continues to defer the stock portion of his Board and Committee fees. The table below sets forth, with respect to each participating director, such director’s deferred cash fees and deferred stock awards for fiscal 2024, as well as the phantom shares credited to such director’s account for fiscal 2024.

Name	Deferred Cash Fees ($)	Deferred Stock Awards ($)	Phantom Shares Credited to Account
Tig Gilliam	0	70,000	889
Sherrill W. Hudson	115,000	70,000	1,850
Sidney Lapidus	107,500	70,000	1,807
Armando Olivera	161,250	70,000	1,654
Jeffrey Sonnenfeld	115,000	70,000	1,746

(2)
Amount reflects (i) 50% of the annual retainer fee, payable in shares of Class A common stock, and (ii) the fair market value of the 863 shares of Class A common stock that constitute the annual equity grant for all directors. The annual equity grant award was made on April 10, 2024 to each of Ms. Banse, Mr. Gilliam, Mr. Hudson, Mr. Lapidus, Ms. McClure, Mr. Olivera, Mr. Smith, Mr. Sonnenfeld, and Ms. Wolfe and had a grant date fair value of $156.43 per share. All of the foregoing shares were fully vested upon issuance, but 50% of the shares are subject to a two-year
minimum holding period.

LENNAR CORPORATION
 2025 PROXY STATEMENT | 27

Corporate Governance
Director Compensation

(3)
With respect to Ms. Banse, Mr. Smith and Ms. Wolfe, the amount reflects cash in lieu of fractional shares relating to the quarterly annual retainer fees paid in stock. With respect to Ms. McClure, the amount includes both cash in lieu of fractional shares relating to the quarterly annual retainer fee paid in stock and dividend equivalents payable on phantom shares held in Ms. McClure’s deferred compensation account that were received prior to termination of the deferral election. With respect to Messrs. Gilliam, Hudson, Lapidus, Olivera and Sonnenfeld, the amounts include dividend-equivalents payable on phantom shares held in the directors’ respective deferred compensation accounts. Deferred dividend equivalents are credited to the applicable director’s deferred compensation account in the form of additional phantom shares, calculated at the fair market value of a share of our Class A common stock on the dividend record dates. The table below sets forth the phantom shares credited to each participating director’s account from deferred dividend equivalents for fiscal 2024.

Name	Dividends Deferred ($)	Phantom Shares Credited to Account for Deferred Dividends
Tig Gilliam	76,073	473
Sherrill W. Hudson	120,730	751
Sidney Lapidus	118,934	740
Teri McClure	40,688	253
Armando Olivera	46,185	287
Jeffrey Sonnenfeld	104,011	647

(4)
As further described in “Corporate Governance—Leadership Structure—Board of Directors” in this proxy statement, effective as of the conclusion of the 2024 Annual Meeting on April 10, 2024, Sidney Lapidus no longer serves as the Lead Director. Accordingly, his fees earned with respect to fiscal 2024 have decreased relative to his fees earned with respect to fiscal 2023.

(5)
As further described in “Corporate Governance—Leadership Structure—Board of Directors” in this proxy statement, effective as of the conclusion of the 2024 Annual Meeting on April 10, 2024, Armando Olivera serves as the Lead Director. Accordingly, his fees earned with respect to fiscal 2024 have increased relative to his fees earned with respect to fiscal 2023.

Stock Ownership Requirements
Our Board has adopted stock ownership guidelines establishing minimum equity ownership requirements for members of our Board. The purpose of the guidelines is to align the interests of directors with the interests of stockholders and to further promote our commitment to sound corporate governance. Under our stock ownership guidelines, a director is expected to own, by a date not later than five years after being elected as a director, shares of our common stock with a value equal to five times the annual director retainer. All of our directors are in compliance with the guidelines or are on track to comply within the five-year period.

28 |
LENNAR CORPORATION
 2025 PROXY STATEMENT

Every year, we give our stockholders the opportunity to vote, on a non-binding basis, on whether they approve the compensation of our named executive officers. This vote is often referred to as “say-on-pay.” At the 2025 Annual Meeting, we will ask our stockholders to vote, on an advisory basis, on the fiscal 2024 compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis (“CD&A”) that follows this proposal.

We encourage you to review the CD&A, the compensation tables, and the related narrative disclosures. We believe Lennar’s success is attributable in substantial part to our talented and committed executives. Therefore, the compensation of our NEOs is designed to help us continue to retain, motivate, and recruit high-quality, experienced executives who can help us achieve our short-term and long-term corporate goals and strategies.

We believe our executive compensation program strikes an appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to creating value for our stockholders. As explained in the CD&A, we seek this balance by using a mix of short-term and long-term compensation components—both fixed and variable—and basing a meaningful percentage of the compensation of our named executive officers on Lennar’s financial performance and stockholder return. Further, we maintain strong corporate governance practices regarding executive compensation, including robust stock ownership guidelines and a compensation clawback policy that complies with Rule 10D-1, to promote continued alignment of our executives’ interests with those of our stockholders and to discourage excessive risk-taking to achieve short-term gains.

We are requesting that our stockholders approve the following resolution:

RESOLVED, that the stockholders of Lennar Corporation approve, on a non-binding, advisory basis, the compensation of Lennar’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, which disclosure includes the Compensation Discussion and Analysis, the tabular disclosures regarding such compensation, and the accompanying narrative disclosures, set forth in Lennar’s 2025 Annual Meeting proxy statement.

Although this say-on-pay vote is non-binding, the Board and the Compensation Committee will review the results of the vote and consider those results when determining future executive compensation arrangements.

LENNAR CORPORATION 2025 PROXY STATEMENT | 29

This Compensation Discussion and Analysis describes our compensation philosophy, policies, and plans, as well as our compensation-setting process and the 2024 compensation of our named executive officers, or NEOs. In addition, we explain why we believe that our executive compensation program is in the best interests of Lennar and you, our stockholders.

For fiscal 2024, our NEOs were:

Stuart Miller Executive Chairman and Co-Chief Executive Officer	Jonathan M. Jaffe Co-Chief Executive Officer and President	Diane Bessette Vice President and Chief Financial Officer	Mark Sustana Vice President, General Counsel and Secretary	David Collins Vice President and Controller	Jeff McCall Former Executive Vice President

EXECUTIVE SUMMARY	30	2021 Performance Share Awards – Results	45
Our Compensation Practices	35	Other Benefits	45
Roles and Responsibilities with Regard to Compensation	36	Change in Control Effects	45
Use of Market Data	37	Executive Transitions	45
2024 Compensation Decisions	37	Other Compensation Practices	46

Executive Summary

Continued Stockholder Engagement on Executive Compensation

The Compensation Committee and full Board take the outcome of the Say-on-Pay vote seriously and are focused on gathering and responding to our stockholders’ feedback regarding the Company’s executive compensation programs. As part of its compensation-setting process, the Compensation Committee considers the results of the stockholder advisory vote on our executive compensation from the prior year. The Compensation Committee reports that approximately 79% of the votes cast at our 2024 Annual Meeting were voted in favor of our executive compensation. This strong rate of stockholder approval nonetheless represents a slight decrease in support relative to fiscal 2023. Therefore, the Compensation Committee continues to put forth consistent efforts to engage and align with, and be responsive to, our stockholders to bolster future stockholder voting results.

Throughout fiscal 2024, in furtherance of these efforts, the Compensation Committee participated in a series of discussions and consultations with the Compensation Committee’s independent compensation advisor. In a continued effort to be responsive to the feedback we received from extensive outreach to our stockholders in fiscal 2023, the Compensation Committee in fiscal 2024 also consulted with an independent compensation advisor to obtain additional input on how we could continue to improve on the progress we made in fiscal 2023 in aligning our executive compensation programs with stockholder interests.

30 | LENNAR CORPORATION 2025 PROXY STATEMENT

Compensation Discussion and Analysis Executive Summary

Highlights of our fiscal 2024 compensation program, which have been developed based on the input from our stockholders in fiscal 2024 and in prior years, the results of the Company’s 2024 Say-on-Pay vote, and consultations with the Compensation Committee’s independent compensation advisor, are listed below:

•

With respect to annual cash incentive compensation, a Pretax Income (as defined in the “Compensation Discussion and Analysis—2024 Compensation Decisions—Annual Cash Incentive Compensation” section of this proxy statement) profit-sharing percentage of 0.20% for Mr. Miller and 0.15% for Mr. Jaffe, which incentivizes growth in Pretax Income to strengthen the link between short-term incentive payouts and the Company’s performance.

•	An equity pay mix of 70% performance-based and 30% time-based awards for each of Messrs. Miller and Jaffe to ensure alignment with long-term value creation for our stockholders.

•

Performance share awards target payouts for Messrs. Miller and Jaffe in the 65th percentile to require greater outperformance to earn target payouts relative to our peers which further strengthens the alignment between executive compensation and the Company’s performance.

•

Performance share award threshold payouts for Messrs. Miller and Jaffe at 30% of target, which maintains a reduced level of compensation for underperformance and strengthens the alignment between executive compensation and the Company’s performance.

•	Target incentive pay mix for Messrs. Miller and Jaffe at approximately 20% cash and 80% equity.

We Regularly Review the Compensation Program and Make Appropriate Changes

We are committed to aligning with and being responsive to our stockholders. We take into account their feedback and regularly review and make changes to our executive compensation program accordingly. Below are the changes we made to our equity compensation and cash bonus programs for Messrs. Miller and Jaffe in the last five years.

Equity-Based Compensation

	Performance Measures	Performance Period	Variable financial performance objectives?	Approximate Equity Percentage of Total Direct Compensation
2024(1)	Unchanged	3 Years	Yes – unchanged	81%
2023	Unchanged, but (1) relative target performance moved from 60% to 65% as compared to our Peer Group; and (2) payout level at threshold performance achievement lowered from 50% of target to 30% of target	3 Years	Yes – unchanged	78%
2022	Unchanged, but relative target performance moved from 50% to 60% as compared to our Peer Group	3 Years	Yes – unchanged	77%
2021	Unchanged	3 Years	Yes – unchanged	49%
2020	Unchanged	3 Years	Yes – unchanged	52%

(1)

Due to the reduction in annual cash bonus for our Co-CEOs discussed elsewhere in this “Compensation Discussion and Analysis” section, the actual pay mix percentage for Mr. Miller was 94% equity and 6% cash and for Mr. Jaffe was 96% equity and 4% cash.

LENNAR CORPORATION 2025 PROXY STATEMENT | 31

Compensation Discussion and Analysis Executive Summary

Annual Incentive Cash Bonus

	Miller	Jaffe
2024	0.20% of Pretax Income after a 7.3% capital charge – subject to a maximum payout cap of $7.0 million	0.15% of Pretax Income after a 7.3% capital charge – subject to a maximum payout cap of $6.0 million
2023	0.20% of Pretax Income after a 7.3% capital charge – subject to a maximum payout cap of $7.0 million	0.15% of Pretax Income after a 7.3% capital charge – subject to a maximum payout cap of $6.0 million
2022	0.58% of Pretax Income after a 7.3% capital charge – subject to a maximum payout cap of $7.0 million	0.51% of Pretax Income after a 7.3% capital charge – subject to a maximum payout cap of $6.0 million
2021	0.58% of Pretax Income after a 7.3% capital charge	0.51% of Pretax Income after a 7.3% capital charge
2020	0.73% of Pretax Income after a 7.3% capital charge	0.55% of Pretax Income after a 7.3% capital charge

As further described in “Compensation Discussion and Analysis—2024 Compensation Decisions—Annual Cash Incentive Compensation” of this proxy statement, after careful review and discussion of the Company’s fiscal 2024 performance with management, the Compensation Committee exercised its negative discretion to reduce the cash bonuses of Messrs. Miller and Jaffe. The amount of reduction was calculated for each of Mr. Miller and Mr. Jaffe by deducting from the amount that would have been payable had there been no such reduction (the “Pre-Reduction Bonus”), the product of (a) 15% and (b) the sum of the Pre-Reduction Bonus (i.e., $6,828,309 for Mr. Miller and $5,121,231 for Mr. Jaffe) plus the aggregate grant date fair value of the service-based and performance-based restricted stock awards that were granted to Mr. Miller and Mr. Jaffe, as applicable, on January 8, 2024 ($26,500,472 for Mr. Miller and $23,200,671 for Mr. Jaffe). This resulted in final earned bonuses of $1,828,992 for Mr. Miller and $872,946 for Mr. Jaffe. The Compensation Committee has otherwise only used its negative discretion to reduce the cash bonus once in the last five years, reducing the 2020 cash bonuses of Messrs. Miller and Jaffe.

Base Salaries

In contrast to the regular changes that we make to the at-risk portion of executive compensation, with respect to Messrs. Miller and Jaffe, no changes have been made to their base compensation since 2003 and 2010, respectively.

Key Operating and Financial Highlights

KEY FINANCIAL METRICS

($ in millions)
$9,000
$8,000
$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
2020
2021
2022
2023
2024
Net Income
Cash Flow From Operations
Cumulative Cash Returned to Stockholders (Share Repurchases & Dividends)

32 | LENNAR CORPORATION 2025 PROXY STATEMENT

Compensation Discussion and Analysis Executive Summary

KEY OPERATING METRICS

KEY RETURN METRICS

*	Assumes dividends are reinvested in the shares; 11/30 fiscal year-end comparison

	As of or for the Fiscal Year Ended November 30,					% Change
Stock Price and Other Data	2024	2023	2022	2021	2020	2024 vs 2023	2024 vs 2020

Common stock price (LEN A)	$174.39	$127.92	$87.83	$105.05	$75.86	36%	130%

Common stock price (LEN B)	$164.83	$114.74	$72.61	$85.78	$60.70	44%	172%

Total equity market capitalization (in millions)	$47,069	$35,947	$25,019	$31,785	$23,154	31%	103%

Book value per share	$103.90	$94.61	$83.16	$69.52	$57.55	10%	81%

Diluted earnings per share	$14.31	$13.73	$15.72	$14.27	$7.85	4%	82%

Cash dividends paid per share	$2.00	$1.50	$1.50	$1.00	$0.63	33%	220%

LENNAR CORPORATION 2025 PROXY STATEMENT | 33

Compensation Discussion and Analysis Executive Summary

2024 Compensation Program

Our NEO compensation program currently has three forms of direct compensation: base salary, annual cash incentive awards, and equity-based incentive awards.

Element	Description	Primary Objectives

Base salary	Fixed cash payment	To attract and retain executives by offering salaries that are competitive with market opportunities and that recognize each executive’s position, role, responsibility, and experience.

Annual cash incentive award	Variable performance-based cash payment.	To motivate and reward the achievement of annual performance objectives.

Equity-based incentive award

Messrs. Miller, Jaffe, and McCall and Ms. Bessette receive their grants as performance-based restricted stock/performance-based restricted stock units and service-based restricted stock.

Mr. Sustana and Mr. Collins receive their grants entirely in service-based restricted stock.

To align executives’ interests with the interests of stockholders, motivate executives to maximize our long-term performance and stockholder returns, and promote executive retention.

We do not have a formal policy prescribing the allocation of total compensation among these various components. Our Compensation Committee believes the factors that determine compensation should vary with the executive’s role. For example, executives with more influence over our operating and financial performance should have a greater portion of their compensation dependent upon the achievement of performance objectives. For more information on our commitment to link compensation to the achievement of performance objectives, see “Compensation Discussion and Analysis—Our Compensation Practices—We Tie Executive Compensation to Performance” in this proxy statement. By comparison, those named executive officers whose responsibilities are to establish and maintain strong corporate controls and regulatory compliance should have a larger percentage of their direct compensation from their base salary and from annual incentive awards based on factors like whether Lennar adheres to fundamental policies and procedures and avoids undue risk-taking.

The chart below shows how total direct compensation was allocated for each of our NEOs in fiscal 2024 (other than Mr. McCall due to his transition to a non-executive role within the Company, effective as of June 20, 2024). In order to provide greater alignment with stockholders, we compensate significantly more in equity-based awards than in cash. This is consistent with the Compensation Committee’s decision described above to target the fiscal 2024 incentive pay mix for Messrs. Miller and Jaffe at approximately 20% cash and 80% equity and with our compensation objectives to align executive compensation with the Company’s performance and to provide long-term value for our stockholders. For fiscal 2024, due to the reduction in annual cash bonus for Messrs. Miller and Jaffe described elsewhere in this “Compensation Discussion and Analysis” section, approximately 90% of Mr. Miller’s and Mr. Jaffe’s total incentive compensation came in the form of equity and approximately 10% came in the form of cash.

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Compensation Discussion and Analysis Our Compensation Practices

Our Compensation Practices

We designed our executive compensation program to:

•	attract, retain and motivate highly qualified and experienced executives;

•	recognize valuable individual performance and motivate executives to maximize Lennar’s short-term and long-term achievements without taking undue risk;

•	maintain flexibility to ensure that awards remain competitive within our peer group of homebuilders and Fortune 500 companies;

•	align the interests of our executives with those of our stockholders; and

•	promote adherence to good corporate governance and company policies and values.

We pursue these objectives while adhering to the governance practices and company policies discussed below.

We Tie Executive Compensation to Performance

We believe that one of the best ways to align the interests of our senior executives with those of our stockholders is to tie a significant portion of executive compensation to Lennar’s financial and operational performance. With respect to our Executive Chairman and Co-Chief Executive Officer and our Co-Chief Executive Officer and President—the two named executive officers whose responsibilities are to manage the growth of our business—this means that approximately 97% of total direct compensation (base salary, annual cash incentive awards, and equity awards) for fiscal 2024 was either awarded based on Lennar’s financial performance or was awarded in the form of equity.

In order to incentivize the creation of long-term value for our stockholders directly in response to articulated stockholder concerns, we maintain a long-term incentive program pursuant to which equity awards to executives are more heavily weighted towards performance-based equity awards versus time-based equity awards. This provides greater alignment between executive compensation and the Company’s performance outcomes. Additionally, the performance-based equity awards will only be earned if Lennar achieves predetermined financial and operational goals over a three-year period, which take into account the Company’s performance relative to its peer group (and as of fiscal year 2023, we require greater outperformance relative to the Company’s peer group to earn target payouts). See “Proxy Summary—Compensation Highlights” in this proxy statement for further information. These practices highlight the Company’s compensation philosophy of aligning executive compensation and Company performance and continually innovating our compensation program to strengthen this alignment in response to stockholder concerns.

Annual cash incentive awards for these executives are also tied to performance. The annual cash incentive awards for our Co-CEOs were calculated based on Pretax Income (as defined in “Compensation Discussion and Analysis—2024 Compensation Decisions—Annual Cash Incentive Compensation” of this proxy statement) after a capital charge—the metric we believe most directly translates into stockholder value. During fiscal year 2023, the Pretax Income payout percentage was reduced, which decreased the total short-term incentive bonus payable to executives while also strengthening the link between short-term incentive payouts and the Company’s performance. This reduced Pretax Income payout percentage has been maintained for fiscal 2024. Further discussion of the annual cash incentive awards is in “Compensation Discussion and Analysis—2024 Compensation Decisions—Annual Cash Incentive Compensation” of this proxy statement.

Annual cash incentive awards for our CFO, our GC, our Controller and our Former EVP, are based on Lennar’s performance as well as their operational and strategic performance in their respective areas of responsibility. Since the principal responsibilities for these executives include establishing and maintaining strong corporate controls and regulatory compliance, a smaller portion—approximately 83%—of their total direct compensation for fiscal 2024 was either performance-based or equity-based.

Team Compensation Philosophy

The compensation of our senior executives reflects our emphasis on and commitment to a carefully coordinated, team-based leadership approach. We believe this culture of collegiality at the senior executive level is a significant contributing factor in furtherance of our goal of creating value for stockholders. Our senior executives’ compensation tracks to our broader compensation philosophy, taking into account structure and level in order to motivate and reward continued collaboration among the team. Our senior executives each bring different talents to their work at Lennar, and we strive for a culture in which they interact flawlessly to produce excellent performance in stockholder returns.

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Compensation Discussion and Analysis Roles and Responsibilities with Regard to Compensation

We Maintain Strong Compensation Governance Policies

The compensation governance policies summarized below further align our executives’ interests with those of our stockholders.

Stock ownership guidelines. Each of our executive officers is required to own shares of our common stock with a value equal to a prescribed multiple of his or her base salary. All of the NEOs significantly exceed their minimum stock ownership requirements. For more information, see page 46.

No employment agreements. We do not have employment agreements or change in control agreements with any of our NEOs or other executive officers. This gives the Compensation Committee flexibility to change the components of our executive compensation program in order to remain competitive in the market and address economic conditions.

Double-trigger vesting requirement. All equity grants are subject to a “double-trigger” requirement to accelerate vesting in the event of a change in control. For more information, see page 45.

Compensation Clawback Policy. Our compensation clawback policy, which we also refer to as our Executive Officer Recovery Policy or our Clawback Policy, would allow us to recover from NEOs and other associates (in certain circumstances) incentive-based compensation granted under our 2016 Equity Plan and 2016 Incentive Compensation Plan, as may be amended or restated from time to time (“2016 Incentive Compensation Plan”). For more information, see page 46.

Roles and Responsibilities with Regard to Compensation

Role of the Compensation Committee

Our Compensation Committee annually evaluates and approves the compensation for our executive officers, including both Mr. Miller, our Executive Chairman and Co-Chief Executive Officer, and Mr. Jaffe, our Co-Chief Executive Officer and President. The Compensation Committee’s determinations regarding the compensation of our executive officers take into account a variety of factors. Among other things, the Compensation Committee looks at the compensation being paid by other homebuilders or companies with businesses similar to Lennar’s, and compensation being paid to other executives at Fortune 500 companies. The Compensation Committee also considers recommendations by Mr. Miller and Mr. Jaffe (except regarding themselves) and other members of our senior management and any other factors the Compensation Committee believes are appropriate.

Under the 2016 Equity Plan, the Compensation Committee is authorized to delegate all or a part of its duties with respect to awards to management (excluding any awards made to individuals subject to Section 16 of the Exchange Act and awards issued to any person who was delegated authority to make awards). Under our 2016 Incentive Compensation Plan, the Compensation Committee is authorized to delegate all or a part of its duties with respect to bonuses under the plan to management.

Role of Management

Mr. Miller and Mr. Jaffe provide written background and supporting materials for review at Compensation Committee meetings and also attend those meetings at the Compensation Committee’s request. Typically, both Mr. Miller and Mr. Jaffe attend all regularly scheduled Compensation Committee meetings, but they are excused as appropriate, including, generally, for discussions regarding their own compensation. In addition, Mr. Miller and Mr. Jaffe provide information regarding, and make recommendations about, designs for (or changes to) our executive compensation programs. Finally, Mr. Miller and Mr. Jaffe provide the Compensation Committee with:

•	evaluations of each named executive officer, including themselves;

•	recommendations regarding base salary levels for the upcoming year for each named executive officer, other than themselves;

•	an evaluation of the extent to which each named executive officer met the applicable annual incentive plan target(s); and

•	recommendations regarding the aggregate value of the long-term incentive compensation that each named executive officer should receive.

Role of Compensation Consultants and Advisors

The Compensation Committee has the authority to engage the services of outside legal or other experts and advisors as it deems necessary and appropriate. As it has in the past, the Compensation Committee engaged FW Cook, in fiscal 2024 to assist the Compensation Committee with executive compensation matters. The Compensation Committee considered the work performed by FW Cook for the Company and determined that no conflicts of interest exist and that FW Cook is independent from management.

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Compensation Discussion and Analysis Use of Market Data

Use of Market Data

We refer to compensation data regarding other publicly traded homebuilding companies to analyze our compensation decisions in light of current market rates and practices, and to help ensure that our decisions are reasonable and competitive. In connection with setting fiscal 2024 compensation, the Compensation Committee reviewed summaries of information disclosed in public filings by the following publicly traded homebuilders, which are listed with their exchange ticker symbols, that the Compensation Committee views as our peer group (the “Peer Group”). The Company’s Peer Group was revised for fiscal 2024 in response to feedback from FW Cook. Beazer Homes USA, Inc. was removed as it was the smallest peer in the Peer Group across all key financial metrics, and M.D.C. Holdings, Inc. was removed as it was acquired in April 2024 and is no longer publicly traded. The Compensation Committee approved these changes at its meeting on June 19, 2024.

D.R. Horton, Inc. (DHI)	PulteGroup, Inc. (PHM)

KB Home (KBH)	Taylor Morrison Home Corporation (TMHC)

Meritage Homes Corporation (MTH)	Toll Brothers, Inc. (TOL)

NVR, Inc. (NVR)	TRI Pointe Group, Inc. (TPH)

Given that only one company in the Peer Group approaches Lennar in terms of revenue, profitability, and market capitalization, the Compensation Committee also reviewed information about compensation levels generally paid by other Fortune 500 companies. The Compensation Committee does not design our executive compensation programs to fit within a specific percentile of the executive compensation programs of the Peer Group companies, the Fortune 500 companies or any other peer group or survey. Rather, the Compensation Committee compares numerous elements of executive compensation, including base salaries, annual incentive compensation, and long-term cash and equity-based incentives, to assist in determining whether proposed compensation programs are competitive, and then uses its experience and judgment to make final compensation decisions.

2024 Compensation Decisions

Base Salaries

Why we pay base salaries. The Compensation Committee believes that competitive base salaries are an important element in attracting, retaining, and motivating our executives. In addition, the Compensation Committee believes that having a reasonable level of fixed compensation allows our executives to dedicate their undivided business attention to Lennar.

How base salaries are determined. The Compensation Committee considers a number of factors when setting base salaries for the NEOs, including:

•	level of experience and responsibility;

•	the scope and complexity of the role;

•	ability to contribute to our meeting annual operating objectives;

•	level of pay required to retain the executive’s services in light of market conditions;

•	average base salary of comparable executives in our Peer Group; and

•	market changes and the economic and business conditions affecting Lennar at the time of the evaluation.

The Compensation Committee does not assign a specific weight to any individual factor or apply a formula for how an NEO’s base salary should compare to that of persons holding similar positions with members of our Peer Group.

2024 base salary decisions. The NEOs’ base salaries for fiscal 2024 are shown below.

Name	2024 Base Salary ($)	Change in Base Salary (%)
Stuart Miller	1,000,000	unchanged since 2003
Jonathan M. Jaffe	800,000	unchanged since 2010
Diane Bessette	750,000	unchanged since 2018
Mark Sustana	500,000	unchanged since 2022
David Collins	325,000	unchanged since 2021
Jeff McCall	750,000	unchanged since 2018

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Compensation Discussion and Analysis 2024 Compensation Decisions

Annual Cash Incentive Compensation

Why we pay annual cash incentive compensation. The Compensation Committee believes that annual cash incentive compensation encourages executive officers to contribute to Lennar’s profitability. Our 2024 annual cash incentive awards were made under our 2016 Incentive Compensation Plan.

2024 Annual Cash Incentive Decisions

MESSRS. MILLER AND JAFFE

The cash bonuses for Messrs. Miller and Jaffe are based on percentages of our pretax income, which is net earnings attributable to Lennar plus/minus income tax expense/benefit (“Pretax Income”), after a capital charge equal to 7.3% of tangible capital and subject to a maximum payout cap. Pretax Income is calculated after eliminating goodwill charges, losses or expenses on early retirement of debt, impairment charges, and acquisition or deal costs related to the purchase or merger of a public company. Tangible capital is calculated as stockholders’ equity less intangible assets plus homebuilding debt. We believe that our executives’ pay should be linked to Lennar’s performance, and that linking the annual cash bonus to Pretax Income achieves this goal. For example, there have been years, such as fiscal 2008 and 2009 during the economic downturn, when these executives did not receive cash bonuses, and other years, such as more recent years, when Lennar has been profitable and the executives have received significant cash bonuses.

In January and April 2024, informed by feedback received during extensive outreach to stockholders, the results of the Company’s 2024 advisory vote on executive compensation, and consultations with its independent compensation advisor, the Compensation Committee determined that the cash bonus plans of Messrs. Miller and Jaffe should continue to provide for a cash bonus cap (originally introduced in November 2022) of $7.0 million and $6.0 million, respectively.

In addition, at that time, our Compensation Committee reviewed an analysis of the compensation Lennar paid to its senior executives compared with that paid by our Peer Group. This included an analysis of the fiscal 2023 compensation paid to Messrs. Miller and Jaffe as compared with the compensation paid in fiscal 2022 and 2023 to the individuals in comparable positions at companies in our Peer Group, in the Fortune 500, and in the Executive Compensation Survey conducted by FW Cook. Based on its review of the analysis, the results Lennar achieved during fiscal 2023, and the results Lennar was expected to achieve during fiscal 2024, the Compensation Committee decided to continue applying a formula for Messrs. Miller and Jaffe that included cash incentive bonuses equal to 0.20% and 0.15%, respectively, of Lennar’s fiscal 2024 Pretax Income, after a capital charge equal to 7.3% of tangible capital.

Using such formula, based on our fiscal 2024 Pretax Income of $5.3 billion, and after taking into account the $1.9 billion capital charge, Mr. Miller would have been entitled to a cash bonus payment of $6,828,309 and Mr. Jaffe would have been entitled to a cash bonus payment of $5,121,231. However, after careful review and discussion of the Company’s fiscal 2024 performance with management, the Compensation Committee exercised its negative discretion to reduce the cash bonus for each of Messrs. Miller and Jaffe. The amount of reduction was calculated for each of Mr. Miller and Mr. Jaffe by deducting from the Pre-Reduction Bonus, the product of (a) 15% and (b) the sum of the Pre-Reduction Bonus (i.e., $6,828,309 for Mr. Miller and $5,121,231 for Mr. Jaffe) plus the aggregate grant date fair value of the service-based and performance-based restricted stock awards that were granted to Mr. Miller and Mr. Jaffe, as applicable, on January 8, 2024 ($26,500,472 for Mr. Miller and $23,200,671 for Mr. Jaffe). This resulted in a final earned bonus of $1,828,992 for Mr. Miller and $872,946 for Mr. Jaffe. Despite the overall strong performance results in fiscal year 2024 (including surpassing the target number of homes delivered), our fiscal 2024 Pretax Income of $5.3 billion was lower than our goal by 0.5% and a continuation of the reduction experienced in fiscal year 2023, which we believe is partly due to external factors such as continuing rising interest rates and increases to material and labor costs.

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Compensation Discussion and Analysis 2024 Compensation Decisions

MS. BESSETTE

Ms. Bessette had the opportunity to earn a cash bonus of up to a maximum of 400% of her base salary, which is consistent with Ms. Bessette’s maximum bonus opportunity for fiscal year 2023. Ms. Bessette’s fiscal year 2024 cash bonus opportunity was similar to her fiscal year 2023 cash bonus opportunity because it was designed to focus on her achievement of certain strategic, operational and financial objectives and was not directly tied to her individual annual performance appraisal review. The performance criteria and associated payout for Ms. Bessette’s award are shown below.

		Performance Levels/ Target/Maximum Bonus Opportunity

Performance Criteria	Percent of Target/Maximum Award	Threshold	% of Target/Maximum
• Meet or exceed FY 2024 business plan profitability • Maximize cash generation and allocate capital to create greater stockholder value • Enforce corporate governance, Company policy and procedure adherence, and strong internal controls • Leadership matters: drive change, build stronger teams, and facilitate new programs to improve Company performance • Continue transformation of the FP&A Department • Continue transformation of the Treasury Department • Continue transformation of the Technology Department	100%	Good Very Good Exceptional	25% 50% 100%

Total	100% of Target/Maximum Award (400% of Base Salary)

The Compensation Committee determined that Ms. Bessette had achieved an “exceptional” performance rating for the above- referenced performance criteria and was therefore entitled to a maximum award of 400% of her base salary, or $3,000,000. In determining the score earned for Ms. Bessette’s performance, the Compensation Committee recognized the following achievements: overall contribution toward the Company exceeding its profitability goals and creating greater stockholder value for fiscal year 2024, strengthening of the Company’s balance sheet and liquidity position, solid leadership in the achievement of the Company’s operational and financial strategies, and effective executive management oversight of the continued transformation of the Company’s financial planning and analysis, treasury and technology functions. The Compensation Committee also recognized Ms. Bessette’s critical leadership role on financial matters throughout the Millrose Spin-Off. No specific weight was given to any particular factor in the evaluations, and no one factor was determinative.

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Compensation Discussion and Analysis 2024 Compensation Decisions

MR. SUSTANA

Mr. Sustana had the opportunity to earn a cash bonus of up to a maximum of 280% of his base salary, which is consistent with Mr. Sustana’s maximum bonus opportunity for fiscal year 2023. Mr. Sustana’s fiscal year 2024 cash bonus opportunity was also similar to his fiscal year 2023 cash bonus opportunity because it was not directly tied to his individual annual performance appraisal review. However, Mr. Sustana’s fiscal year 2024 cash bonus opportunity otherwise differed from his fiscal year 2023 cash bonus opportunity because it was designed to focus on his achievement of certain special legal projects. This change was part of a broader change by the Compensation Committee for fiscal 2024 to more directly measure performance based on leadership. The performance criteria and associated payout are shown below.

		Performance Levels/ Target/Maximum Bonus Opportunity

Performance Criteria	Percent of Target/Maximum Award	Threshold	% of Target/Maximum
Leadership Matters: • Special legal projects, as determined from time to time	50%	Good Very Good Exceptional	25% 50% 100%
Continuous Improvement/Transformation: • Special legal projects, as determined from time to time	50%	Good Very Good Exceptional	25% 50% 100%
Total	100% of Target/Maximum Award (280% of Base Salary)

The Compensation Committee determined that Mr. Sustana had achieved an “exceptional” performance rating for the above-referenced performance criteria and was therefore entitled to a maximum award of 280% of his base salary, or $1,400,000. In determining the score earned for Mr. Sustana’s performance, the Compensation Committee recognized the following achievements: provision of strategic legal counsel and support to Company business units to enable achievement of business goals and overall contribution to the Company’s solid performance during fiscal 2024, and his strategic leadership in managing litigation and regulatory compliance and in response to legal and governance challenges during the year. The Compensation Committee also recognized Mr. Sustana’s critical leadership role on legal and governance matters throughout the Millrose Spin-Off. No specific weight was given to any particular factor in the evaluations, and no one factor was determinative.

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Compensation Discussion and Analysis 2024 Compensation Decisions

MR. COLLINS

Mr. Collins had the opportunity to earn a cash bonus of up to a maximum of $900,000. Mr. Collins’s fiscal year 2024 cash bonus opportunity differed from his fiscal year 2023 cash bonus opportunity because it was designed to focus on his achievement of certain special financial objectives. This change was part of a broader change by the Compensation Committee for fiscal 2024 to more directly measure performance based on leadership. At the same time, however, Mr. Collins’ fiscal year 2024 cash bonus opportunity, like his fiscal year 2023 cash bonus opportunity, was not directly tied to his individual annual performance appraisal review. The performance criteria and associated payout for Mr. Collins’ award are shown below.

		Performance Levels/ Target/Maximum Bonus Opportunity

Performance Criteria	Percent of Target/Maximum Award	Threshold	% of Target/Maximum
Leadership Matters: • Special financial projects, as determined from time to time	50%	Good Very Good Exceptional	25% 50% 100%
Continuous Improvement/Transformation: • Special financial projects, as determined from time to time	50%	Good Very Good Exceptional	25% 50% 100%
Total	100% of Target/Maximum Award ($900,000)

Mr. Collins was deemed to meet the “exceptional” performance level with respect to each of the performance criteria and was further acknowledged for his significant leadership throughout the Millrose Spin-Off. Mr. Collins received a cash bonus of 100% of his maximum award, or $900,000. In addition, due to his exceptional performance and leadership in respect of the Millrose Spin-Off, the Compensation Committee at its discretion awarded Mr. Collins an additional discretionary cash bonus of $50,000. In determining the score earned for Mr. Collins’ performance and in awarding the additional discretionary bonus, the Compensation Committee recognized the following achievements: overall contribution toward the Company exceeding its profitability goals for fiscal year 2024, assisting in preparing the Company for the Millrose Spin-Off, effective leadership and support in the transformational and transitional processes of the Company’s technology, financial planning and analysis, internal audit and legal functions, and solid strategic leadership on other process and reporting improvements. No specific weight was given to any particular factor in the evaluations, and no one factor was determinative.

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Compensation Discussion and Analysis 2024 Compensation Decisions

MR. MCCALL

Mr. McCall had the opportunity to earn a cash bonus of up to a maximum of 400% of his base salary. Mr. McCall’s fiscal year 2024 cash bonus opportunity was focused on his achievement of certain strategic, operational and financial objectives. The performance criteria and associated payout are shown below.

		Performance Levels/ Target/Maximum Bonus Opportunity

Performance Criteria	Percent of Target/Maximum Award	Threshold	% of Target/Maximum
• Meet or exceed FY 2024 business plan profitability • Establish stand-alone Quarterra overhead structure • Complete IT separation of SFR and MF application stacks • Enforce corporate governance, Company policy and procedure adherence, and strong internal controls • Leadership matters: drive change, build great teams, be accountable, and embrace new programs to improve Company performance • Continue transformation of SFR debt strategy • Continue transformation of Multi-Family capital efficiency strategy • Execute on QMV3 portfolio strategy	100%	Good Very Good Exceptional	25% 50% 100%
Total	100% of Target/Maximum Award (400% of Base Salary)

The Compensation Committee determined that Mr. McCall did not meet the necessary performance levels for the above-referenced performance criteria and was, therefore, not entitled to receive a cash bonus for fiscal 2024. In its evaluation, the Compensation Committee considered Mr. McCall’s transition to a non-executive role within the Company, effective as of June 20, 2024, which impacted his ability to meet the more executive nature of the above-referenced performance criteria.

Equity-Based Compensation

Why we pay equity-based compensation. The Compensation Committee believes that a significant component of a senior executive’s compensation should be long-term incentive compensation in the form of equity in order to align the financial interests of our senior executives with those of our stockholders. The Compensation Committee believes that granting equity incentives to our senior executives in the form of restricted stock with deferred vesting:

•	motivates our senior management to maximize our long-term, as well as our short-term, performance;

•	helps us attract and motivate highly qualified and experienced executives; and

•	helps retain key personnel.

During 2024, our Compensation Committee reviewed the effect that our restricted stock grant program had on retention, and determined that the program has provided, and continues to provide, a strong retention incentive for senior executives. Moreover, the Compensation Committee determined that, because of the “stacking” effect, a program of annual long-term grants that vest in installments or after a multi-year performance period provides better associate retention benefits than an award that is fully vested on the grant date. Therefore, the Compensation Committee decided Lennar should continue making grants of restricted stock to senior executives.

How equity-based compensation was determined. Annually, the Compensation Committee evaluates the appropriate form of equity-based compensation and approves the dollar value of long-term equity awards that will be granted to each NEO under our 2016 Equity Plan.

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Compensation Discussion and Analysis 2024 Compensation Decisions

The numbers of shares of restricted stock awarded to members of our senior management with regard to 2024 were based upon recommendations by Messrs. Miller and Jaffe and other members of senior management. In addition, our Compensation Committee engaged in a review of the total compensation our senior management had received over the last five years, the comparative compensation analysis described above, and the executives’ total potential compensation for fiscal 2024 and considered each executive’s responsibilities and expected contributions to Lennar. The Compensation Committee did not assign a specific weight to any individual factor or consider any policy as to how the compensation should compare to that of employees performing similar functions for our Peer Group or other Fortune 500 companies.

2024 Equity-Based Compensation Decisions

In January 2024, the Compensation Committee approved the awards shown below of restricted Class A common stock under the 2016 Equity Plan. As noted in “Proxy Summary—Compensation Highlights” and elsewhere in this “Compensation Discussion and Analysis” section, with respect to Messrs. Miller and Jaffe, during fiscal 2024, the equity pay mix was approximately 70% performance-based and 30% time-based awards, which is a heavier emphasis on the performance-based awards than suggested by our stockholders and consistent with the equity pay mix during fiscal 2023.

Executive	Service-based restricted stock value ($)(1)	Service-based restricted stock (#)(2)	Performance-based restricted stock value at target ($)(1)(3)	Performance-based restricted stock at target (#)
Stuart Miller	7,950,198	53,245	18,749,369	124,240
Jonathan M. Jaffe	6,960,222	46,615	16,414,753	108,770
Diane Bessette	1,625,374	10,884	1,642,532	10,884
Jeff McCall	875,589	5,863	884,800	5,863

(1)	Value is based on $149.31 per share, which was the closing price of Lennar’s Class A common stock on the grant date of January 8, 2024.

(2)	The shares of service-based restricted stock will vest in equal installments on each of February 14, 2025, February 14, 2026, and February 14, 2027.

(3)

If the threshold number of shares of performance-based restricted stock that potentially could be earned were used rather than the target number, the total grant date fair value of the performance-based awards would be $5,264,811 for Mr. Miller, $4,924,426 for Mr. Jaffe, $492,759 for Ms. Bessette and $265,440 for Mr. McCall. If the maximum number of Class A common stock that potentially could be earned were used rather than the target number, the total grant date fair value of the awards would be $37,498,738 for Mr. Miller, $32,829,505 for Mr. Jaffe, $3,285,063 for Ms. Bessette and $1,769,600 for Mr. McCall.

Grants of performance-based share awards

The performance-based restricted stock awards awarded in January 2024 were granted at target and will vest, if at all, only to the extent that specific performance goals are met with respect to the four equally weighted metrics over the three-year performance period, which commenced on December 1, 2023 and ends on November 30, 2026. Consistent with historical practice, the number of performance-based restricted shares issued at grant is equal to the target number of shares subject to the performance share award. The portion of the performance share award that may be issuable upon achievement of above-target performance is granted in the form of performance-based restricted stock units. Together, these are referred to herein as the “performance share awards.” The Compensation Committee has assigned a threshold, target, and maximum performance goal to each of the metrics. If the threshold performance level for a particular metric is not achieved, no amount will be paid for that metric. Payouts for performance between threshold and target goals and between target and maximum goals will be calculated by linear interpolation. If the average weighting of the four performance metrics is below target, then only a portion of the shares granted at target will vest. If the average weighting of the four performance metrics is above target, then the target shares granted will vest and an additional number of fully vested shares (in settlement of all or a portion of the performance-based restricted stock unit portion of the performance share award) will be issued to grantee. The performance goals for the four metrics were as follows:

Share Payout	Relative Gross Profit Percentage*	Relative Return on Tangible Capital*	Relative Total Stockholder Return*	Debt/EBITDA Multiple
0%	<25th Percentile	<25th Percentile	<25th Percentile	>1.05
30% (threshold)	25th Percentile	25th Percentile	25th Percentile	0.85
100% (target)	65th Percentile	65th Percentile	65th Percentile	0.65
200% (maximum)	75th Percentile	75th Percentile	75th Percentile	≤0.45

*	Relative metrics are determined by reference to Lennar’s Peer Group.

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Compensation Discussion and Analysis 2024 Compensation Decisions

The Compensation Committee selected these performance metrics because as discussed below, they are effective long-term measures of performance, they align our executives’ interests with the interests of our stockholders, and they are important internal and external operating metrics. As noted in “Proxy Summary—Compensation Highlights” and elsewhere in this “Compensation Discussion and Analysis” section, (1) the performance-based award target payouts for Messrs. Miller and Jaffe are at the 65th percentile; and (2) the payout level at threshold performance achievement is 30% of target for Messrs. Miller and Jaffe, strengthening the link between executive compensation and Company performance.

Gross profit percentage is an industry standard that research analysts and investors use to gauge the strength of businesses like ours because it shows whether costs are being managed effectively. A high gross profit percentage target incentivizes our executives to maximize our sales prices, control sales incentives, and minimize costs of sales, which include the costs of land, labor, materials, and products used in building our homes. A relative gross profit percentage metric indicates whether Lennar is managing costs and sale prices more effectively than our peers.

Return on tangible capital encourages our executives to focus on our returns and the efficient use of our assets and resources, while also driving earnings. A relative return on tangible capital metric indicates whether Lennar is using assets and resources more efficiently than our peers. Return on tangible capital is calculated by dividing the Company’s net operating profit after tax by its tangible capital. Net operating profit after tax is calculated by taking the Company’s net income and adding back any after-tax interest expense and adjusting for tax items or other adjustments to the extent approved by the Compensation Committee. Tangible capital is defined as stockholders’ equity less intangible assets plus homebuilding debt.

Debt/EBITDA multiple encourages our executives to maximize cash flow and reduce our leverage. Debt is calculated as the Company’s consolidated debt balance for the applicable period, divided by the Company’s EBITDA for such period. EBITDA is earnings before interest, taxes, depreciation and amortization.

Total stockholder return is a measure that captures stock price appreciation plus dividends paid over a defined period, reflecting the total return to stockholders during that time. A relative total stockholder return metric indicates whether an investment in Lennar was better for our stockholders than an investment in our Peer Group would have been.

The threshold performance levels outlined above are designed to be reasonably achievable, yet uncertain under expected market and business conditions at the time of grant. Target performance levels are designed to require significant management effort to achieve, and maximum performance levels are designed to be measurably more difficult to achieve than target performance levels.

Grants of service-based restricted stock

In January 2024, the Compensation Committee also approved a grant to Mr. Sustana of 10,382 shares of service-based restricted Class A common stock that will vest in equal installments on each of February 14, 2025, February 14, 2026, and February 14, 2027. The stock had a grant date fair value of $1,550,259.

In addition, in January 2024, the Compensation Committee approved a grant to Mr. Collins of 6,365 shares of service-based restricted Class A common stock that will vest in equal installments on each of February 14, 2025, February 14, 2026, and February 14, 2027. The stock had a grant date fair value of $950,471.

Effect of retirement on equity awards

Our 2016 Equity Plan provides that when an officer or associate retires, all restrictions on all restricted stock granted to that individual will immediately lapse and the restricted stock will no longer be subject to forfeiture. For this purpose, “retirement” is defined as a termination of service (other than for cause) on or after the date the grantee attains age 65 or on or after the date the grantee attains age 60 with 15 consecutive years of service with Lennar (“retirement-eligible”). Of our NEOs, Messrs. Miller, Jaffe and Sustana and Ms. Bessette are retirement-eligible. If any of them were to retire, his or her service-based restricted stock would immediately vest. In addition, when a retirement-eligible executive is granted shares of restricted stock that are subject to service-based vesting, these grants are taxable events subject to withholding. With respect to the 2022, 2023 and 2024 grants of performance-based share awards, if a retirement-eligible executive were to retire, he or she would receive the shares of performance-based share awards that he or she would have earned, based on actual performance, if he or she had remained employed for the entire performance period. The actual payout of shares would not occur until after the end of the three-year performance period, at which time the Company’s performance during the performance period would be used to determine how many shares the grantee would receive.

44 | LENNAR CORPORATION 2025 PROXY STATEMENT

Compensation Discussion and Analysis 2021 Performance Share Awards – Results

2021 Performance Share Awards – Results

In 2021, Messrs. Miller, Jaffe and McCall and Ms. Bessette were granted target awards of 78,097, 68,312, 10,547, and 12,055 shares, respectively, of performance-based restricted Class A common stock (“2021 Performance Shares”). The 2021 Performance Shares had a three-year performance period that ended on November 30, 2023. The number of 2021 Performance Shares that each grantee actually earned for the performance period was determined based on the level of achievement of the performance goals set forth in the table below.

Payout	Relative Gross Profit Percentage*	Relative Return on Tangible Capital*	Relative Total Shareholder Return*	Debt/EBITDA Multiple
0%	<25th Percentile	<25th Percentile	<25th Percentile	>1.8
50% (threshold)	25th Percentile	25th Percentile	25th Percentile	1.8
100% (target)	50th Percentile	50th Percentile	50th Percentile	1.25
200% (maximum)	75th Percentile	75th Percentile	75th Percentile	≤1.0

*	Relative metrics are determined by reference to Lennar’s Peer Group.

In February 2024, the Compensation Committee reviewed the achievement of the performance goals over the three-year performance period. The Company’s relative gross profit percentage, relative return on tangible capital, and relative total shareholder return over the applicable performance period placed the Company’s final percentile rank achieved as compared to its peers at 78.7%, 67.9%, and 59.1%, respectively, which meant a final payout for each relative metric of 200.0%, 171.6% and 136.4%, respectively. Relative metrics are determined by reference to Lennar’s Peer Group: Beazer Homes USA, Inc., D.R. Horton, Inc., KB Home, M.D.C. Holdings, Inc., Meritage Homes Corporation, NVR, Inc., PulteGroup, Inc., Taylor Morrison, Toll Brothers, Inc. and TRI Pointe Homes. The Company’s debt/EBITDA multiple was 0.694, which meant a 200.0% payout for that metric. The average weighting of the four performance metrics resulted in a 177.0% payout. As a result, the total number of shares that each of Messrs. Miller, Jaffe and McCall and Ms. Bessette were entitled to receive was 138,231, 120,912, 18,668, and 21,337 shares, respectively, of Class A common stock. Since Messrs. Miller, Jaffe and McCall and Ms. Bessette had already been issued 78,097, 68,312, 10,547, and 12,055 shares, respectively, at target, those shares vested, and Messrs. Miller, Jaffe and McCall and Ms. Bessette were issued an additional 60,134, 52,600, 8,121 and 9,282 shares, respectively, of Class A common stock in settlement of the performance-based restricted stock unit portion of the performance share award.

In addition, Messrs. Miller, Jaffe and McCall and Ms. Bessette received accrued dividends on the 138,231, 120,912, 18,668, and 21,337 shares, respectively, of Class A common stock over the three-year performance period.

Other Benefits

Our NEOs are eligible to receive a match on their 401(k) contributions up to $17,250 for 2024 and $17,500 for 2025, and to participate in our active associate health and welfare benefits plans, which are available to all full-time associates. Under our flexible benefits plans, all associates are entitled to medical, vision, dental, life insurance, and long-term disability coverage. We also provide certain of our executive officers with a car allowance.

Change in Control Effects

Our 2016 Equity Plan provides for accelerated vesting of outstanding equity awards if there is a change in control together with certain employment termination events (i.e., a “double trigger”). You can find a summary of potential payments arising from a change in control in “Executive Compensation—Potential Payments Upon Termination after Change in Control” in this proxy statement.

Executive Transitions

Transition of Jeff McCall

Effective as of June 20, 2024, and as disclosed in the Form 8-K filed by the Company with the SEC on June 24, 2024, Jeff McCall, who had served as the Executive Vice President of the Company since January 2020, transitioned to a non-executive role as of June 20, 2024. As a result, as of June 20, 2024, Mr. McCall was no longer an executive officer of the Company or an officer for purposes of Section 16 of the Exchange Act. Mr. McCall is remaining at the Company for a transition period through March 1, 2025, during which time he is assisting with the transition of his duties and responsibilities to other members of management and is also working on special projects. During the transition period, Mr. McCall continues to be eligible to receive the same level of compensation and benefits that

LENNAR CORPORATION 2025 PROXY STATEMENT | 45

Compensation Discussion and Analysis Other Compensation Practices

were in effect as of June 20, 2024. Mr. McCall’s previously granted equity awards remain outstanding and continue to vest in accordance with their existing terms. For further information, see “Compensation Discussion and Analysis—2024 Compensation Decisions—Equity-Based Compensation” and “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End” in this proxy statement. Mr. McCall’s annual cash incentive award for fiscal 2024 is described in “Compensation Discussion and Analysis—2024 Compensation Decisions—Annual Cash Incentive Compensation” in this proxy statement.

Other Compensation Practices

Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines that set minimum equity ownership requirements for our executive officers. The guidelines are designed to align the interests of our executives with the interests of stockholders and further promote our commitment to sound corporate governance. Under our stock ownership guidelines, an executive is expected to own, by a date not later than five years after being appointed to his or her position as an executive officer, shares of our common stock with a value equal to a multiple (shown below) of the executive’s annual base salary.

Until the required stock ownership level is achieved, an executive is required to retain at least 50% of the shares of restricted stock that become vested, other than shares sold to pay taxes resulting from the vesting. If the required level is not achieved within the five-year compliance period, an executive will be required to retain 100% of the restricted shares that become vested (other than shares sold to pay taxes resulting from the vesting) until the required level is achieved.

As of January 31, 2025, all of our named executive officers had stock ownership levels well above their respective ownership requirements, as shown below.

MULTIPLE OF BASE SALARY AS OF JANUARY 31, 2025(1)(2)

(1)

Stock ownership includes Class A common stock and Class B common stock beneficially owned by the officer and includes service-based restricted stock. The fair market value of Lennar equity holdings for each participant is based on the average of the stock prices on the last day of each month for the trailing twelve months as of a specified annual date.

(2)	Mr. McCall transitioned to a non-executive role as of June 20, 2024 and is not included in the above table.

Executive Officer Recovery Policy

In 2022, the SEC and NYSE adopted final rules implementing the incentive-based compensation recovery provision of the Dodd-Frank Act. In response, on June 22, 2023, the Board terminated the Company’s prior Compensation Clawback Policy, effective as of December 1, 2023, and adopted the Executive Officer Recovery Policy (the “Clawback Policy”), also effective as of December 1, 2023. The Board, together with the Compensation Committee, periodically evaluates the Clawback Policy to ensure the Clawback Policy conforms to applicable laws. The Clawback Policy covers incentive-based compensation received by current or former executive officers on or after October 2, 2023. The Clawback Policy provides for our recovering incentive-based compensation erroneously received by current or former executive officers during the three completed fiscal years immediately preceding the year in which we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements. Erroneous payments must be recovered even if there was no misconduct or failure of oversight on the part of an individual executive officer. There are limited exceptions to our obligation to enforce the application of the Clawback Policy. Such exceptions are available where (i) pursuing such recovery would be impractical because the direct expense paid to a third party to assist in enforcing the Clawback Policy would exceed the recoverable amounts and we have made a reasonable attempt to recover such amounts and provided

46 | LENNAR CORPORATION 2025 PROXY STATEMENT

Compensation Discussion and Analysis Other Compensation Practices

documentation of such attempts to NYSE; (ii) pursuing such recovery would violate our home country laws and we provide an opinion of counsel to that effect to the SEC; or (iii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to our employees, to fail to meet the requirements of the Internal Revenue Code. Our Corporate Governance Guidelines provide that our Board, together with the Compensation Committee, will periodically evaluate our Clawback Policy to ensure it conforms to applicable laws.

Equity Award Grant Practices

The Company did not grant awards of stock options, stock appreciation rights or similar option-like instruments during fiscal 2024. Furthermore, the Company does not schedule its equity grants in anticipation of the release of material, non-public information (“MNPI”), nor does the Company time the release of MNPI based on equity grant dates or for the purpose of affecting the value of executive compensation.

Hedging and Pledging

Executive officers and directors are not permitted to enter into hedging arrangements with respect to shares of Lennar’s common stock. This prohibition on hedging does not apply to the Company’s other associates. Directors and executive officers may only pledge shares held in excess of each individual’s share ownership requirements as set forth in our stock ownership guidelines.

Non-Solicitation Agreement

In connection with receiving the annual cash bonus, each of our NEOs signs an agreement that, for twelve months following termination of his or her employment with Lennar, the NEO will not offer employment to any of our associates or anybody who had been an associate during the preceding three months and will not encourage any of our associates to terminate employment with us.

Tax Implications of our Executive Compensation Program

Due to changes to the Internal Revenue Code enacted in 2017, we are not able to deduct compensation over $1.0 million paid to certain of our executive officers. The Compensation Committee will approve compensation that may not be deductible where it believes it is in our and our stockholders’ best interests to do so.

LENNAR CORPORATION 2025 PROXY STATEMENT | 47

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on such review and discussions, it has recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into Lennar Corporation’s Annual Report on Form 10-K for the fiscal year ended November 30, 2024.

Respectfully submitted by the Compensation Committee of the Board,

The Compensation Committee

Teri P. McClure, Chair
Amy Banse
Tig Gilliam
Sherrill W. Hudson
Dacona Smith

48 | LENNAR CORPORATION 2025 PROXY STATEMENT

Summary Compensation Table

The following table presents certain summary information for the fiscal years ended November 30, 2024, 2023, and 2022, concerning compensation earned for services rendered in all capacities by our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(5)	Total ($)
Stuart Miller	2024	1,000,000	—		26,699,567	1,828,992	18,117	29,546,675
Executive Chairman	2023	1,000,000	—		26,270,845	7,000,000	14,068	34,284,913
& Co-Chief Executive Officer	2022	1,000,000	—		26,499,994	7,000,000	427,100	34,927,094
Jonathan M. Jaffe	2024	800,000	—		23,374,974	872,946	38,886	25,086,806
Co-Chief Executive Officer	2023	800,000	—		22,999,640	5,306,190	34,837	29,140,667
and President	2022	800,000	—		23,199,948	6,000,000	33,035	30,032,983
Diane Bessette	2024	750,000	—		3,267,906	3,000,000	38,866	7,056,772
Vice President and Chief Financial	2023	750,000	—		3,230,346	3,000,000	21,545	7,001,891
Officer	2022	750,000	—		2,250,595	3,000,000	20,235	6,020,830
Mark Sustana	2024	500,000	—		1,550,259	1,400,000	18,117	3,468,376
Vice President, General Counsel	2023	500,000	—		1,550,259	1,225,000	14,068	3,289,327
and Secretary	2022	500,000	—		1,350,447	1,200,000	13,035	3,063,482
David Collins	2024	325,000	50,000	(4)	950,471	900,000	18,117	2,243,588
Vice President, Controller	2023	325,000	—		950,471	900,000	14,068	2,189,539
Jeff McCall(3)	2024	750,000	—		1,760,389	0	18,117	2,528,506
Former Executive Vice President	2023	750,000	—		1,740,157	3,000,000	14,068	5,504,225
	2022	750,000	—		1,750,862	2,625,000	13,035	5,138,897

(1)

The amounts in this column do not reflect compensation actually received by the named executive officers, nor do they reflect the actual values that will be realized. Instead, the amounts reflect the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standard Update Topic 718, Compensation—Stock Compensation (“ASC Topic 718”). Further discussion of the relevant assumptions made in the valuation of these awards is provided in Note 1 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2024. For fiscal 2024, the amounts for Messrs. Miller, Jaffe, and McCall and Ms. Bessette include the grant date fair value of the January 8, 2024 grant of service-based restricted stock, the grant date fair value of the target number of shares of performance share awards, and cash paid in lieu of fractional shares. The Company’s practice is to determine a targeted dollar value of the applicable award, convert that dollar value into a number of shares, and, to the extent there is any fractional share, pay that amount in cash. Messrs. Miller, Jaffe, and McCall and Ms. Bessette received cash in lieu of fractional shares in the amounts of $186.55, $136.15, $184.94, and $283.92, respectively. The amounts for Messrs. Sustana and Collins include the grant date fair value of the January 8, 2024 grant of service-based restricted stock, and cash paid in lieu of fractional shares. Messrs. Sustana and Collins received cash in lieu of fractional shares in the amounts of $122.08 and $112.35, respectively. The table below shows the total grant date fair values of the performance share awards granted on January 8, 2024 if the threshold number of shares, or the maximum number of shares that potentially could be earned, were used instead of the target.

Name	Threshold ($)	Target ($)	Maximum ($)
Stuart Miller	5,624,811	18,749,369	37,498,738
Jonathan M. Jaffe	4,924,426	16,414,753	32,829,505
Diane Bessette	492,759	1,642,532	3,285,063
Mark Sustana	—	—	—
David Collins	—	—	—
Jeff McCall	265,440	884,800	1,769,600

(2)

The amounts in this column reflect cash incentive compensation earned under our incentive compensation program on the basis of performance in fiscal 2024, 2023, and 2022. We make payments under this program in the first quarter of the fiscal year following the fiscal year in which they are earned.

LENNAR CORPORATION 2025 PROXY STATEMENT | 49

Executive Compensation Grants of Plan-Based Awards

Messrs. Miller and Jaffe were entitled to cash bonus payments of $6,828,309 and $5,121,231, respectively. However, as described further in “Compensation Discussion and Analysis—2024 Compensation Decisions—Annual Cash Incentive Compensation—2024 Annual Cash Incentive Decisions—Messrs. Miller and Jaffe,” after careful review and discussion of the Company’s fiscal 2024 performance with management, the Compensation Committee exercised its negative discretion to reduce the cash bonus for each of Messrs. Miller and Jaffe for fiscal year 2024. The amount of reduction was calculated for each of Mr. Miller and Mr. Jaffe by deducting from the amount that would have been payable had there been no such reduction (the “Pre-Reduction Bonus”), the product of (a) 15% and (b) the sum of the Pre-Reduction Bonus (i.e., $6,828,309 for Mr. Miller and $5,121,231 for Mr. Jaffe) plus the aggregate grant date fair value of the service-based and performance-based restricted stock awards that were granted to Mr. Miller and Mr. Jaffe, as applicable, on January 8, 2024 ($26,500,472 for Mr. Miller and $23,200,671 for Mr. Jaffe). This resulted in final earned bonuses of $1,828,992 for Mr. Miller and $872,946 for Mr. Jaffe.

(3)

As disclosed in the Form 8-K filed with the SEC on June 24, 2024, Jeff McCall, who had served as the Executive Vice President of the Company since January 2020, transitioned to a non-executive role as of June 20, 2024 and will remain at the Company for a transition period through March 1, 2025. As of June 20, 2024, Mr. McCall was no longer an “executive officer” of the Company, as defined by Rule 3b-7 under the Exchange Act, or “officer” for purposes of the Exchange Act.

(4)

The amount represents an additional discretionary bonus that was awarded to Mr. Collins at the discretion of the Compensation Committee in recognition of his significant leadership throughout the Millrose Spin-Off. This amount is in addition to the amount earned by Mr. Collins pursuant to our incentive compensation program, which is disclosed in the “Non-Equity Incentive Plan Compensation” column of this Summary Compensation Table. For further discussion, please see the “Compensation Discussion and Analysis—2024 Compensation Decisions—Annual Cash Incentive Compensation” section of this proxy statement.

(5)	All other compensation consists of the following:

Name	Year	Car Allowance / Lease Payments ($)	401(k) Match ($)	Term Life Insurance ($)	Long-Term Disability Insurance ($)	Personal Use of Company Aircraft (a)	Total All Other Compensation ($)
Stuart Miller	2024	—	17,250	596	271	—	18,117
Jonathan M. Jaffe	2024	20,769	17,250	596	271	—	38,886
Diane Bessette	2024	7,477	17,250	596	271	13,272	38,866
Mark Sustana	2024	—	17,250	596	271	—	18,117
David Collins	2024	—	17,250	596	271	—	18,117
Jeff McCall	2024	—	17,250	596	271	—	18,117

(a)

Occasionally, a spouse or guest may accompany each of Messrs. Miller or Jaffe on business travel when there is additional seating available on the corporate aircraft. As there is no incremental cost to the Company for an additional passenger accompanying an executive on a flight, no amount has been included here to reflect that usage. However, due to special tax rules regarding personal use of business aircraft, Messrs. Miller or Jaffe may be treated as receiving taxable income when a spouse or guest accompanies one of them on a business trip.

The amount for Ms. Bessette includes the $13,272 paid by the Company for Ms. Bessette’s use of the Company’s aircraft for a one-time trip to attend to a family emergency.

Grants of Plan-Based Awards

The following table provides information about cash (non-equity) and equity incentive compensation awarded to our named executive officers with regard to fiscal 2024. The cash awards were granted under Lennar’s 2016 Incentive Compensation Plan and the equity awards were granted under Lennar’s 2016 Equity Plan.

				Estimated possible payouts under non-equity incentive plan awards				Estimated future payouts under equity incentive plan awards(6) (7)			All other stock awards: number of Shares of stock (#)		Grant date fair Value of stock awards ($)(9)
Name	Type of award		Grant date	Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)

Stuart Miller	AIC		—	—		7,000,000	(1)	—	—	—	—		—

	PS/RS		1/8/2024	—		—		37,272	124,240	248,480	53,245	(8)	26,699,567

Jonathan M. Jaffe	AIC		—	—		6,000,000	(1)	—	—	—	—		—

	PS/RS		1/8/2024	—		—		32,631	108,770	217,540	46,615	(8)	23,374,974

Diane Bessette	AIC		—	3,000,000	(2)	3,000,000	(2)	—	—	—	—		—

	PS/RS		1/8/2024	—		—		3,265	10,884	21,768	10,884	(8)	3,267,906

Mark Sustana	AIC		—	1,400,000	(3)	1,400,000	(3)	—	—	—	—		—

	RS		1/8/2024	—		—		—	—	—	10,382	(8)	1,550,259

David Collins	AIC		—	900,000	(4)	900,000	(4)	—	—	—	—		—

	RS		1/8/2024	—		—		—	—	—	6,365	(8)	950,471

Jeff McCall	AIC		—	3,000,000	(5)	3,000,000	(5)	—	—	—	—		—

	PS/RS	(10)	1/8/2024	—		—		1,759	5,863	11,726	5,863	(8)	1,760,389

AIC -	Annual Cash Incentive Compensation

PS -	Performance Share Awards, shares of restricted stock/restricted stock units earned, if at all, based on achievement of performance goals over a three-year performance period

50 | LENNAR CORPORATION 2025 PROXY STATEMENT

Executive Compensation Grants of Plan-Based Awards

RS -	Service-Based Restricted Shares, shares of restricted stock that vest in equal annual installments over three years

(1)

Pursuant to the terms of their award agreements, Messrs. Miller and Jaffe could receive 0.20% and 0.15%, respectively, of Lennar’s fiscal 2024 Pretax Income after a 7.3% capital charge on tangible capital, and subject to a cash bonus cap of $7,000,000 and $6,000,000, respectively. Based on our fiscal 2024 Pretax Income, and after taking into account the capital charge on tangible capital and the cash bonus cap, Messrs. Miller and Jaffe were entitled to cash bonus payments of $6,828,309 and $5,121,231, respectively. However, as described further in “Compensation Discussion and Analysis—2024 Compensation Decisions—Annual Cash Incentive Compensation—2024 Annual Cash Incentive Decisions—Messrs. Miller and Jaffe,” after careful review and discussion of the Company’s fiscal 2024 performance with management, the Compensation Committee exercised its negative discretion to reduce the cash bonus for each of Messrs. Miller and Jaffe for fiscal year 2024. The amount of reduction was calculated for each of Mr. Miller and Mr. Jaffe by deducting from the amount that would have been payable had there been no such reduction (the “Pre-Reduction Bonus”), the product of (a) 15% and (b) the sum of the Pre-Reduction Bonus (i.e., $6,828,309 for Mr. Miller and $5,121,231 for Mr. Jaffe) plus the aggregate grant date fair value of the service-based and performance-based restricted stock awards that were granted to Mr. Miller and Mr. Jaffe, as applicable, on January 8, 2024 ($26,500,472 for Mr. Miller and $23,200,671 for Mr. Jaffe). This resulted in final earned bonuses of $1,828,992 for Mr. Miller and $872,946 for Mr. Jaffe. These final cash bonus amounts, which were paid in the first quarter of fiscal 2025, are also reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. There was no threshold and no target.

(2)

Ms. Bessette had the opportunity to earn a maximum award of up to 400% of base salary based on specified performance criteria. The amount paid to Ms. Bessette with regard to fiscal 2024 was $3,000,000 and is reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. There was no threshold.

(3)

Mr. Sustana had the opportunity to earn a maximum award of up to 280% of base salary based on specified performance criteria. The amount paid to Mr. Sustana with regard to fiscal 2024 was $1,400,000 and is reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. There was no threshold.

(4)

Mr. Collins had the opportunity to earn a maximum award of up to $900,000 based on specified performance criteria. The amount paid to Mr. Collins with regard to fiscal 2024 was $900,000 and is reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. There was no threshold.

(5)

Mr. McCall had the opportunity to earn a maximum award of up to 400% of base salary based on specified performance criteria. The amount paid to Mr. McCall with regard to fiscal 2024 was $0 and is reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. There was no threshold. As further described in “Compensation Discussion and Analysis—2024 Compensation Decisions—Annual Cash Incentive Compensation—2024 Annual Cash Incentive Decisions—Mr. McCall,” in determining the $0 amount paid to Mr. McCall, the Compensation Committee considered Mr. McCall’s transition to a non-executive role within the Company, effective as of June 20, 2024, which impacted his ability to meet the more executive nature of his performance criteria.

(6)

Until the performance conditions have been met with respect to the performance share awards, dividends and dividend equivalent units on the performance share awards are accrued but not paid. If the performance conditions are met, the named executive officer is paid the accrued dividends and dividend equivalent units. If the performance conditions are not met and the shares are forfeited, the accrued dividends and dividend equivalent units also are forfeited. The performance-based restricted stock portion of the performance share awards may still be voted during the performance period. For restricted stock without performance conditions, the named executive officer is entitled to the dividends on, and can vote, unvested shares.

(7)

The performance share awards will vest, if at all, only to the extent Lennar meets specific performance goals with respect to relative gross profit percentage, relative return on tangible capital, relative total stockholder return, and debt/EBITDA multiple over a three-year performance period. For each performance goal, there is a threshold, target, and maximum performance level.

(8)

The shares of restricted stock granted to the NEO will vest in three equal annual installments on each of February 14, 2025, February 14, 2026, and February 14, 2027. The 53,245 shares granted to Mr. Miller, the 46,615 shares granted to Mr. Jaffe, the 10,884 shares granted to Ms. Bessette, and the 10,382 shares granted to Mr. Sustana include 19,992, 17,386, 3,326, and 3,132 shares of Class A common stock, respectively, that were surrendered to satisfy a withholding obligation due to the grant of the restricted stock. For a discussion of our equity plans’ retirement provisions and related withholding obligations, see “Compensation Discussion and Analysis—2024 Compensation Decision—Equity-Based Compensation.”

(9)

The amounts in this column include the grant date fair value of the January 8, 2024 grant of service-based restricted stock, the grant date fair value of the target number of performance shares, and cash paid in lieu of fractional shares. The Company’s practice is to determine a targeted dollar value of the applicable award, convert that dollar value into a number of shares, and, to the extent there is any fractional share, pay that amount in cash. Messrs. Miller, Jaffe, Sustana, Collins, and McCall and Ms. Bessette received cash in lieu of fractional shares in the amounts of $186.55, $136.15, $122.08, $112.35, $184.94, and $283.92, respectively. The table below shows the total grant date fair values of the performance share awards granted on January 8, 2024 if the threshold number of shares, or the maximum number of shares that potentially could be earned, were used instead of the target.

Name	Threshold ($)	Target ($)	Maximum ($)

Stuart Miller	5,624,811	18,749,369	37,498,738

Jonathan M. Jaffe	4,924,426	16,414,753	32,829,505

Diane Bessette	492,759	1,642,532	3,285,063

Mark Sustana	—	—	—

David Collins	—	—	—

Jeff McCall	265,440	884,800	1,769,600

(10)

While Mr. McCall transitioned to a non-executive role as of June 20, 2024, his equity awards remain outstanding and eligible to vest in accordance with their existing terms, as disclosed in the Form 8-K filed with the SEC on June 24, 2024.

LENNAR CORPORATION 2025 PROXY STATEMENT | 51

Executive Compensation Outstanding Equity Awards at Fiscal Year-End

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning the outstanding equity awards of Class A common stock held by each named executive officer at our fiscal year ended November 30, 2024. Each grant of an equity award is shown separately for each named executive officer.

Name	Stock Award Grant Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(2)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(1)

Stuart Miller	2/28/2022	21,280	(3)	3,711,019	210,520	(6)	36,712,583
	11/17/2022	—		—	178,128		31,063,742
	2/28/2023	33,228	(4)	5,794,631	383,510		66,880,309
	1/8/2024	33,253	(5)	5,798,991	248,480		43,332,427
		87,761		15,304,641	1,020,638		177,989,061

Jonathan M. Jaffe	2/28/2022	18,678	(3)	3,257,256	184,780	(6)	32,223,784
	11/17/2022	—		—	154,940		27,019,987
	2/28/2023	29,092	(4)	5,073,354	335,750		58,551,443
	1/8/2024	29,229	(5)	5,097,245	217,540		37,936,801
		76,999		13,427,856	893,010		155,732,014

Diane Bessette	2/28/2022	2,531	(3)	441,381	25,040	(6)	4,366,726
	2/28/2023	6,793	(4)	1,184,631	33,600		5,859,504
	1/8/2024	7,558	(5)	1,318,040	21,768		3,796,122
		16,882		2,944,052	80,408		14,022,351

Mark Sustana	2/28/2022	3,038	(3)	529,797	—		—
	2/28/2023	6,480	(4)	1,130,047	—		—
	1/8/2024	7,250	(5)	1,264,328
		16,768		2,924,172	—		—

David Collins	2/28/2022	3,154	(3)	550,026	—		—
	2/28/2023	6,550	(4)	1,142,255	—		—
	1/8/2024	6,365	(5)	1,109,992
		16,069		2,802,273	—		—

Jeff McCall	2/28/2022	3,247	(3)	566,244	19,480	(6)	3,397,117
	2/28/2023	6,033	(4)	1,052,095	18,100		3,156,459
	1/8/2024	5,863	(5)	1,022,449	11,726		2,044,897
		15,143		2,640,788	49,306		8,598,473

(1)	Based on stock price of $174.39 for the Class A common stock, which was the closing price of the stock on November 29, 2024.

(2)

These performance share awards are subject to performance-based vesting conditions measured over a three-year performance period and vest on the date on which the Compensation Committee certifies the achievement of the relevant performance goals following the completion of the applicable three-year performance period. For the performance share awards granted on February 28, 2022 and November 17, 2022 (together, the “2022 Grant”), the three-year performance period commenced on December 1, 2021 and ended on November 30, 2024. For the performance share awards granted on February 28, 2023, the three-year performance period commenced on December 1, 2022 and ends on November 30, 2025. For the performance share awards granted on January 8, 2024, the three-year performance period commenced on December 1, 2023 and ends on November 30, 2026. The performance share awards were granted at target but the table shows the maximum number of Class A common stock that potentially could be earned in respect of the performance share awards (rather than the target number).

(3)

The restricted stock vested on February 14, 2025. Mr. Miller’s, Mr. Jaffe’s, Ms. Bessette’s, and Mr. Sustana’s 21,280, 18,678, 2,531, and 3,038 shares of Class A common stock, respectively, do not include the 13,807, 12,119, 1,642, and 1,971 shares of Class A common stock, respectively, that were surrendered to satisfy withholding obligations. For a discussion of our equity plans’ retirement provisions and related withholding obligations, see “Compensation Discussion and Analysis—2024 Compensation Decisions—Equity-Based Compensation.”

(4)

The restricted stock will vest in two equal installments on February 14, 2025 and February 14, 2026. Mr. Miller’s, Mr. Jaffe’s, Ms. Bessette’s, and Mr. Sustana’s 33,228, 29,092, 6,793, and 6,480 shares of Class A common stock, respectively, do not include 21,559, 18,875, 4,407, and 4,204 shares of Class A common stock, respectively, that were surrendered to satisfy a withholding obligation due to the grant of the restricted stock.

(5)

The restricted stock will vest in three equal installments on February 14, 2025, February 14, 2026, and February 14, 2027. Mr. Miller’s, Mr. Jaffe’s, Ms. Bessette’s, and Mr. Sustana’s 33,253, 29,229, 7,558, and 7,250 shares of Class A common stock, respectively, do not include the 19,992, 17,386, 3,326, and 3,132 shares of Class A common stock, respectively, that were surrendered to satisfy withholding obligations.

(6)

For the 2022 Grant, the three-year performance period ended on November 30, 2024, but those awards remained outstanding and unvested as of November 30, 2024 because the peer group performance information necessary to determine Company’s relative performance with respect to certain metrics is not fully available until February 2025, and then the shares earned need to be certified by the Compensation Committee. The Compensation Committee is expected to certify the performance results and vesting in late February 2025.

52 | LENNAR CORPORATION 2025 PROXY STATEMENT

Executive Compensation Option Exercises and Stock Vested

Option Exercises and Stock Vested

The following table provides information concerning the vesting of restricted Class A common stock and the value realized on such vesting on an aggregated basis during the fiscal year ended November 30, 2024, for each of the named executive officers. None of our named executive officers have stock options relating to our Class A or Class B common stock.

	Stock Awards
Name	Number of Class A Shares Vesting (#)(1)(2)	Value Realized on Vesting ($)(3)

Stuart Miller	211,906	32,505,137

Jonathan M. Jaffe	183,002	28,070,774

Diane Bessette	33,027	5,065,204

Mark Sustana	12,308	1,879,550

David Collins	9,843	1,514,542

Jeff McCall	28,448	4,375,987

(1)

Of these amounts, shares of Class A common stock were withheld to cover tax withholding obligations as follows: Mr. Miller, 74,386 shares; Mr. Jaffe, 64,965 shares; Ms. Bessette, 11,723 shares; Mr. Sustana, 3,132 shares; Mr. Collins, 3,789 shares; and Mr. McCall, 12,604 shares. With respect to Mr. Miller, Mr. Jaffe, Ms. Bessette, and Mr. Sustana, Lennar withheld the shares when he or she became retirement-eligible under the 2016 Equity Plan, or if later, when they were granted to him or her. For a discussion of the 2016 Equity Plan’s retirement provisions and related withholding obligations, see “Compensation Discussion and Analysis—2024 Compensation Decisions—Equity-Based Compensation.”

(2)

This number does not include the 2022 Grant with a three-year performance period ending November 30, 2024, because those awards remain outstanding and unvested until peer group performance information necessary to determine our relative performance with respect to certain metrics is available in February 2025. The Compensation Committee is expected to certify the performance results and vesting in late February 2025.

(3)	Calculated based on the closing price of Class A common stock on the applicable vesting dates: January 8, 2024: 149.31; February 14, 2024: $153.87; and February 28, 2024: $153.80.

Potential Payments upon Termination after Change in Control

Our named executive officers do not have employment agreements or severance agreements and are not subject to any severance plans or policies. Consequently, the only potential payments and benefits they would receive upon a change in control would be the accelerated vesting of their restricted stock. Pursuant to the 2016 Equity Plan, unvested restricted stock will vest if there is a Change in Control (as defined in the 2016 Equity Plan) and, within twenty-four months after the Change in Control, (i) Lennar terminates the employment of the executive without Cause, or (ii) the executive terminates employment with Lennar for Good Reason (as such capitalized terms are defined in the 2016 Equity Plan and reproduced below). The value of accelerated vesting if a hypothetical Change in Control and qualifying termination had occurred on November 30, 2024, is set forth in the table below:

Name	Value of Acceleration as of November 30, 2024 ($)(1)

Stuart Miller	104,299,171(2)(3)

Jonathan M. Jaffe	91,293,863(2)(3)

Diane Bessette	9,955,228(2)(3)

Mark Sustana	2,924,172(2)

David Collins	2,802,273

Jeff McCall	6,940,024(3)

(1)

The value of the accelerated restricted stock is the product of the closing price of Lennar’s Class A common stock on November 29, 2024 ($174.39) and the number of shares of unvested Class A restricted stock as of November 30, 2024.

(2)

With respect to Mr. Miller, Mr. Jaffe, Ms. Bessette and Mr. Sustana, the amount does not include the value of shares that were surrendered to satisfy a withholding obligation due to the grant of the restricted stock. For a discussion of our equity plans’ retirement provisions and related withholding obligations, see “Compensation Discussion and Analysis—2024 Compensation Decisions—Equity-Based Compensation.”

(3)

Includes 510,319; 446,505; 40,204; and 24,653 shares of Class A common stock, which is reflective of the target number of restricted stock subject to performance-based vesting conditions that were granted to Mr. Miller, Mr. Jaffe, Ms. Bessette and Mr. McCall, respectively.

LENNAR CORPORATION 2025 PROXY STATEMENT | 53

Executive Compensation Potential Payments upon Termination after Change in Control

The definitions of “Change in Control,” “Cause” and “Good Reason” pursuant to the 2016 Equity Plan are below:

“Change in Control” means (i) a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets to any person or group of related persons (as that term is defined for purposes of Section 13(d) of the Exchange Act), other than a transaction with a majority-owned subsidiary of ours or a transaction in which the common stock that is outstanding immediately before the transaction constitutes, or entitles the holders to receive, a majority of the shares of the purchaser that are outstanding immediately after the transaction; (ii) the approval by the holders of our capital stock of any plan or proposal for the liquidation or dissolution of Lennar; (iii) the acquisition by any person or group (other than one or more of the wife, or lineal descendants of the late Leonard Miller, or trusts or entities of which they own a majority of the beneficial interests) of beneficial ownership (determined as provided in the rules under Section 13 of the Exchange Act) of more than 50% in voting power of the outstanding common stock; or (iv) a majority of the members of the Board being persons who were not Directors on the effective date of the 2016 Equity Plan and whose election, or nomination for election, was not approved by a vote of at least a majority of the members of the Board of Directors who either were members of the Board on the effective date of the plan or whose election, or nomination for election, to the Board was approved by such a majority.

“Cause” means, unless otherwise provided in the participant’s award agreement, the participant’s: (i) engaging in willful or gross misconduct or willful or gross neglect; (ii) repeatedly failing to adhere to the directions of superiors or the Board or the written policies and practices of Lennar or its subsidiaries or its affiliates; (iii) commission of a felony or a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving Lennar or its subsidiaries, or any affiliate thereof; (iv) fraud, misappropriation or embezzlement; (v) material breach of his or her employment agreement (if any) with Lennar or its subsidiaries or its affiliates; (vi) acts or omissions constituting a material failure to perform substantially and adequately his or her assigned duties; (vii) commission of an illegal act detrimental to Lennar or its subsidiaries or its affiliates; (viii) repeated failure to devote substantially all of his or her business time and efforts to Lennar if required by the terms of an employment agreement; or (ix) violation of any Lennar rule or policy that states that violations may result in termination of employment. If at any time the participant is subject to an effective employment agreement with Lennar, then, in lieu of the foregoing definition, “Cause” will have the meaning with respect to that participant as may be specified in such employment agreement.

“Good Reason” means, with respect to a participant who is an employee of Lennar or one or more of its subsidiaries, (i) a reduction in the participant’s base salary (other than a reduction of not greater than 10% that applies to all executives of a comparable level); (ii) a reduction in the participant’s target cash annual incentive opportunity; (iii) a material reduction in the aggregate value of the participant’s benefits under applicable employee benefit plans, programs and policies; (iv) a material diminution in the participant’s reporting relationship, title or responsibilities; or (v) a requirement by Lennar or its subsidiary to which the participant does not consent that the participant move the principal place of business at or from which the participant works by more than 50 miles, if such relocation results in an increase in the participant’s daily commute by more than 10 miles each way.

54 | LENNAR CORPORATION 2025 PROXY STATEMENT

Executive Compensation
CEO Pay Ratio

CEO Pay Ratio
As required by SEC rules, we are providing the following information about the ratio of the annual total compensation of our Executive Chairman and
Co-Chief
Executive Officer, Stuart Miler, and our
Co-Chief
Executive Officer and President, Jonathan Jaffe, to that of our median associate.
To determine the median of the annual total compensation of all our associates (other than our Executive Chairman and
Co-Chief
Executive Officer and our
Co-Chief
Executive Officer and President), we selected November 30, 2024, the last day of our fiscal year, as the determination date for identifying the median associate.
For purposes of identifying the median
compensation
, we considered the
W-2
wages of all full-time, part time, seasonal and temporary associates of Lennar Corporation and its consolidated subsidiaries during the twelve-month period ended November 30, 2024. We analyzed the
W-2
wages of all associates, whether employed on a full-time, part-time, or temporary basis as of November 30, 2024. We annualized the wages of permanent full-or part-time associates who started after the beginning of the fiscal year. Using this methodology, we determined that the associate who received the median total compensation (excluding our Executive Chairman and
Co-Chief
Executive Officer and our
Co-Chief
Executive Officer and President) was a Construction Manager. That associate received total compensation of $96,548 for the year ended November 30, 2024, calculated in accordance with the requirements of Item 402(c)(2) (x) of SEC Regulation
S-K,
which includes base pay, cash bonus, and Lennar’s matching contribution to the associate’s 401(k) plan. This calculation is the same calculation used to determine total compensation for purposes of the 2024 Summary Compensation Table with respect to each of the named executive officers.
Mr. Miller’s annual total compensation as reported in the 2024 Summary Compensation Table was $29,546,675. Accordingly, for 2024, the ratio of Mr. Miller’s compensation to the compensation of the median associate was 306 to 1.
Mr. Jaffe’s annual total compensation as reported in the 2024 Summary Compensation Table was $25,086,806. Accordingly, for 2024, the ratio of Mr. Jaffe’s compensation to the compensation of the median associate was 260 to 1.
Because of the complexity of determining the median of the annual compensation of all our associates, the pay ratio disclosure presented above is an estimate, but we believe that estimate is reasonable. Because the SEC rules for identifying the median associate and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates, and assumptions, the pay ratio we disclose may not be comparable to the pay ratios reported by some other companies.

LENNAR CORPORATION
 2025 PROXY STATEMENT | 55

Executive Compensation
Pay Versus Performance Disclosure

Pay Versus Performance Disclosure
In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officers (“PEOs”), and the average compensation of our
Non-PEO
named executive officers
(“Non-PEO
NEOs”) and Company performance for the fiscal years listed below.

Year	Summary Compensation Table Total for First PEO 1 ($)	Summary Compensation Table Total for Second PEO 1 ($)	Summary Compensation Table Total for Third PEO 1 ($)	Compensation Actually Paid to First PEO 1,2,3 ($)	Compensation Actually Paid to Second PEO 1,2,3 ($)	Compensation Actually Paid to Third PEO 1,2,3 ($)	Average Summary Compensation Table Total for Non-PEO NEOs 1 ($)	Average Compensation Actually Paid to Non-PEO NEOs 1,2,3 ($)	Value of Initial Fixed $100 Investment based on: 4		Net Income ($ Millions)	Pretax Income ($ Millions) 5
									Total Shareholder Return (“TSR”) ($)	Peer Group TSR ($)

2024	—	25,086,806	29,546,675	—	24,747,900	29,216,181	3,824,311	4,703,030	242.97	230.38	3,933	5,150

2023	43,807,563	29,140,667	34,284,913	(714,918)	62,138,860	72,458,683	4,496,245	6,701,147	175.95	160.51	3,939	5,180

2022	30,447,048	30,032,983	—	33,989,081	34,618,820	—	12,287,576	12,862,760	119.19	110.92	4,614	5,980

2021	34,045,217	34,045,217	—	57,303,560	53,539,484	—	13,029,166	21,327,286	139.95	136.32	4,430	5,793

1.
Rick Beckwitt (“First PEO”) was our
Co-PEO
from November 2020 until his retirement in September 2023. Jonathan M. Jaffe (“Second PEO”) was our
Co-PEO
for each year presented. Stuart Miller (“Third PEO”) was our
Co-PEO
from September 2023 to present. The individuals comprising the
Non-PEO
NEOs for each year presented are listed below.

2021-2022	2023-2024

Stuart Miller	Diane Bessette

Diane Bessette	Jeff McCall

Jeff McCall	Mark Sustana

Mark Sustana	David Collins

2.
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation
S-K
and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

3.
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEOs and the
Non-PEO
NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column are the amounts from the Stock Awards column set forth in the Summary Compensation Table.

Second PEO Summary Compensation Table Total to Compensation Actually Paid Reconciliation

		2024

Summary Compensation Table Total ( $ )	(A)	$25,086,806

Exclusion of Stock Awards ($)		($23,374,974)

Total Deductions from Summary Compensation Table ($)	(B)	($23,374,974)

Increase for Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year ($)		$22,538,483

Increase/(Deduction) for Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards ($)		($6,456,463)

Increase for Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year ($)		$2,595,904

Increase/(Deduction) for Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year ($)		$4,358,144

Total Adjustments ( $ )	(C)	$23,036,068

Compensation Actually Paid ( $ )	(A) + (B) + (C)	$24,747,900

56 |
LENNAR CORPORATION
 2025 PROXY STATEMENT

Executive Compensation
Pay Versus Performance Disclosure

Third PEO Summary Compensation Table Total to Compensation Actually Paid Reconciliation

		2024

Summary Compensation Table Total ( $ )	(A)	$29,546,675

Exclusion of Stock Awards ($)		($26,699,567)

Total Deductions from Summary Compensation Table ($)	(B)	($26,699,567)

Increase for Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year ($)		$25,720,573

Increase/(Deduction) for Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards ($)		($7,387,033)

Increase for Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year ($)		$2,985,006

Increase/(Deduction) for Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year ($)		$5,050,527

Total Adjustments ($)	(C)	$26,369,073

Compensation Actually Paid ( $ )	(A) + (B) + (C)	$29,216,181
Non-PEO
NEOs Average Summary Compensation Table Total to Average Compensation Actually Paid Reconciliation

		2024

Summary Compensation Table Total ($)	(A)	$3,824,311

Exclusion of Stock Awards ($)		($1,882,257)

Total Deductions from Summary Compensation Table ($)	(B)	($1,882,257)

Increase for Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year ($)		$1,861,314

Increase/(Deduction) for Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards ($)		$150,178

Increase for Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year ($)		$241,061

Increase/(Deduction) for Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year ($)		$508,423

Total Adjustments ($)	(C)	$2,760,976

Compensation Actually Paid ( $ )	(A) + (B) + (C)	$4,703,030

4.
The Peer Group TSR set forth in this table utilizes the Dow Jones U.S. Home Construction Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation
S-K
included in our Annual Report for the year ended November 30, 2024. The comparison assumes $100 was invested for the period starting November 30, 2020, through the end of the listed year in the Company and in the Dow Jones U.S. Home Construction Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

5.
We determined Pretax Income (as defined in “Compensation Discussion and Analysis—2024 Compensation Decisions—Annual Cash Incentive Compensation” of this proxy statement) to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEOs and
Non-PEO
NEOs in 2024. We may determine a different financial
performance
measure to be the most important financial performance measure in future years.

LENNAR CORPORATION
 2025 PROXY STATEMENT | 57

Executive Compensation
Pay Versus Performance Disclosure

Relationship Between Compensation Actually Paid, Company TSR, and Peer Group TSR
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our
Non-PEO
NEOs, the Company’s cumulative TSR over the four most recently completed fiscal years, and the Peer Group TSR over the same period.

PEO and Average Non-PEO NEO Compensation Actually Paid Versus Company TSR and Peer Group TSR
Compensation Actually Paid ($ Millions)
Company and Peer Group TSR (FYE 2020 Indexed to $100)
100
80
60
40
20
0
-20
250
200
150
100
50
0
100.00
57.3
53.5
139.95
136.32
21.3
34.0
34.6
119.19
110.92
12.9
-0.7
62.1
72.5
175.95
160.51
6.7
242.97
230.38
24.7
29.2
4.7
2020
2021
2022
2023
2024
Fiscal Year
First PEO Compensation Actually Paid
Second PEO Compensation Actually Paid
Third PEO Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
Lennar Corporation TSR
Dow Jones U.S. Home Construction Index TSR

58 |
LENNAR CORPORATION
 2025 PROXY STATEMENT

Executive Compensation
Pay Versus Performance Disclosure

Relationship Between Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our
Non-PEO
NEOs, and our Net Income during the four most recently completed fiscal years.

PEO and Average Non-PEO NEO Compensation Actually Paid
Versus Net Income
Compensation Actually Paid ($ Millions)
Net Income ($ Millions)
100
80
60
40
20
0
-20
5,000
4,000
3,000
2,000
1,000
0
4,430
4,614
3,939
3,933
57.3
53.5
21.3
34.0
34.6
12.9
-0.7
62.1
72.5
6.7
24.7
29.2
4.7
2021
2022
2023
2024
Fiscal Year
First PEO Compensation Actually Paid
Second PEO Compensation Actually Paid
Third PEO Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
Lennar Corporation Net Income

Relationship Between Compensation Actually Paid and Pretax Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our
Non-PEO
NEOs, and our Pretax Income during the four most recently completed fiscal years.

PEO and Average Non-PEO NEO Compensation Actually Paid
Versus Pretax Income
100
80
60
40
20
0
-20
Compensation Actually Paid ($ Millions)
7,000
6,000
5,000
4,000
3,000
2,000
1,000
0
Pretax Income ($ Millions)
5,793
5,980
5,180
5,150
57.3
53.5
21.3
34.0
34.6
12.9
-0.7
62.1
72.5
6.7
24.7
29.2
4.7
2021
2022
2023
2024
Fiscal Year
First PEO Compensation Actually Paid
Second PEO Compensation Actually Paid
Third PEO Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
Lennar Corporation Pretax Income

LENNAR CORPORATION
 2025 PROXY STATEMENT | 59

Executive Compensation
Pay Versus Performance Disclosure

Tabular List of Most Important Financial Performance Measures
The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEOs and other NEOs for 2024 to Company performance. The measures in this table are not ranked.

Pretax Income
Relative Gross Profit Percentage
Relative Return on Tangible Capital
Relative Total Shareholder Return
Debt to EBITDA Ratio

60 |
LENNAR CORPORATION
 2025 PROXY STATEMENT

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP (“D&T”) to continue to serve as our independent registered public accounting firm for the fiscal year ended November 30, 2025, and the Board has directed that management submit this appointment for ratification by the stockholders at the Annual Meeting. D&T has been Lennar’s independent public accounting firm since 1994.

The Audit Committee believes that the continued retention of D&T as Lennar’s independent registered public accounting firm is in the best interests of Lennar and its stockholders. Neither Lennar’s By-Laws nor any other governing documents or law require stockholder ratification of the selection of Lennar’s independent registered public accounting firm. However, the Board believes that seeking stockholder ratification of this appointment is good corporate practice. If our stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain D&T. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of Lennar and its stockholders.

We expect a representative of D&T to attend the Annual Meeting. The representative will have an opportunity to make a statement and also will be available to respond to appropriate questions.

Fees Paid to D&T

The fees billed by D&T, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates for various types of professional services and related expenses during the years ended November 30, 2024, and 2023, were as follows:

	Years ended November 30,

Services Provided	2024	2023

Audit Fees(1)	$4,265,000	$4,887,000

Audit-Related Fees(2)	7,000	32,000

Tax Fees(3)	220,000	338,000

Total	$4,492,000	$5,257,000

(1)

These professional services included fees associated with (i) the audit of our annual financial statements (Form 10-K), (ii) reviews of our quarterly financial statements (Forms 10-Q) and (iii) carve-out audit work related to the Millrose Spin-Off in fiscal 2024 and a previously contemplated spin-off in fiscal 2023 which amounted to fees of $437,000 and $1,161,000, respectively.

(2)	These professional services included fees associated with assistance in understanding and applying financial accounting and reporting standards and other services.

(3)	These professional services include fees associated with tax planning, tax compliance services, and tax return preparation.

LENNAR CORPORATION 2025 PROXY STATEMENT | 61

Proposal 3: Ratification of Independent Registered Public Accountants Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

The Audit Committee has established policies and procedures requiring that it pre-approve all audit and non-audit services to be provided to Lennar by the independent registered public accounting firm. Under the policy, the Audit Committee pre-approves all services obtained from our independent auditor by category of service, including a review of specific services to be performed and the potential impact of such services on auditor independence. To facilitate the process, the policy delegates authority to one or more of the Audit Committee’s members to pre-approve services. The Audit Committee member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. Consistent with these policies and procedures, the Audit Committee approved all of the services rendered by D&T during fiscal year 2024.

62 | LENNAR CORPORATION 2025 PROXY STATEMENT

Management has the primary responsibility for producing Lennar’s financial statements and for implementing the financial reporting process, including Lennar’s system of internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of Lennar’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon. The Audit Committee’s responsibilities include assisting the Board of Directors in its oversight of Lennar’s financial statements. In fulfilling its responsibilities, the Audit Committee reviewed the audited financial statements for the year ended November 30, 2024 with management, including a discussion of the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

During the course of fiscal 2024, management undertook the testing and evaluation of Lennar’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight during the process. In connection with this oversight, the Audit Committee received periodic updates from management and Deloitte & Touche LLP at each Audit Committee meeting. At the conclusion of the process, the Audit Committee reviewed the report of management contained in Lennar’s Annual Report on Form 10-K for the fiscal year ended November 30, 2024, that has been filed with the SEC, as well as Deloitte & Touche LLP’s Reports of Independent Registered Public Accounting Firm included in the Annual Report on Form 10-K related to that firm’s audits of: (i) the consolidated financial statements and schedule thereto, and (ii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee Lennar’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2025.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by PCAOB Auditing Standard No. 16, Communication with Audit Committees, and Rule 2-07 of SEC Regulation S-X. The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committee Concerning Independence,” and has discussed with Deloitte & Touche LLP the firm’s independence. The Audit Committee has also considered whether the fact that Deloitte provides audit-related and other non-audit services to Lennar is compatible with maintaining that firm’s independence.

The Audit Committee has evaluated the independent registered public accounting firm’s role in performing an independent audit of Lennar’s financial statements in accordance with the standards of the PCAOB and applicable professional and firm auditing standards, including quality control standards. The Audit Committee has received assurances from the independent registered public accounting firm that the audit was subject to its quality control system for its accounting and auditing practice in the United States. The independent registered public accounting firm has further assured the Audit Committee that its engagement was conducted in compliance with professional standards and that there was appropriate continuity of personnel working on the audit and availability of national office consultation to conduct the relevant portions of the audit.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors and management that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended November 30, 2024, that was filed with the Securities and Exchange Commission. By recommending to the Board of Directors and management that the audited financial statements be so included, the Audit Committee was not opining on the accuracy, completeness, or presentation of the information contained in the audited financial statements.

The Audit Committee

Sherrill W. Hudson, Chair

Tig Gilliam

Armando Olivera

Jeffrey Sonnenfeld

Serena Wolfe

LENNAR CORPORATION 2025 PROXY STATEMENT | 63

We received the following stockholder proposal from John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278. He has represented that he will meet SEC Rule 14a-8 requirements, including the requirement that he will continually own the required market value of our stock until after the date of the Annual Meeting. We have copied the text of the proposal (including title, graphic and stockholder-supplied emphasis) and the stockholder’s supporting statement as it was provided to us by the stockholder. All statements contained in a stockholder proposal and supporting statement are the sole responsibility of the proponent of such stockholder proposal. Following the proposal, we provide the Board’s recommendation to vote “AGAINST” the proposal.

Proposal 4—Independent Board Chairman

Shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary in order that 2 separate people hold the office of the Chairman and the office of the CEO as follows:

Selection of the Chairman of the Board requires the separation of the offices of the Chairman of the Board and the Chief Executive Officer.

Whenever possible, the Chairman of the Board shall be an Independent Director.

The Board has the discretion to select a Temporary Chairman of the Board who is not an Independent Director to serve while the Board is seeking an Independent Chairman of the Board on an accelerated basis. This policy could be phased in when there is a contract renewal for our current CEO or for the next CEO transition.

With the current CEO serving as Chair this means giving up a substantial check and balance safeguard that can only occur with an independent Board Chairman.

It is more important for a company to have a strong independent Board chairman when a company like Lennar has a large number of shares with 10-votes per share. Mr. Stuart Miller has 38% voting power at Lennar because his shares have 10 votes each while most Lennar shares have one vote each. The 2023 Lennar shareholder proposal for an equal one vote per share won 45% support even with the opposition of Mr. Miller’s shares with 10-votes each.

Lennar Corporation also has a weak role for its lead director. The Lennar lead director has hardly any duties unless the Board of Directors is headless with no Chairman (according to the Lennar bylaws). Plus the current so-called lead director, at age 87, has been in that role for 20-years (entrenchment issue) and sits on 2 Lennar Board Committees.

Another Lennar director is age 81 and also sits on 2 Lennar Board Committees including Chairmanship of the Audit Committee, perhaps the most important Board Committee. Additionally, the age 81 director sits on 2 outside boards.

Please vote yes:

Independent Board Chairman—Proposal 4

64 | LENNAR CORPORATION 2025 PROXY STATEMENT

Proposal 4: Independent Board Chairman

Board’s Statement in Opposition to Stockholder Proposal

Our Board recommends a vote AGAINST this proposal for the reasons set forth below.

The proposal’s rigid and prescriptive approach to board leadership is not the practice of many companies in the S&P 500.

While a number of S&P 500 companies have separated the roles of Chief Executive Officer and Chairman, not all of those companies have adopted an inflexible policy mandating the separation of Chairman and Chief Executive Officer roles, no matter the situation. Furthermore, according to the 2024 Spencer Stuart Board Index, approximately 61% of companies in the S&P 500 do not have an independent Chairman and 40% combine the Chief Executive Officer and Chairman roles.

A flexible leadership structure is most effective for Lennar and our stockholders.

Lennar does not have a formal policy requiring that the positions of Chairman and Chief Executive Officer be separated or requiring that the position of Chairman be filled only by an independent director. Instead, our Board has the freedom to decide whether the roles of Chairman and Chief Executive Officer should be separate, based on what it believes is in the best interests of the Company and its stockholders. We believe that Lennar and its stockholders benefit from this flexibility, and that the Board is best positioned to make this determination, given its knowledge of our leadership team, strategic goals, opportunities, and challenges, as well as the expertise and experience of our directors.

The Board believes that Lennar and its stockholders are best served when leadership choices are made by the Board on a case-by-case basis, rather than be dictated by a predetermined policy. This approach provides the Board with the necessary flexibility to determine whether the positions should be held by the same person or by separate persons based on our leadership needs at any particular time. Adopting a policy to restrict the Board’s discretion in selecting the Chairman, as well as restricting the ability to combine the positions of Chairman and Chief Executive Officer, would deprive the Board of the ability to select the most qualified and appropriate individual to lead the Board as Chairman regardless of what the Board believes to be in the best interests of Lennar and its stockholders.

While our Board believes that there may be circumstances which warrant separation of our Chairman and Chief Executive Officer roles, our Board currently believes that it is in the best interests of our Company and its stockholders for the roles of our Executive Chairman and Co-Chief Executive Officer to be combined. Mr. Miller has invaluable experience and expertise in the real estate industry and has worked at Lennar for over four decades. His dedication to the Company and to the success of the business and its associates is clearly demonstrated in the many achievements he has earned throughout his various roles at the Company. Our Board believes that Mr. Miller’s extensive knowledge of our Company, its operations and its strategic plans allow him to provide effective leadership in his role as Executive Chairman and Co-Chief Executive Officer.

The Board has a strong independent Lead Director to provide independent oversight and balance.

Our By-Laws provide that the independent directors will elect one of their number to serve as the Lead Director. The Lead Director presides at all meetings of our independent directors. The Lead Director’s additional duties, which are listed in our By-Laws, include:

•	at the request of the Board of Directors, presiding over meetings of stockholders;

•	conveying recommendations of the independent directors to the full Board; and

•	serving as a liaison between the independent directors of the Board and management.

Our Lead Director can cause the independent directors to meet in executive sessions at any time. Therefore, the Lead Director can at any time bring to the attention of a majority of the directors any matters he thinks should be addressed by the Board. Additionally, as provided in our Corporate Governance Guidelines, if requested by major stockholders, the Lead Director will be available for consultation and direct communication with stockholders of the Company to discuss their concerns and expectations.

LENNAR CORPORATION 2025 PROXY STATEMENT | 65

Proposal 4: Independent Board Chairman

Mr. Chevedden’s statements about the age and entrenchment of our Lead Director are incorrect. As part of its consideration of a refreshment of leadership positions on the Board and its committees from time to time, the Board appointed Armando Olivera to succeed Mr. Lapidus as our Lead Director, effective as of the conclusion of our 2024 Annual Meeting of Stockholders on April 10, 2024. Accordingly, Mr. Olivera, not Mr. Lapidus, currently serves as our Lead Director. In addition, Mr. Lapidus sits on only one Board committee, not two. Mr. Olivera has served on Lennar’s Board as an independent director since 2015 and brings to the role a deep knowledge of the Company, balanced by the perspective of a shorter-tenured director. We also believe that Mr. Chevedden’s assertion that our Lead Director has a weak role is unfounded. We believe that this role and the powers described above are robust and that Mr. Olivera’s experience and understanding of operations and finance, as well as his strong business leadership skills, along with his ability to devote the time required to serve in this role make him well qualified to serve as our Lead Director. Mr. Olivera also has a demonstrated history of effectively overseeing and reviewing significant transactions, even where management or other directors may have an interest, including by engaging separate independent counsel, consultants and advisors to advise the independent directors.

Our strong corporate governance practices demonstrate effective, independent board oversight.

With the exception of Mr. Miller, our Executive Chairman and Co-Chief Executive Officer, and Mr. Jaffe, our Co-Chief Executive Officer and President, our Board is composed entirely of independent directors. The independent directors meet regularly in executive sessions that are chaired by our Lead Director with no members of management present. The independent directors use these executive sessions to discuss matters of concern, as well as any matter they deem appropriate, including evaluations of senior management (including the Executive Chairman and Co-Chief Executive Officer).

In addition, all members of the Audit, Compensation, and Nominating and Corporate Governance Committees are independent. The Chairs of these committees shape the agendas and information presented to their committees. As a result, independent directors directly oversee such critical matters as the integrity of the Company’s financial statements, the compensation of executive management, the selection and evaluation of directors, and the development and implementation of corporate governance programs. In addition, the Independent Directors Transactions Committee, which also consists entirely of independent directors, assists the Board, at the Board’s request, in fulfilling its oversight responsibilities as needed, and in particular, reviews or investigates material transactions with third parties or other entities that may involve conflicts between the interests of the Company and those of one or more directors or senior management.

We have also adopted other practices and procedures that promote effective oversight of management and provide stockholders with meaningful rights, including the annual election of all directors and majority voting in uncontested elections.

The Board regularly evaluates and reviews the Board’s leadership structure and composition, a process which incorporates feedback from our stockholders.

Our Board regularly evaluates the best leadership structure of Lennar based on all then-relevant facts and circumstances, including feedback from our stockholders. The Board and the Nominating and Corporate Governance Committee evaluate the Board’s leadership structure at least annually, and more frequently as appropriate. This process includes evaluating the performance of the Executive Chairman and the Board leadership structure generally to ensure strong independent governance and effective oversight of management. In addition, we regularly discuss our Board leadership structure with our stockholders as part of our stockholder engagement program.

We complete annual Board and committee evaluations, and the Nominating and Corporate Governance Committee and Board regularly evaluate the composition and effectiveness of the Board and its committees, including to identify opportunities for further refreshment and enhancement. Three of our nine independent directors have been added in the last four years.

We also note for the record that Mr. Chevedden’s statement about Mr. Hudson, our Audit Committee Chair, sitting on two outside boards is incorrect, as he only sits on one. Mr. Hudson is well qualified to serve as the Chair of our Audit Committee, having worked at Deloitte & Touche LLP for 37 years.

66 | LENNAR CORPORATION 2025 PROXY STATEMENT

Proposal 4: Independent Board Chairman

Summary

Our Board believes that having an Executive Chairman and an independent Lead Director, each with distinct responsibilities, works well for our Company because all but two of our directors (our Executive Chairman and Co-Chief Executive Officer and our Co-Chief Executive Officer and President) are independent, and our Lead Director can cause the independent directors to meet in executive sessions at any time. The Board believes it is in the best long-term interests of the Company and its stockholders to maintain the flexibility to have the combined role of Chairman and Co-Chief Executive Officer.

LENNAR CORPORATION 2025 PROXY STATEMENT | 67

We received the following stockholder proposal from As You Sow, 2020 Milvia Street, Suite 500, Berkeley, CA 94704, on behalf of Longview Broad Market 3000 Index Fund (the “Fund”), a stockholder of the Company. The Fund has represented that it will meet SEC Rule 14a-8 requirements, including the requirement that it will continually own the required market value of our stock until after the date of the Annual Meeting. We have copied the text of the proposal (including title and stockholder-supplied emphasis) and the stockholder’s supporting statement as it was provided to us by the stockholder. All statements contained in a stockholder proposal and supporting statement are the sole responsibility of the proponent of such stockholder proposal. Following the proposal, we provide the Board’s recommendation to vote “AGAINST” the proposal.

WHEREAS: Lennar, a leading residential construction company operating across 26 states, faces the challenge of preserving home affordability while complying with a growing number of climate-related regulations. By creating a systematic, forward-looking plan to reduce energy use in its homes, Lennar will not only mitigate regulatory risk, but also increase its competitiveness by meeting customer demand for affordable green homes.

The residential sector, which accounts for nearly 20% of total U.S. energy consumption, is facing an increase in climate protective regulations.1 To date, seven states in which Lennar operates have ratified municipal or state-wide policies that limit the use of fossil fuels in buildings.2 Five of those states are in Lennar’s western segment which generated 37% of the Company’s home sale revenue last year.3 The federal government has also released updated energy efficiency standards for the construction of new single and multi-family homes which will impact up to a quarter of all new homes nationwide.4

Per Lennar’s 2023 10-K, “regulations intended to reduce greenhouse gas emissions or potential climate change impacts are likely to result in restrictions on land development in certain areas and may increase energy, transportation, or raw material costs, which could reduce our profit margins and adversely affect our results of operations”.5

To date, Lennar has not disclosed how it plans to successfully meet these planned climate protective regulations. Our Company includes some low-carbon features in its homes, but it remains unclear to investors whether management has developed an enterprise-wide strategy to reduce its carbon emissions while capitalizing on the increasing sales opportunities related to energy-efficient homes.6

Meanwhile, Lennar’s peers are setting goals to drive energy efficiency, preparing to meet new and future climate-related regulations, and reducing the operational cost of homes for their customers. For example, competitor KB Home set a target to reach a specific energy efficiency score in its buildings by 2025.7 This achievement will save KB Home’s customers nearly $1,000 annually on utility bills, a significant selling point.8 By adopting and disclosing a more proactive and systematic approach to mitigate climate-related risk, Lennar can give investors confidence that it is positioned to thrive in an increasingly low-carbon economy.

RESOLVED: Shareholders request the Board disclose how Lennar intends to reduce its full value chain greenhouse gas emissions in alignment with interim and long-term science-based climate goals.

(1)	https://www.eia.gov/tools/faqs/faq.php?id=86&t=1#:~:text=When%20electrical%20system%20energy%20losses,U.S.%20energy%20 consumption%20in%202023.
(2)	https://buildingdecarb.org/zeb-ordinances.
(3)	https://otp.tools.investis.com/clients/us/lennar_corporation2/SEC/sec-show.aspx?FilingId=17212265&Cik=0000920760&Type=PDF&hasPdf=1.
(4)	https://www.hud.gov/press/press_releases_media_advisories/hud_no_24_089.
(5)	https://otp.tools.investis.com/clients/us/lennar_corporation2/SEC/sec-show.aspx?FilingId=17212265&Cik=0000920760&Type=PDF&hasPdf=1.
(6)	https://investors.lennar.com/~/media/Files/L/Lennar-IR-V3/documents/governance-documents/Lennar%202023%20Social%20Responsibility%20Report.pdf.
(7)	https://s201.q4cdn.com/124745054/files/doc_financials/2023/sr/2023_SustainabilityReport_Final2.pdf p.23.
(8)	https://www.hersindex.com/hers-index/interactive-hersindex/interactive-hersindex-inside/#57.

68 | LENNAR CORPORATION 2025 PROXY STATEMENT

Proposal 5: Reducing Greenhouse Gas Emissions

SUPPORTING STATEMENT: Proponents recommend, at Company discretion, that the disclosure include:

•	the year-over-year average energy efficiency scores of Lennar’s homes;

•	a near-term goal to improve the average energy efficiency score of its homes; and

•	an enterprise-wide climate transition plan, including the costs and carbon reductions associated with potential strategies.

Board’s Statement in Opposition to Stockholder Proposal

Our Board recommends a vote AGAINST this proposal for the reasons set forth below.

Our Board believes that providing disclosure about how the Company intends to reduce its full value chain greenhouse gas emissions is an unnecessary use of the Company’s funds, resources, and talent, and is not in the best interests of the Company or its stockholders, particularly considering the actions the Company is already taking to address climate change and sustainability, including through environmentally sustainable products, and to regularly report its progress in its public disclosures.

We are serious about climate change management, including evaluating our GHG emissions and better understanding the impact of our business operations on the environment.

Our ESG strategy is an important pillar in our overall business strategy. This enables us to implement plans that appropriately balance our commitments to driving the business, being good stewards of the environment and its natural resources and upholding our fiduciary responsibility to stockholders. Additionally, we have incorporated our ESG strategy into our operating plans so that we can monitor and effectively track progress, providing opportunities to incorporate learnings and adjustments for improved results moving forward and ensuring meaningful progress is made in the near-term. Our robust company-wide environmental compliance program, the Lennar Environmental Management System, sets consistent standards and procedures to promote and improve the evaluation of environmental conditions and compliance with environmental laws to which we are subject. We have also formalized Board-level oversight of ESG and sustainability strategies, and management actively monitor our Company’s initiatives to ensure that they are advancing our commitment to sustainability.

We are focused on meeting customer interest for environmentally sustainable products and reporting on our progress.

Consistent with the above principles, each new home we build is healthier and more energy-efficient, and has less impact on the environment, than prior generations of homes as a result of features like:

•	100% of our homes:

–	use low-VOC paint that reduces pollution

–	have programmable thermostats to help reduce energy consumption

–	have energy-saving LED lights

•	WaterSense® faucets that reduce water flow without sacrificing performance

•	Low-E windows that reduce infrared and ultraviolet light coming into the home

•	Energy Star® appliances that reduce energy consumption, with at least 90% of our homes having one or more Energy Star® appliances installed

Due to our comprehensive sustainability efforts, 21% of the homes we built in 2023 were ENERGY STAR® certified, an increase of 3% from 2022. These homes are at least 10% more energy-efficient than homes built to code, reducing both environmental impact and homeowners’ costs.

Furthermore, as discussed elsewhere in this proxy statement, we have utilized RESNET’s HERS to track the energy performance of our built homes since 2012. Each home reviewed by RESNET is inspected and rated on its energy efficiency. The outcome of this rating is a final HERS score, from 0 to 150. A lower score means a more affordable, comfortable and energy-efficient home. The overall energy efficiency of our built homes has significantly improved over the past decade. This improvement is driven by advances in building codes and energy efficiency standards, as well as by our ongoing commitment to sustainable design.

LENNAR CORPORATION 2025 PROXY STATEMENT | 69

Proposal 5: Reducing Greenhouse Gas Emissions

We also believe in the value of clean energy from solar power, which is why we formed our own captive solar company in 2013 (with which we still partner following its sale in 2021)—well before the California mandate instituted in 2020 that requires new homes to draw energy from solar power. We delivered nearly 13,000 solar power Lennar homes in fiscal 2024 and over 87,000 solar power Lennar homes since 2013.

In addition, our home design and engineering work optimizes building materials and reduces construction waste. We are embracing green practices as we move toward a more environmentally and economically sustainable future.

All of these steps are intended in furtherance of reducing GHG emissions in our business and in our products. We also already report on these and other steps we are taking to improve the environmental sustainability of our products and the progress of these steps annually in our Social Responsibility Reports.

Clear Disclosures and Engagement on GHG Emissions and ESG Matters.

In meetings with various Lennar stockholders, our senior management team regularly discusses topics related to environmental, social and governance matters. Our positions on these issues are informed by the views of our stockholders. Over the last several years, discussions have increasingly focused on GHG emissions, providing us with an understanding of stockholder sentiment related to this topic.

We take the issue of climate change seriously and are investing time, effort, and resources to, among other things, evaluate and measure the GHG emissions of our business over time and to transparently report updates to this data in our future Social Responsibility Reports. After publishing our first comprehensive GHG inventory for fiscal 2022 in our 2023 Social Responsibility Report, in 2023, we once again engaged a third-party sustainability consultant to evaluate and measure our GHG emissions across Scopes 1, 2 and 3 in accordance with the GHG Protocol Accounting and Reporting Standard—and we have now completed our Company’s comprehensive GHG inventory for fiscal 2023. We believe that calculating our carbon footprint allows us to provide greater transparency regarding our current GHG emissions and constitutes an important step in our efforts to better understand the impact of our business operations on the environment.

Commitment to the Sustainable Development Goals (“SDGs”) set forth by the United Nations.

We build homes in a competitive marketplace where affordability for homebuyers is paramount, particularly for first-time homebuyers and young families who are currently experiencing significant challenges, with interest rates remaining high and a low supply of, and strong demand for, affordable products. Consumers have adjusted to and accepted higher interest rates for longer terms and are willing to purchase or rent what they can afford. Strong demand for housing has returned within the limits of affordability. The market has attracted consumers by adjusting prices, increasing incentives and driving down production costs to facilitate homebuying by customers, and customers have responded, with the understanding that the cost of housing will likely continue to be higher.

Against that backdrop, as Lennar evolves its sustainability strategy, it is inspired by the 17 SDGs set forth by the United Nations. These goals encourage businesses across all sectors to help end poverty, protect the planet, and ensure prosperity for all. Lennar supports the goals that most closely align with our business activities. Therefore, among other things, we:

•	Enable home ownership through affordable homes that include green building features;

•	Invest in innovative technology to promote sustainable building practices and enhance customer experiences;

•	Collaborate with government agencies to make sustainable products a more commercially viable option for homeowners;

•	Work with our suppliers to purchase sustainable raw materials, such as lumber from responsible/sustainable rated forests; and

•	Comply with environmental regulations in the areas of homebuilding.

* * * * *

70 | LENNAR CORPORATION 2025 PROXY STATEMENT

Proposal 5: Reducing Greenhouse Gas Emissions

Our approach does not represent a lack of concern by our Board or the Company for this topic, but rather reflects our opposition to this proposal, which mandates disclosure that would duplicate the Company’s efforts and existing disclosures. Accordingly, our Board believes that adopting the specifics of the proposal is an unnecessary use of the Company’s funds, resources and talent, and not in the best interests of the Company or its stockholders. The Company’s commitment to environmental sustainability is supported by its nearly 70-year history of operating responsibly, and it intends to continue to build on that history as described above.

LENNAR CORPORATION 2025 PROXY STATEMENT | 71

We received the following stockholder proposal from The Comptroller of the State of New York, Thomas P. DiNapoli, Trustee of the New York State Common Retirement Fund (the “Fund”), 110 State Street, 14 Floor, Albany, NY 12236. The Fund has represented that it will meet SEC Rule 14a-8 requirements, including the requirement that it will continually own the required market value of our stock until after the date of the Annual Meeting. We have copied the text of the proposal (including title and stockholder-supplied emphasis) and the stockholder’s supporting statement as it was provided to us by the stockholder. All statements contained in a stockholder proposal and supporting statement are the sole responsibility of the proponent of such stockholder proposal. Following the proposal, we provide the Board’s recommendation to vote “AGAINST” the proposal.

RESOLVED, Shareholders of Lennar Corporation (Lennar) request the Board of Directors to report on the Company’s LGBTQIA+ equity and inclusion efforts in its human capital management strategy. In its discretion, the Board may wish to include in the report: whether the company has inclusive programs and nondiscrimination guidelines, the equality and inclusiveness of employee benefits, and the availability of employee support groups. Additionally, it may wish to disclose whether Lennar collects anonymized sexual orientation and gender identity data to guide talent development, increase productivity, and prove to consumers that inclusive teams are serving them.

This report, prepared at reasonable cost and omitting confidential or proprietary information, should be publicly disclosed to its shareholders.

SUPPORTING STATEMENT

According to recent Gallup polls the United States is experiencing a demographic shift. While 9.8% of Millennials identify as LGBTQ+, over twice that number, 22.3%, of Generation Z individuals identify as LGBT. About 22% of LGBT individuals report experiencing harassment or discrimination in the five years preceding 2023 and 47% experienced harassment or discrimination at some point in their lives, according to a national study conducted by the Williams Institute at UCLA School of Law.

Lennar recognizes the importance of inclusiveness in effective workforce management. In its 2023 Social Responsibility Report Lennar’s Executive Chairman and Co-CEO Stuart Miller stated “Our associates are our most valuable asset, and we are committed to building an inclusive and diverse workforce that supports each associate’s unique journey.” The Report highlighted Lennar’s “Everyone’s Included” mission: “[w]e are focused on attracting, retaining, and developing talent that will represent the communities which we serve[.]”

Numerous studies have pointed to the benefits of effective workforce management and found that companies can retain employees through inclusive policies. In addition, the U.S. Chamber of Commerce Foundation observed in its 2023 report,

Better Business: The Benefits of LGBTQ+ Workplace Inclusion: “Firms with LGBTQ+ inclusive practices show positive impact on profitability and market valuation. . . LGBTQ+ employees are more devoted to their jobs and are more productive in inclusive workplaces.”

Considering the Company’s support for the business case for inclusion, the Company’s support for inclusive policies, and the growing number of LGBTQIA+ individuals entering the workforce, we believe that it is in shareholders’ best interests for Lennar to report on the requested information.

72 | LENNAR CORPORATION 2025 PROXY STATEMENT

Proposal 6: LGBTQIA+Equity and Inclusion Disclosures

Board’s Statement in Opposition to Stockholder Proposal

Our Board recommends a vote AGAINST this proposal for the reasons set forth below.

As detailed in our most recent Social Responsibility Report, which is publicly available on our website, Lennar was built on a culture of inclusivity and a conscious focus on the associate experience, bringing together the best talent to drive success as part of our “Lennar family.” Evolving that focus, Lennar has an “Everyone’s Included” mission relative to inclusion and diversity within our Company. We are focused on attracting, retaining, and developing talent that will represent the communities which we serve, and continuing to build a sustainable Lennar.

Lennar has taken significant steps to develop and maintain a diverse and inclusive workforce, including with respect to individuals identifying as LGBTQIA+.

AN INCLUSIVE ORGANIZATION

We value the unique contributions and perspectives offered by a diverse workforce and employ people across numerous cultures, backgrounds, lifestyles and experiences. We are firmly committed to providing equal employment opportunity for all applicants and associates. To further our goal of nurturing an inclusive workforce, we provide opportunities for employees to connect, network and learn from others outside of normal work teams and with different backgrounds and experiences.

We accomplish this through employee training programs and awareness and education panels. Among other things:

•

We have hosted a series of awareness and education panels that have been live-streamed to associates throughout the Company in order to raise awareness for and foster important conversations around inclusion and diversity.

•	We have invited leaders and associates to have open discussions about important inclusion and diversity topics.

These panels, as well as other events have engaged and encouraged our associates in dynamic opportunities to come to work as their true, authentic selves, which we believe promotes employee loyalty and overall job satisfaction. Enhanced communication also allows for associates to learn more about themselves, their peers and the Company.

We have built out our talent pipeline to increase diversity in our candidate pool—including the launch of a new career site and employer brand campaign, which positions us as an employer of choice for candidates looking to work for an inclusive organization, as well as the launch of a formal intern and recent college graduate program called Future Builders, which has attracted a diverse slate of early talent to our Company. In addition, we have partnered with organizations focused on career opportunities for women, people of color and veterans.

EVERYONE’S INCLUDED ADVISORY COUNCIL

Lennar brought together a cross-section of associates to create our Everyone’s Included Advisory Council, comprising diverse associates across the country and in varying functional roles. This council meets regularly to debate, coordinate and align on key topics affecting our associates and stakeholders across the business. The Everyone’s Included Advisory Council tackles controversial and difficult topics in a safe environment to foster and promote a culture where all perspectives are welcome, and all voices are heard as we define programming and best practices throughout Company.

FREEDOM FROM DISCRIMINATION AND HARASSMENT

As set forth in Lennar’s Code of Business Ethics and Conduct, which is publicly available on our website, Lennar maintains policies that prohibit harassment and discrimination and encourage reporting of any suspected workplace misconduct. Our policies specifically prohibit discrimination and harassment on the basis of color, religion, sex, sexual orientation, gender identity or expression, national origin, age, disability, veteran status, genetic information, or any other legally protected status. We provide multiple avenues for employees to raise concerns (including on an anonymous basis), and our policies prohibit retaliation of any kind against anyone for reporting alleged incidents of discrimination or harassment or cooperating in any related investigation or proceeding.

The Board provides effective, independent oversight of Lennar’s human capital management.

Our Board of Directors, directly and through the Compensation Committee, is responsible for oversight of human capital management matters, including talent management. Effective oversight is accomplished through a variety of methods and processes, including regular updates and discussions around human capital transformation efforts, technology initiatives impacting the workforce, health and safety matters, employee survey results related to culture and other matters, hiring and retention, employee demographics, compensation and benefits, succession planning and employee training initiatives. We believe that the Board’s oversight of these matters helps identify and mitigate exposure to human capital management risks and is part of the broader framework that guides how we attract, retain and develop a workforce that aligns with our values and strategies.

LENNAR CORPORATION 2025 PROXY STATEMENT | 73

Proposal 6: LGBTQIA+Equity and Inclusion Disclosures

Lennar already provides investors with meaningful information about our inclusion and diversity efforts and policies.

We provide regular updates on developments in our inclusion and diversity efforts in our annual Social Responsibility Reports, our Code of Business Ethics and Conduct and on our website. In addition, our balanced and diverse Board composition is disclosed elsewhere in this proxy statement. We believe that these disclosures provide investors with necessary and appropriate information to determine the effectiveness of our human capital management efforts.

Producing the proposed report is unnecessary and inefficient.

We believe that our existing diversity and inclusion practices and disclosures provide meaningful information that allows investors to determine the effectiveness of our human capital management policies related to workplace diversity, including our LGBTQIA+ equity and inclusion efforts. Therefore, approval of this proposal would not result in an efficient use of resources.

74 | LENNAR CORPORATION 2025 PROXY STATEMENT

Security Ownership of Officers and Directors

The following table shows beneficial ownership information as of February 12, 2025, for (1) each of our current directors, (2) each of our “named executive officers” who are listed in the Summary Compensation Table, and (3) all of our current directors and executive officers as a group. As of February 12, 2025, we had 232,685,409 shares of Class A common stock and 31,660,558 shares of Class B common stock outstanding.

	Class A Common Stock		Class B Common Stock
Name	Number of Shares Beneficially Owned(1)	Percent Of Class	Number of Shares Beneficially Owned (2)	Percent Of Class
Amy Banse	13,192	*	0	*
Diane Bessette	316,914	*	7,022	*
David Collins	47,239	*	3,537	*
Tig Gilliam	33,242	*	432	*
Sherrill W. Hudson	34,712	*	5,650	*
Jonathan M. Jaffe	1,388,435	*	25,222	*
Sidney Lapidus	141,371	*	43,347	*
Teri McClure	27,843	*	275	*
Stuart Miller(3)	2,308,918	*	21,851,515	69.0%
Armando Olivera	18,329	*	142	*
Dacona Smith	2,122	*	0	*
Jeffrey Sonnenfeld	23,689	*	591	*
Mark Sustana	24,991	*	3,514	*
Serena Wolfe	2,192	*	0	*
Jeff McCall(4)	108,629	*	2,883	*
All current directors and executive officers as a group (15 persons)	4,491,818	1.9%	21,944,130	69.3%

*	Less than 1% of outstanding shares.

The address of each person named in this table is c/o Lennar Corporation, 5505 Waterford District Drive, Miami, Florida 33126. To the best of our knowledge, except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all the shares of common stock shown as beneficially owned by them.

(1)

Includes shares held through a trust or an ESOP as follows: Mr. Jaffe, 1,610 shares held in an ESOP and 173,591 shares held by the Jaffe Family Foundation; Mr. McCall, 68,833 shares held in a family limited liability company; and Mr. Miller, 20,255 shares held in an ESOP. Includes shares pledged as collateral for borrowings as follows: Mr. Miller, 774,957 shares; and Mr. Jaffe, 350,000 shares.

(2)

Includes shares held through a trust or an ESOP, as follows: Mr. Jaffe, 200 shares held in an ESOP and 1,866 shares held by the Jaffe Family Foundation; Mr. McCall, 2,883 shares held in a family limited liability company; and Mr. Miller, 2,554 shares held in an ESOP. Includes shares pledged as collateral for borrowings as follows: Mr. Miller, 121,322 shares; and Mr. Sustana, 3,514 shares.

(3)

Of the shares reflected in the table, Mr. Miller has shared voting and investment power, and no pecuniary interest, with respect to 83,285 shares of Class A common stock and 105,507 shares of Class B common stock, which are held in a charitable family foundation. In addition, of the shares reflected in the table, Mr. Miller has sole voting and investment power, and no pecuniary interest, with respect to 406,155 shares of Class A common stock and 2,994 shares of Class B common stock, which are held in a charitable foundation. Additionally, of the shares reflected in the table, Mr. Miller has sole voting and investment power with respect to 14,476 shares of Class A common stock and 531,810 shares of Class B common stock held in a charitable fund. Mr. Miller, his brother and his sister are trustees and beneficiaries of trusts that directly or indirectly hold substantial limited partner interests in two partnerships (Mr. Miller, his brother and his sister also directly own minor limited partnership interests in the two partnerships) that together own 21,087,327 of the shares of Class B common stock reflected in this table. Mr. Miller is the sole officer and the sole director of the corporation that owns the general partner interests in the partnerships, and Mr. Miller has sole voting and dispositive power over these shares. Because of that, Mr. Miller is shown as the beneficial owner of the shares held by the partnerships, even though he has only a limited pecuniary interest in those shares. In addition, of the

LENNAR CORPORATION 2025 PROXY STATEMENT | 75

Security Ownership Security Ownership of Principal Stockholders

shares reflected in the table, Mr. Miller has sole voting and dispositive power over 206,660 shares of Class A common stock which are held in two Grantor Retained Annuity Trusts of which Mr. Miller is the sole beneficiary and sole annuitant, as well as the trustee.

(4)

On June 20, 2024, Mr. McCall transitioned to a non-executive role. For more information on Mr. McCall’s transition, see “Compensation Discussion and Analysis—Executive Transitions—Transition of Jeff McCall” in this proxy statement.

Each outstanding share of Class A common stock entitles the holder to one vote and each outstanding share of Class B common stock entitles the holder to ten votes. As of February 12, 2025, Mr. Miller had the power to cast 220,624,068 votes (which is 40.2% of the combined votes that could be cast by all the holders of Class A common stock and Class B common stock), and all of our directors and executive officers as a group had the power to cast 223,933,118 votes (which is 40.8% of the combined votes that could be cast by all the holders of Class A common stock and Class B common stock).

Security Ownership of Principal Stockholders

The following table shows stock ownership information as of February 12, 2025, with respect to each of our stockholders who is known by us to be a beneficial owner of more than 5% of either class of our outstanding common stock. To the best of our knowledge, and except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name	Title of Class	Amount and Nature of Beneficial Ownership		Percent Of Class(1)

Stuart Miller 5505 Waterford District Drive Miami, FL 33126	Class B Common Stock	21,851,515	(2)	69.0%

GAMCO Investors, Inc. One Corporate Center Rye, NY 10580-1435	Class B Common Stock	1,860,306	(3)	5.9%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	Class A Common Stock	27,368,807	(4)	11.8%

BlackRock, Inc. 50 Hudson Yards New York, NY 10001	Class A Common Stock	24,348,874	(5)	10.5%

(1)	Percent of Class is determined based on the total issued and outstanding shares of the applicable class on February 12, 2025.

(2)

Of the shares reflected in the table, Mr. Miller has shared voting and investment power, and no pecuniary interest, with respect to 105,507 shares of Class B common stock, which are held in a charitable family foundation. In addition, of the shares reflected in the table, Mr. Miller has sole voting and investment power, and no pecuniary interest, with respect to 2,994 shares of Class B common stock, which are held in a charitable foundation. Additionally, of the shares reflected in the table, Mr. Miller has sole voting and investment power with respect to 531,810 shares of Class B common stock held in a charitable fund. Mr. Miller, his brother and his sister are trustees and beneficiaries of trusts that directly or indirectly hold substantial limited partner interests in two partnerships (Mr. Miller, his brother and his sister also directly own minor limited partnership interests in the two partnerships) that together own 21,087,327 of the shares of Class B common stock reflected in this table. Mr. Miller is the sole officer and the sole director of the corporation that owns the general partner interests in the partnerships, and Mr. Miller has sole voting and dispositive power over these shares. Because of that, Mr. Miller is shown as the beneficial owner of the shares held by the partnerships, even though he has only a limited pecuniary interest in those shares.

(3)

Based on Amendment No. 17 to the stockholder’s Schedule 13D filed on September 13, 2024, (i) The Gabelli Funds, LLC has sole voting and dispositive power with respect to 1,211,459 shares, (ii) GAMCO Asset Management Inc. has sole voting power with respect to 448,416 shares and sole dispositive power with respect to 462,180 shares, (iii) Gabelli & Company Investment Advisers, Inc. has sole voting and dispositive power with respect to 41,402 shares, (iv) MJG Associates, Inc. has sole voting power and sole dispositive power with respect to 127,100 shares, (v) GGCP, Inc. has sole voting and dispositive power with respect to 16,000 shares, (vi) Associated Capital Group, Inc. has sole voting and dispositive power with respect to 1,665 shares and (vii) Mario J. Gabelli, the controlling stockholder, co-Chief Executive Officer and a director of GGCP, Inc. and Chairman and Chief Executive Officer of GAMCO Investors, Inc. has sole voting and dispositive power with respect to 500 shares.

(4)

Based on Amendment No. 11 to the stockholder’s Schedule 13G filed on February 13, 2024. The stockholder has shared voting power with respect to 321,337 shares, sole dispositive power with respect to 26,323,315 shares, and shared dispositive power with respect to 1,045,492 shares.

(5)

Based on Amendment No. 16 to the stockholder’s Schedule 13G filed on July 8, 2024. The stockholder has sole voting power with respect to 22,610,733 shares and sole dispositive power with respect to 24,348,874 shares.

76 | LENNAR CORPORATION 2025 PROXY STATEMENT

Why did I receive this proxy statement?

You are receiving this proxy statement because you beneficially own shares of Lennar Class A or Class B common stock (or both) that entitle you to vote at the 2025 Annual Meeting of Stockholders. Our Board of Directors is soliciting proxies to ensure that all of our stockholders can vote at the meeting, even if they cannot attend the meeting.

Who can attend the Annual Meeting?

The Annual Meeting will be held in virtual format only. There will not be a physical meeting location. Only stockholders and our invited guests can attend the virtual Annual Meeting. If you are eligible, you can attend. To attend the meeting at www. virtualshareholdermeeting.com/LEN2025, you must enter the control number on your Notice of Proxy Materials, proxy card or voting instruction form. The virtual meeting room will open at 10:45 a.m. Eastern Time. If you are a beneficial stockholder, you may contact the bank, broker or other institution where you hold your account if you have questions about obtaining your control number.

We encourage you to log in to the website and access the webcast early, beginning approximately 15 minutes before the Annual Meeting start time. If you experience technical difficulties, please contact the technical support telephone number posted on the virtual stockholder meeting log in page.

If I plan to attend the Annual Meeting, should I still vote by proxy?

Yes. Casting your vote in advance does not affect your right to attend the virtual Annual Meeting, or even to vote at the meeting. If you vote in advance and then attend the meeting, you do not need to vote again at the meeting unless you want to change your vote with regard to a matter.

How many votes may I cast?

For each matter presented at the meeting, you are entitled to one vote for each share of our Class A common stock, and ten votes for each share of our Class B common stock, that you owned at the close of business on February 12, 2025, the record date. On the record date, 232,685,409 shares of our Class A common stock and 31,660,558 shares of our Class B common stock were outstanding and are entitled to be voted at the meeting. Holders of our Class A common stock and Class B common stock have different voting rights but vote together as a single class.

What constitutes a quorum for the Annual Meeting?

We must have a quorum of stockholders present to conduct business at the Annual Meeting. Under our By-Laws, a majority in voting power, and not less than one-third in number, of the shares of Class A common stock and Class B common stock entitled to vote, represented in person or by proxy, will constitute a quorum. All shares represented by proxy, even if marked as abstentions, will be included in the calculation of the number of shares considered to be present for quorum purposes. If we do not have a quorum, we will be forced to reconvene the Annual Meeting at a later date.

LENNAR CORPORATION 2025 PROXY STATEMENT | 77

Other Matters

Am I a stockholder of record or a beneficial owner?

If your shares are registered directly in your name with Lennar’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record.”

If your shares are held by a brokerage firm, bank, trustee or other agent (known as a “nominee”), you are considered the “beneficial owner” of these shares even though you are not the stockholder of record. As the beneficial owner, you have the right to direct how your shares will be voted. Your nominee will give you instructions for voting by telephone or online or, if you specifically request a copy of printed proxy materials, you may use a proxy card or instruction card provided by your nominee.

How do I vote?

If you are a stockholder of record, you may vote:

•	online before the meeting;

•	by telephone;

•	by mail, if you received a paper copy of the proxy materials; or

•	online at the meeting.

Detailed instructions for Internet voting are set forth in the Notice Regarding the Availability of Proxy Materials (“Notice of Proxy Materials”), which also contains instructions on how to access our proxy statement and annual report online.

If you are a beneficial owner, you must follow your nominee’s voting procedures.

If your shares are held in our 401(k) plan, your proxy will serve as a voting instruction for the trustee of our 401(k) plan, who will vote your shares as you instruct. If the trustee does not receive your instructions by the prescribed date, the trustee will vote the shares you hold through our 401(k) plan in the same proportion as it votes the shares in our 401(k) plan for which voting instructions are received.

May stockholders ask questions at the meeting?

Yes. Representatives of Lennar will answer stockholders’ questions of general interest at the end of the meeting, and questions may also be submitted in advance. You may submit a question in advance of the meeting at www.proxyvote.com after logging in with your control number. Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/LEN2025.

78 | LENNAR CORPORATION 2025 PROXY STATEMENT

Other Matters

What proposals will be presented and what is the required vote?

At the Annual Meeting, you will be asked to vote on six proposals. Your options, and the voting requirements, are set forth below. The Board recommends you vote FOR each nominee in Proposal 1, FOR our executive compensation in Proposal 2, FOR ratification of our selection of independent auditors in Proposal 3, AGAINST an Independent Board Chairman in Proposal 4, AGAINST Reducing Greenhouse Gas Emissions in Proposal 5 and AGAINST LGBTQIA+ Equity and Inclusion Disclosures in Proposal 6.

Proposal	Voting options	Vote required to adopt the proposal	Effect of abstentions	Can brokers vote without instructions?	Effect of “broker non-votes”*

1. To elect 10 directors to serve until the 2025 Annual Meeting of Stockholders.	For, against or abstain on each nominee	A nominee for director will be elected if the votes cast for such nominee exceed the votes cast against such nominee	No effect	No	No effect

2. To approve, on an advisory basis, the compensation of our named executive officers.	For, against or abstain	A majority of the votes cast with respect to the proposal	No effect	No	No effect

3. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending November 30, 2025.	For, against or abstain	A majority of the votes cast with respect to the proposal	No effect	Yes	Not applicable

4. To vote on a stockholder proposal on an Independent Board Chairman	For, against or abstain	A majority of the votes cast with respect to the proposal	No effect	No	No effect

5. To vote on a stockholder proposal requesting disclosure on how the Company intends to reduce greenhouse gas emissions.	For, against or abstain	A majority of the votes cast with respect to the proposal	No effect	No	No effect

6. To vote on a stockholder proposal requesting a report disclosing the Company’s LGBTQIA+ equity and inclusion efforts in its human capital management strategy.	For, against or abstain	A majority of the votes cast with respect to the proposal	No effect	No	No effect

* See “What if I am a beneficial owner and I do not give my nominee voting instructions?”

We will also consider any other business that may come before the meeting in a manner that is proper under Delaware law and our By-Laws.

What happens if additional matters are presented at the Annual Meeting?

Other than the items of business described in this proxy statement, we are not aware of any matter that will be presented for action at the Annual Meeting. If any additional matters are presented and you have granted a proxy, the individuals named as proxy holders—Stuart Miller, Diane Bessette, and Mark Sustana, or any of them—will be able to vote your shares in their discretion on those additional matters.

What if I sign and return my proxy without making any selections?

If you sign and return your proxy without making any selections, your shares will be voted “FOR” all of the director nominees, “FOR” proposals 2 and 3, and “AGAINST” proposals 4, 5 and 6.

LENNAR CORPORATION 2025 PROXY STATEMENT | 79

Other Matters

What if I am a beneficial owner and I do not give my nominee voting instructions?

If you are a beneficial owner, your nominee has only limited discretionary authority to vote without your instructions. For Lennar’s forthcoming annual meeting, your nominee would only be able to vote your shares with respect to Proposal 3, the ratification of auditors, without your instruction. A “broker non-vote” occurs when a nominee does not vote a beneficial owner’s shares on a particular item because the nominee does not have discretionary voting authority for that item and did not receive voting instructions. Broker non- votes will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining the presence of a quorum but are not counted as votes cast with respect to a matter on which the nominee has expressly not voted, except with respect to proposal 4, for which any broker non-votes shall count as having the effect of an “AGAINST” vote.

What if I abstain on a proposal?

If you sign and return your proxy or voting instruction marked “abstain” with regard to any proposal, your shares will not be voted on that proposal and will not be counted as votes cast in the final tally of votes with regard to that proposal, except with respect to proposal 4, for which any abstentions shall count as having the effect of an “AGAINST” vote. However, your shares will be counted for purposes of determining whether a quorum is present.

Can I change my vote after I have delivered my proxy?

You may revoke your proxy and change your vote at any time before the taking of the vote at the Annual Meeting. You also may revoke your proxy by delivering a later-dated proxy. If you are a beneficial owner, you must contact your nominee to change your vote or obtain a proxy to vote your shares at the meeting.

Why didn’t I receive a printed proxy statement?

We have elected to furnish proxy materials to most of our stockholders online. We believe using electronic delivery rather than printing and mailing full sets of proxy materials will expedite your receipt of these materials while lowering costs and reducing the environmental impact of the Annual Meeting. We mailed the Notice of Proxy Materials containing instructions on how to access our proxy statement and annual report online on or about February 28, 2025. If you would like to receive printed copies of the proxy materials, the Notice of Proxy Materials explains how to do so.

If you want a printed copy of our fiscal 2024 Form 10-K as filed with the SEC, including the financial statements and schedule included in it, we are happy to provide one. Please send your request to Lennar Corporation, 5505 Waterford District Drive, Miami, Florida 33126, Attention: Investor Relations. In addition, that report is available, free of charge, through the Investor Relations—Financials section of our website at www.lennar.com.

I live with other Lennar stockholders. Why did we only receive one Notice Regarding the Availability of Proxy Materials?

We have adopted a procedure called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our Notice of Proxy Materials unless one or more of these stockholders notifies us that they wish to continue receiving individual copies.

If you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice of Proxy Materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of future Notices of Proxy Materials for your household, please contact our transfer agent, Computershare Trust Company, N.A. (in writing: P.O. Box 43006 Providence, RI 02940-3006, or by telephone: in the U.S., (800) 733-5001; outside the U.S., (781) 575-2879).

If you wish to receive a separate copy of the Notice of Proxy Materials or if you and other stockholders in your home wish to receive separate copies of the Notice of Proxy Materials in the future, please contact Computershare as indicated above.

Beneficial stockholders can request information about householding from their nominees.

80 | LENNAR CORPORATION 2025 PROXY STATEMENT

Other Matters

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:

•	as necessary to meet applicable legal requirements;

•	to allow for the tabulation and certification of votes; and

•	to facilitate a successful proxy solicitation.

Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to the Company’s management and the Board.

Where can I find the voting results of the Annual Meeting?

We will announce the results with respect to each proposal voted upon at the Annual Meeting and publish final detailed voting results in a Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.

Whom should I call with questions?

If you have questions about this proxy statement or the Annual Meeting or would like additional copies of this proxy statement or our annual report, please contact: Lennar Corporation, 5505 Waterford District Drive, Miami, Florida 33126, Attention: Investor Relations, Telephone: (305) 485-4129.

What if I want to present a proposal or nominate a candidate for the Board of Directors for the 2026 Annual Meeting?

Proposals and director nominations must be sent to Lennar’s Secretary at 5505 Waterford District Drive, Miami, FL 33126 USA, and e-mailed to Lennar’s Secretary at feedback@lennar.com. If you want your proposal considered for inclusion in Lennar’s proxy statement for the 2026 Annual Meeting of Stockholders pursuant to Rule 14a-8, we must receive it by October 30, 2025.

Pursuant to our By-Laws, Lennar must receive advance notice of any stockholder proposal that is submitted outside of Rule 14a-8 and any stockholder nomination of candidates for election to the Board, to be submitted at the 2026 Annual Meeting of Stockholders between the close of business on December 10, 2025, and the close of business on January 9, 2026. Our By-Laws and our NCG Committee charter set forth the information that is required in a written notice of a stockholder proposal. In addition to satisfying the foregoing advance notice requirements under our By-Laws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act between the close of business on December 10, 2025, and the close of business on January 9, 2026.

Who is paying for this proxy solicitation?

We will pay all expenses relating to this proxy solicitation. Our officers, directors, and associates may solicit proxies by telephone or personal interview without extra compensation for that activity. We will reimburse banks, brokers, and other nominees for reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our stock and obtaining proxies from those owners.

LENNAR CORPORATION 2025 PROXY STATEMENT | 81

Lennar builds new homes in 29 states across the country

Everywhere we build:

Alabama
Birmingham
Gulf Coast
Huntsville
Tuscaloosa

Arizona
Phoenix
Tucson

Arkansas
Bentonville / Fayetteville
Little Rock
Jonesboro

California
Fresno/Bakersfield
Inland Empire
L.A. / Orange County
Palm Springs / Coachella
Sacramento
San Diego
San Francisco / Bay Area
San Francisco Metro Area

Colorado
Colorado Springs
Denver

Delaware
New Castle / Kent County
Sussex County

Florida
Ft. Lauderdale
Gulf Coast
Jacksonville / St. Augustine
Miami
Naples / Ft. Myers
Ocala
Orlando
Palm Beach
Sarasota / Manatee
Space Coast / Melbourne
Tampa
Treasure Coast

Georgia
Atlanta
Middle Georgia
Savannah

Idaho
Boise
Inland Northwest

Illinois
Chicago

Indiana
Indianapolis
Northwest Indiana

Kansas
Kansas City

Maryland
Central Maryland
Eastern Shore
MD / D.C. Metro
Southern Maryland

Minnesota
Minneapolis / St. Paul
Rochester

Missouri
Kansas City

Nevada
Las Vegas
Reno

New Jersey
New Jersey

North Carolina
Charlotte
Greensboro
Raleigh
Wilmington
Winston-Salem

Oklahoma
Oklahoma City
Stillwater
Tulsa

Oregon
Central Oregon
Portland
Willamette Valley

Pennsylvania
Adams County
Greater Philadelphia Area

South Carolina
Charleston
Charlotte
Columbia
Greenville
Hilton Head / Bluffton
Myrtle Beach

Tennessee
Chattanooga
Nashville

Texas
Austin / Central Texas
Corpus Christi
Dallas / Ft. Worth
Houston
San Antonio
Texas Hill Country

Utah
Salt Lake City
St. George

Virginia
Charlottesville Area
Richmond Area
VA / D.C. Metro
Williamsburg

Washington
Inland Northwest
Seattle
Vancouver

West Virginia
Berkeley County
Jefferson County

Wisconsin
Madison

LENNAR® LENNAR CORPORATION ATTN: LEGAL DEPARTMENT 5505 WATERFORD DISTRICT DRIVE MIAMI, FL 33126 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 8, 2025 for shares held directly and by 11:59 p.m. Eastern Time on April 6, 2025 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/LEN2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 8, 2025 for shares held directly and by 11:59 p.m. Eastern Time on April 6, 2025 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 by April 8, 2025. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V61198-P23225 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY LENNAR CORPORATION The Board of Directors recommends you vote FOR each of the following: 1. Elect 10 directors to serve until the 2026 Annual Meeting of Stockholders. Nominees: 1a. Amy Banse 1b. Theron (Tig) Gilliam 1c. Sherrill W. Hudson 1d. Jonathan M. Jaffe 1e. Teri P. McClure 1f. Stuart Miller 1g. Armando Olivera 1h. Dacona Smith 1i. Jeffrey Sonnenfeld 1j. Serena Wolfe For Against Abstain The Board of Directors recommends you vote FOR proposals 2 and 3: 2. Approval, on an advisory basis, of the compensation of our named executive officers. 3. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending November 30, 2025. The Board of Directors recommends you vote AGAINST proposals 4, 5 and 6: 4. Vote on a stockholder proposal on an Independent Board Chairman. 5. Vote on a stockholder proposal requesting disclosure on how the Company intends to reduce greenhouse gas emissions. 6. Vote on a stockholder proposal requesting a report disclosing the Company’s LGBTQIA+ equity and inclusion efforts in its human capital management strategy. NOTE: Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof. For Against Abstain For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V61199-P23225 LENNAR CORPORATION ANNUAL MEETING OF STOCKHOLDERS ON APRIL 9, 2025 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LENNAR CORPORATION The undersigned appoint(s) Stuart Miller, Diane Bessette and Mark Sustana, or any of them, as proxies, each with the power to appoint a substitute, and authorize(s) them to represent the undersigned and to vote, as designated on the reverse side of this proxy card, all of the shares of Class A common stock (LEN) and Class B common stock (LEN-B) of Lennar Corporation that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders of Lennar Corporation to be held at 11:00 a.m. Eastern Time on Wednesday, April 9, 2025, virtually at www.virtualshareholdermeeting.com/LEN2025, and at any adjournment or postponement of that meeting. The undersigned hereby revokes all proxies previously given in connection with the Annual Meeting of Stockholders of Lennar Corporation. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL THE BOARD OF DIRECTOR NOMINEES, FOR PROPOSAL 2, FOR PROPOSAL 3, AGAINST PROPOSAL 4, AGAINST PROPOSAL 5, AGAINST PROPOSAL 6 AND IN THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS OF THE MEETING. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. CONTINUED AND TO BE SIGNED ON A REVERSE SIDE.